Exhibit 10.1

Execution Version

SECOND AMENDED AND RESTATED REVOLVING CREDIT FACILITY

Dated as of December 13, 2023

GATOS SILVER, INC.

as Borrower

CERTAIN SUBSIDIARIES OF THE BORROWER FROM TIME TO TIME PARTY HERETO,
as Guarantors

BANK OF MONTREAL, CHICAGO BRANCH

as Administrative Agent

BMO CAPITAL MARKETS

as Bookrunner and Mandated Lead Arranger

-and-

BANK OF MONTREAL, CHICAGO BRANCH and certain financial institutions from time to time as Lenders

TABLE OF CONTENTS

Article 1 INTERPRETATION		1

1.1	Defined Terms	1
1.2	Other Usages	28
1.3	Plural and Singular	28
1.4	Headings	28
1.5	Currency	28
1.6	Applicable Law	28
1.7	Time of the Essence	29
1.8	Non-Banking Days	29
1.9	Consents and Approvals	29
1.10	Amount of Credit	29
1.11	Schedules	29
1.12	Extension of Credit	29
1.13	Accounting Terms – GAAP	29
1.14	Rule of Construction	30
1.15	Calculations, Computations, Changes in Accounting Policies	30
1.16	Paramountcy	30
1.17	Permitted Liens	30

Article 2 CREDIT FACILITy		30

2.1	Establishment of Facility	30
2.2	Credit Restrictions	30
2.3	Lenders’ Commitments	30
2.4	Accordion	31
2.5	Reduction of Credit Limit	32
2.6	Termination of Facility	32

Article 3 GENERAL PROVISIONS RELATING TO CREDITS		32

3.1	Types of Credit Availments	32
3.2	Funding of Loans	32
3.3	Failure of Lender to Fund Loan	33
3.4	Timing of Credit Availments	34
3.5	Market Disruption	34
3.6	Time and Place of Payments	35
3.7	Remittance of Payments	35
3.8	Evidence of Indebtedness	35
3.9	Notice Periods	35
3.10	Administrative Agent’s Discretion to Allocate	36
3.11	Alternate Rate of Interest	36
3.12	Illegality	38

Article 4 DRAWDOWNS		38

4.1	Drawdown Notice	38

Article 5 ROLLOVERS		38

5.1	Term Benchmark Loans	38
5.2	Rollover Notice	39

Article 6 CONVERSIONS		39

6.1	Converting Loan to Other Type of Loan	39
6.2	Conversion Notice	39
6.3	Absence of Notice	39
6.4	Conversion by Lenders	40

i

Article 7 INTEREST AND FEES		40

7.1	Interest Rates	40
7.2	Calculation and Payment of Interest	40
7.3	General Interest Rules	40
7.4	Selection of Interest Periods	41
7.5	Applicable Margin Adjustment	41
7.6	Fees	41

Article 8 RESERVE, CAPITAL, INDEMNITY AND TAX PROVISIONS		42

8.1	Conditions of Credit	42
8.2	Increased Costs	42
8.3	Failure to Fund as a Result of Change of Circumstances	43
8.4	Indemnity Relating to Credits	44
8.5	Indemnity for Transactional and Environmental Liability	44
8.6	Gross-Up for Taxes	46

Article 9 REPAYMENTS AND PREPAYMENTS		48

9.1	Repayment of Facility	48
9.2	Extension of Maturity Date	48
9.3	Repayment of Credit Excess	49
9.4	Voluntary Prepayments	49
9.5	Prepayment Notice	49
9.6	Mandatory Prepayment	49
9.7	Currency of Repayment	50

Article 10 REPRESENTATIONS AND WARRANTIES		50

10.1	Representations and Warranties	50
10.2	Survival of Representations and Warranties	56

Article 11 COVENANTS		57

11.1	Affirmative Covenants	57
11.2	Restrictive Covenants	64
11.3	Performance of Covenants by Administrative Agent	66

Article 12 Confirmation and Reaffirmation of Security		67

12.1	Confirmation and Reaffirmation of Security Documents	67
12.2	No Novation	67

Article 13 CONDITIONS PRECEDENT TO OBTAINING CREDIT		67

13.1	Conditions Precedent to All Credit	67
13.2	Conditions Precedent to Closing Date	67
13.3	Condition Subsequent to Closing Date	68
13.4	Waiver	68

Article 14 DEFAULT AND REMEDIES		68

14.1	Events of Default	68
14.2	Remedies Cumulative	71
14.3	Set-Off	71

Article 15 Guarantee and indemnity		71

15.1	Guarantee and Indemnity	71
15.2	Continuing guarantee	72
15.3	Reinstatement	72
15.4	Waiver of defences	72
15.5	Immediate recourse	73

15.6	Appropriations	73
15.7	Deferral of Guarantors' rights	73
15.8	Release of Guarantors' right of contribution	73
15.9	Additional security	74

Article 16 U.S. SPECIAL RESOLUTION REGIME		74

16.1	Acknowledgement of U.S. Special Resolution Regime	74
16.2	Defined Terms	74

Article 17 THE ADMINISTRATIVE AGENT		75

17.1	Appointment and Authorization of Administrative Agent	75
17.2	Interest Holders	76
17.3	Consultation with Counsel	76
17.4	Documents	76
17.5	Administrative Agent as Finance Party	76
17.6	Responsibility of Administrative Agent	76
17.7	Action by Administrative Agent	76
17.8	Notice of Events of Default	77
17.9	Holding of Security	77
17.10	Responsibility Disclaimed	77
17.11	Indemnification	78
17.12	Credit Decision	78
17.13	Successor Administrative Agent	78
17.14	Delegation by Administrative Agent	79
17.15	Waivers and Amendments	79
17.16	Determination by Administrative Agent Conclusive and Binding	80
17.17	Adjustments among Lenders after Acceleration	80
17.18	Redistribution of Payment	81
17.19	Distribution of Notices	81
17.20	Discharge of Security	81
17.21	Determination of Exposures	81
17.22	Qualified Risk Management Lenders	82
17.23	Decision to Enforce Security	83
17.24	Enforcement	83
17.25	Application of Cash Proceeds of Realization	83
17.26	Survival	84

Article 18 RESCINDABLE PAYMENTS		84

18.1	Rescindable Payments	84
18.2	Exposure under Permitted Risk Management Agreements and Cash Management Agreements	84
18.3	Recovery of Erroneous Payments	85

Article 19 MISCELLANEOUS		86

19.1	Notices	86
19.2	Severability	86
19.3	Counterparts	86
19.4	Successors and Assigns	86
19.5	Assignment	86
19.6	Replacement of a Lender	87
19.7	Entire Agreement	88
19.8	Waiver of Jury Trial	89
19.9	USA Patriot Act	89
19.10	No Third-Party Beneficiaries	89
19.11	Waiver of Immunity	89
19.12	Further Assurances	90

19.13	Judgment Currency	90
19.14	Anti-Money Laundering Legislation	90
19.15	Interest Rate Limitation	91
19.16	Disclosure	91
19.17	Acknowledgment	92
19.18	Amendment and Restatement	92

SECOND AMENDED AND RESTATED REVOLVING CREDIT FACILITY

This SECOND AMENDED AND RESTATED REVOLVING CREDIT FACILITY dated as of December 13, 2023 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) between Gatos Silver, Inc. (formerly known as Sunshine Silver Mining & Refining Corporation), a Delaware corporation (the “Borrower”), and each Guarantor from time to time party to this Agreement, BMO Capital Markets, as Bookrunner and Mandated Lead Arranger, Bank of Montreal, Chicago Branch in its capacity as administrative agent and collateral agent as Administrative Agent, and Bank of Montreal, Chicago Branch and certain financial institutions from time to time as Lender(s).

WHEREAS the Borrower, entered into a Revolving Credit Facility dated as of July 12, 2021 (as amended, supplemented or otherwise modified from time to time, the “Original 2021 Credit Agreement”) among the Borrower, BMO Capital Markets, as Bookrunner and Mandated Lead Arranger, Bank of Montreal, Chicago Branch in its capacity as administrative agent and collateral agent, as Administrative Agent, and Bank of Montreal, Chicago Branch and certain financial institutions from time to time as Lender(s) and the Borrower has repaid the Dowa Term Loan in full in accordance with the terms of the Dowa Term Loan Agreement;

AND WHEREAS the Original 2021 Credit Agreement was amended by certain amending and waiver agreements dated March 7, 2022, August 15, 2022 and October 13, 2022 (the Original 2021 Credit Agreement, as amended by such amending agreements, the “Original Credit Agreement”);

AND WHEREAS the Original Credit Agreement was amended and restated on December 20, 2022, in order to, among other items, extend the maturity date of the Original Credit Agreement, include an accordion feature of up to $25,000,000, and include certain amendments in connection with the cessation of U.S. dollar LIBOR settings (the Original Credit Agreement, as amended and restated, the “First Amended and Restated Credit Agreement”);

AND WHEREAS the Borrower, Bookrunner and Mandated Lead Arranger, Administrative Agent, and Lenders have agreed to further amend and restate the First Amended and Restated Credit Agreement on and subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties to this Agreement covenant and agree as follows:

Article 1
INTERPRETATION

1.1	Defined Terms

The following defined terms shall for all purposes of this Agreement, or any amendment, substitution, supplement, replacement, restatement or addition to this Agreement, have the following respective meanings unless the context otherwise specifies or requires or unless otherwise defined herein:

“$” denotes U.S. Dollars.

“Accordion” shall have the meaning ascribed thereto in Section 2.4(a).

“Accordion Request” shall have the meaning ascribed thereto in Section 2.4(a).

“Acquisition” means:

(a)	if the acquisition is a share purchase of a Person, the Borrower shall Control such Person following the completion of such acquisition (but not before); or

(b)	if the acquisition is an asset purchase, all or substantially all of the assets of the vendor (or of a division or unit of the vendor) are being acquired.

“Adjusted Consolidated Basis of Borrower” means, with respect to any applicable financial statement or measurement, the treatment of such financial information or measurement for Borrower, the Adjusted Consolidated Borrower Group together with their consolidated Subsidiaries as a single unit, after elimination of all intercompany transactions, in each case, determined in accordance with GAAP.

“Adjusted Consolidated Basis of LGJV” means, with respect to any applicable financial statement or measurement, the treatment of such financial information or measurement for LGJV, the product of (x) Borrower’s LGJV Percentage and (y) LGJV together with its consolidated Subsidiaries as a single unit, after elimination of all intercompany transactions, in each case, determined in accordance with GAAP.

“Adjusted Consolidated Borrower Group” means all of the Obligors, Specified Entities and LGJV on the Adjusted Consolidated Basis of LGJV as a single unit.

“Adjusted Term SOFR Rate” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR Rate for such calculation plus (b) the applicable Term SOFR Adjustment; provided, in each case, that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means Bank of Montreal, Chicago Branch in its capacity as administrative agent and collateral agent of the Finance Parties, and any successor thereto pursuant to Section 17.1.

“Affiliate” means an affiliated body corporate and, for the purposes of this Agreement:

(a)	one body corporate is affiliated with another body corporate if one such body corporate is the Subsidiary of the other or both are Subsidiaries of the same body corporate or each of them is Controlled by the same Person; and

(b)	if two bodies corporate are affiliated with the same body corporate at the same time, they are deemed to be affiliated with each other; for greater certainty for the purposes of this definition, “body corporate” shall include a chartered bank.

“Anti-Corruption Laws” means any laws, rules or regulations relating to corruption or bribery, including, the implementing legislation for the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions of 17 December 1997, the Inter-American Convention Against Corruption of the OAS adopted on March 29, 1996, and including, but not limited to, the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1 et seq.), the Corruption of Foreign Public Officials Act (Canada), and the United Kingdom Bribery Act 2010.

“Anti-Money Laundering and Terrorism Legislation” means any federal, state, international, foreign or other laws, regulations or government guidance regarding money laundering or terrorist financing, including, without limitation, the USA Patriot Act, the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the Currency and Foreign Transactions Reporting Act of 1970, the 3rd EU Money Laundering Directive, Part II.1 of the Criminal Code, R.S.C. 1985, c.C-46, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c.17 and regulations promulgated pursuant to the Special Measures Act, S.C. 1992, c.17 and the United Nations Act, R.S.C. 1985, c. U-2, and international anti-money laundering principals or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, all as amended, and any executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder.

“Applicable Law” means:

(a)	any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation, restriction or by- law (zoning or otherwise);

(b)	any judgement, order, writ, injunction, decision, ruling, decree or award;

(c)	any regulatory policy, practice, request, guideline or directive; or

(d)	any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval of any Official Body, in each case, having the force of law, and which are binding on or affecting the Person referred to in the context in which the term is used or binding on or affecting the property of such Person.

“Applicable Margin” means, for a particular Fiscal Quarter, the rate per annum used to determine the interest rate on various types of Loans by reference to the range in which the Leverage Ratio for the relevant period falls as set forth in Schedule J, provided that:

(a)	the Applicable Margin from the date of this Agreement, and changes in the Applicable Margin shall be effective as set forth in Section 7.5; and

(b)	changes in the Applicable Margin shall apply, as at the effective dates of such changes, to Loans outstanding on such dates, but only for those portions of applicable Interest Periods falling within those times during which the changes in the Applicable Margin are effective, as provided above.

“Asiento” means a copy of the entry in the Equity Holders Special Registry Book of each Specified Entity (as the case may be) duly certified by the Secretary of the Board of Managers of such Specified Entity, certifying that the equity interests held by the Borrower in the Specified Entities have been pledged in favour of the Administrative Agent, as required pursuant to, and more particularly described in, the Mexican law governed equity pledge agreement listed in paragraph 1 of Schedule B to this Agreement.

“Assets” of a Person means all present and future property, rights and assets, real and personal, movable and immovable, tangible and intangible, of such Person of whatever nature and wheresoever situate.

“Availability Period” means, in relation to the Facility, the period from and including the Closing Date to and including the Maturity Date.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to paragraph (e) of Section 3.11.

“Banking Day” means:

(a)	any day, other than Saturday and Sunday, on which banks generally are open for business in Toronto, Ontario and New York, New York; and

(b)	when used in respect of Term Benchmark Loans, any U.S. Government Securities Business Day.

“Base Rate Loan” means monies lent by the Lenders to the Borrower under this Agreement and upon which interest accrues at a rate referable to the U.S. Base Rate.

“Benchmark” means, initially, with respect to any Term Benchmark Loan, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to paragraph (a) or (b) of Section 3.11.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)	the sum of: (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment;

(b)	the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to paragraph (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(a)	for purposes of paragraph (a) and (b) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(i)	the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(ii)	the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(b)	for purposes of paragraph (c) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated syndicated credit facilities;

provided that, in the case of paragraph (a) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a)	in the case of paragraph (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)	in the case of paragraph (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such paragraph (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of paragraph (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to paragraph (a) or (b) of the definition of “Benchmark Replacement Date” has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 3.11 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Finance Document in accordance with Section 3.11.

“Borrower’s LGJV Percentage” means the percentage of the outstanding economic interests of LGJV attributable to Borrower pursuant to the LGJV Agreement which, as of the date of this Agreement, is equal to 70.0%.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with generally accepted accounting principles, is, or is required to be, accounted for as a lease obligation on the balance sheet of that Person.

“Capital Reorganization” means any change in the issued and outstanding Shares of an Obligor or Specified Entity (other than with respect to a Permitted Corporate Reorganization).

“Cash” means cash and Cash Equivalents of the Borrower determined on the Adjusted Consolidated Basis of Borrower.

“Cash Equivalents” means:

(a)	securities issued or directly and fully guaranteed or insured by the United States (or any state thereof) governments or any agency or instrumentality thereof with maturities of 12 months or less from the date of acquisition;

(b)	certificates of deposit or time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank incorporated in the United States having capital and surplus in excess of $500,000,000;

(c)	repurchase obligations for underlying securities of the types described in paragraphs (a) and (b) entered into with any financial institution meeting the qualifications specified in paragraph (b) above;

(d)	commercial paper or other debt securities rated A1 or the equivalent thereof by Moody’s or S&P and in each case maturing within one year after the date of acquisition;

(e)	investment funds investing at least 95% of their assets in securities of the types described in paragraphs (a) to (d) above; and

(f)	readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 12 months or less from the date of acquisition.

“Cash Management Agreements” means any cash management agreement (including any mirror netting agreement) which an Obligor or Gatos Canada enters into in the ordinary course of business with a Lender.

“Cash Proceeds of Realization” means the aggregate of:

(a)	all Proceeds of Realization in the form of cash; and

(b)	all cash proceeds of the sale or disposition of non-cash Proceeds of Realization,

in each case expressed in U.S. Dollars.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:

(a)	the adoption or taking effect of any Applicable Law;

(b)	any change in any Applicable Law or in the administration, interpretation or application thereof by any Official Body; or

(c)	the making or issuance of any Applicable Law by any Official Body.

For certainty, the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as Basel III and all requests, rules, guidelines or directives thereunder or issued in connection therewith and promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Change of Control” means and shall be deemed to have occurred if any Person or group of Persons shall at any time have acquired:

(a)	direct or indirect beneficial ownership of Voting Shares of the Borrower having attributed to it the majority of the outstanding votes attached to all of the issued and outstanding Voting Shares of the Borrower; or

(b)	the right or the ability by voting power, contract or otherwise to elect or designate for election a majority of the directors of the Borrower.

“Closing Date” means the date on which all conditions specified in Section 13.2 have been satisfied or waived by all of the Lenders, which shall be December 13, 2023.

“Code” means the US Internal Revenue Code of 1986, as amended.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR Rate or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Banking Day,” the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (including the addition of a concept of “interest period”), the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting equity, by contract or otherwise and “Controlled” shall have a similar meaning.

“Conversion Notice” shall have the meaning ascribed thereto in Section 6.2.

“Corporate Reorganization” means any change in the legal existence of any Obligor or any Specified Entity (other than a Capital Reorganization) including by way of amalgamation, merger, division, plan of division, winding up, dissolution, continuance or plan of arrangement.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Documents” means this Agreement, any Fee Letter, the Security Documents and all instruments and agreements executed and delivered by the Obligors in favour of the Finance Parties from time to time in connection with this Agreement or any other Credit Document, but specifically excluding the Secured Risk Management Agreements and the Cash Management Agreements.

“Credit Excess” means, as at a particular date and with respect to the Facility, the amount, if any, by which the aggregate amount of credit outstanding under the Facility as at the close of business on such date exceeds the Total Commitment Amount in respect of the Facility as at the close of business on such date.

“Credit Limit” means, at any particular time, $50,000,000, as such amount may be increased or reduced, as applicable, pursuant to Section 2.4 or Section 2.5.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Default” means any event which is or which, with the passage of time, the giving of notice or both, would be an Event of Default.

“Defaulting Lender” means any Lender that:

(a)	has failed to fund any portion of any extension of credit required to be funded by it under this Agreement within three Banking Days of the date required to be funded by it under this Agreement;

(b)	has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it under this Agreement within three Banking Days of the date when due, unless the subject of a good faith dispute or unless such failure has been cured;

(c)	has been determined to be insolvent or is unable to meet its obligations or admits in writing it is unable to pay its debts as they generally become due;

(d)	is the subject of a bankruptcy or insolvency proceeding; or

(e)	is subject to or is seeking the appointment of an administrator, regulator, conservator, liquidator, receiver, trustee, custodian or other similar official over any portion of its assets or business, with respect to (c) and (d).

“Derivative Exposure” in relation to any Person (the “relevant party”) and any counterparty of the relevant party at any time means the amount which would be payable by the relevant party to that counterparty, or by that counterparty to the relevant party, as the case may be, pursuant to all Risk Management Agreements entered into between them and in effect at that time if the transactions governed thereby were to be terminated as the result of the early termination thereof. If the Derivative Exposure would be payable by the relevant party to the counterparty of the relevant party at the relevant time of determination, it is referred to herein as “Out-of-the-Money Derivative Exposure”.

“Designated Account” means the account bearing transit no. 071000288 and account no. 2668390 of the Borrower maintained by the Borrower at the Administrative Agent's branch located at 115 S. Lasalle Street, Chicago, IL 60603-4096, or such other branch of the Lender located in the United States as the Borrower and the Lender may mutually agree upon.

“Disclosure Certificate” means, in respect of each Obligor and each Specified Entity, a certificate of a senior officer of such Obligor or Specified Entity (as applicable), addressed to the Administrative Agent, in form satisfactory to the Majority Lenders, acting reasonably and pursuant to which certain factual matters relating to such Obligor or Specified Entity (as applicable), the Secured Assets of such Obligor, and the Mining Licenses, are certified true and correct, together with all schedules and exhibits attached thereto or referred to therein, as the same may be updated from time to time pursuant to Section 11.1(b).

“Disposition” shall mean any sale, Sale Leaseback, assignment, transfer, conveyance, lease, license or other disposition of any nature or kind whatsoever of any property or of any right, title or interest in or to any property, and the verb “Dispose” shall have a correlative meaning.

“Distribution” means:

(a)	the declaration, payment or setting aside for payment of any dividend or other distribution on or in respect of any Shares in the capital of any Obligor, other than a dividend declared, paid or set aside for payment by such Obligor which is payable in Shares of such Obligor;

(b)	the redemption, retraction, purchase, retirement or other acquisition, in whole or in part, of any Shares in the capital of any Obligor or any securities, instruments or contractual rights capable of being converted into, exchanged or exercised for Shares in the capital of any Obligor, other than the Borrower, including, without limitation, options, warrants, conversion or exchange privileges and similar rights; and

(c)	the payment of interest or the repayment of principal with respect to any consolidated Indebtedness of any Obligor which is subordinated to the Indebtedness of such Obligor under the Credit Documents.

“Dowa” means Dowa Metals & Mining Co., Ltd.

“Dowa Term Loan” means the term loan advanced by Dowa, as lender, to the Specified Entities, as borrowers, pursuant to the terms of the Dowa Term Loan Agreement.

“Dowa Term Loan Agreement” means that certain loan agreement between Dowa and the Specified Entities dated as of July 11, 2017, as amended from time to time.

“Drawdown Notice” shall have the meaning ascribed thereto in Section 4.1.

“EBITDA” means, for any particular Fiscal Quarter and, in each case below, on the Adjusted Consolidated Basis of Borrower, Net Income for such Fiscal Quarter plus or minus to the extent deducted or included in the determination of Net Income:

(a)	plus Interest Expenses for such Fiscal Quarter;

(b)	minus Interest Income for such Fiscal Quarter;

(c)	plus income tax expenses for such Fiscal Quarter;

(d)	plus depreciation, amortization and depletion expenses and other non-cash expenses of such Person (which shall include, for certainty, such Person’s non-cash stock options and non-cash share based payment expenses) for such Fiscal Quarter;

(e)	plus unrealized losses incurred in connection with any Risk Management Agreements of such Person and unrealized foreign exchange losses during such Fiscal Quarter;

(f)	plus extraordinary, unusual and non-recurring charges, expenses or losses, including, without limitation, reasonable integration, restructuring and one-time business optimization expenses;

(g)	plus any unrealized losses and minus any unrealized gains on marketable securities;

(h)	plus any deferred tax expense and minus any deferred tax recovery;

(i)	plus non-recurring transaction costs and expenses (including, without limitation, reasonable professional fees) relating to amendments or amendments and restatements of this Agreement from time to time;

(j)	plus accretion on the reclamation provision; and

(k)	minus unrealized gains incurred in connection with any Risk Management Agreements of such Person and unrealized foreign exchange gains during such Fiscal Quarter.

The calculation of EBITDA shall be adjusted, without duplication, for non-cash revenues and expenses of such on the Adjusted Consolidated Basis of Borrower including, without limitation, deferred revenue and the difference between accrued and cash reclamation costs. For greater certainty, EBITDA shall not be adjusted for any change in any non-cash operating working capital. The determination of EBITDA for all purposes under this Agreement shall be determined exclusive of any extraordinary, unusual or non-recurring gains or losses (including, for certainty and without limitation, any gains or losses from the sale of any mining property or any part hereof or any insurance proceeds).

“Employee Benefit Plan” means any employee benefit plan, pension plan, program, policy or arrangement sponsored, maintained or contributed to by an Obligor or with respect to which such Obligor has any liability or obligation.

“Enforcement Date” means:

(a)	at all times prior to the Facility Termination Date, the date on which the Administrative Agent notifies the Borrower, pursuant to and as then authorized by Section 14.1, that all Indebtedness of the Borrower to the Lenders under this Agreement has become immediately due and payable or on which such Indebtedness automatically becomes due and payable pursuant to Section 14.1, whichever occurs first; or

(b)	on and at all times after the Facility Termination Date, the date on which a Qualified Risk Management Lender notifies an Obligor that all Indebtedness of such Obligor to such Qualified Risk Management Lender under the relevant Secured Risk Management Agreement has become immediately due and payable or on which such Indebtedness automatically becomes due and payable, whichever occurs first.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air, and air above or below ground), plant and animal life including humans and other living organisms, and any other environmental medium or natural resource.

“Environmental Laws” means any Applicable Law which relates to:

(a)	the pollution or protection of the Environment, natural resources, or human health and safety; and

(b)	the handling, storage, use, release or spillage of any Hazardous Materials capable of causing harm to the Environment or social impacts; and;

(c)	the environmental and social impacts of, or the rehabilitation, reclamation and closure of lands used in connection with the Mine.

“Event of Default” means any one of the events set forth in Section 14.1.

“Excluded Swap Obligation” means, with respect to any Obligor in its capacity as a guarantor of the Secured Obligations of the other Obligors under or in respect of any Guarantee, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Obligor of, or the grant by such Obligor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute (“Commodity Exchange Act”) or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Obligor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Obligor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to any Finance Party or any other recipient of any payment to be made by or on account of any obligation of the Borrower under any Finance Document:

(a)	taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Finance Party, in which its applicable lending office is located, or (ii) as a result of a present or former connection between the recipient and the jurisdiction of the taxing authority, imposing such tax (other than such connection arising solely from the recipient having executed, delivered or performed its obligations or received a payment under, or enforced, any Finance Document, or sold or assigned an interest in any Finance Document);

(b)	any capital taxes and branch profits taxes or any similar tax imposed by any jurisdiction described in (a) above;

(c)	any U.S. federal withholding taxes imposed under FATCA; and

(d)	taxes attributable to the recipient’s or Finance Party’s failure to comply with Section 8.6(g).

“Exposure” means, with respect to a particular Finance Party at a particular time and without duplication, the amount of the Secured Obligations owing to such Finance Party at such time, determined by such Finance Party in good faith in accordance with Section 17.21.

“Facility” means the revolving credit facility established pursuant to this Agreement.

“Facility Termination Date” means the date on which all Secured Obligations of the Borrower under or in connection with the Facility have been permanently paid in full and the Lenders have no commitment to provide credit to the Borrower under or in connection with the Facility.

“FATCA” means:

(a)	sections 1471 through 1474 of the Code;

(b)	any regulations promulgated thereunder, official interpretations thereof, any agreements entered into pursuant to section 1471(b)(1) of the Code; and

(c)	any intergovernmental agreements (or related legislation or official administrative rules or practices) implementing the foregoing,

in each case, in existence as of the date of this Agreement, or any amended or successor version that is substantively comparable and not materially more onerous to comply with.

“Federal Funds Effective Rate” means, for any particular day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on the NYFRB’s Website from time to time) and published on the next succeeding Banking Day by the NYFRB as the federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” means the fee letter dated on or around the date of this Agreement entered into by the Borrower and Bank of Montreal, Chicago Branch (or any of its Affiliates) with respect to agency fees, upfront fees and arrangement fees payable by the Borrower to Bank of Montreal, Chicago Branch (or any of its Affiliates) and any other fee letter between the Borrower and any Finance Party from time to time.

“Finance Documents” means, collectively, the Credit Documents, the Secured Risk Management Agreements and the Cash Management Agreements.

“Finance Parties” means, collectively, the Administrative Agent, the Lenders and, subject to Section 17.22, the Qualified Risk Management Lenders and “Finance Party” means any one of the Finance Parties.

“Financial Model” means, at any time, the most recent financial projection (in Excel format) detailing a forecast of the development, operation and maintenance of (i) the Mine, and (ii) any other mines or mining operations that may be acquired or developed by the Obligors from time to time, and shall encompass a detailed mine plan and schedule for ore tonnes and grade, waste movements, treatment schedule, production of saleable product, capital, operating, and reclamation costs, together with reasonable estimates of cash flows and other costs and expenses (including corporate costs) with respect to each of the foregoing and covering the Life of Mine period.

“Fiscal Quarter” means any of the three-month periods ending on the last day of March, June, September and December in each Fiscal Year.

“Fiscal Year” means the twelve-month period ending on the last day of December in each year.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate. For the avoidance of doubt the initial Floor for the Adjusted Term SOFR Rate shall be 0%.

“Force Majeure” means an act of God, labour dispute and industrial action of any kind (including a strike, work stoppage, interruption, slowdown and other similar action on the part of organized labour), a lockout, act of the public enemy, war (declared or undeclared), civil war, sabotage, blockade, revolution, riot, insurrection, civil disturbance, terrorism, epidemic (including, for certainty, COVID-19 and variants thereof), cyclone, tidal wave, landslide, lightning, earthquake, flood, storm, fire, adverse weather conditions, expropriation, nationalization, acts of eminent domain, volcanic explosion, explosion, breakage or accident to machinery or equipment or pipe or transmission line or other facility, embargo, inability to obtain or delay in obtaining equipment, materials or transport, or any other event whether similar to the foregoing or not which is not within the reasonable control of the Borrower.

“FRB” means the Board of Governors of the Federal Reserve System of the United States or any successor thereto.

“Gatos Canada” means Gatos Silver Canada Corp., a British Columbia corporation.

“generally accepted accounting principles” or “GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including, without limitation, the FASB Accounting Standards Codification, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.13.

“Guarantors” means any Person which becomes a Material Subsidiary of the Borrower and in respect of which Section 11.1(q) has been complied with.

“Hazardous Materials” means any waste or other substance that is hazardous, radioactive, toxic, a pollutant or a contaminant, or that is regulated, listed, defined, designated, or classified, or otherwise determined to be, as such under or pursuant to any Environmental Laws, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes thereof and asbestos or asbestos-containing materials.

“High Yield Debt” means publicly issued high yield or convertible Indebtedness of the Borrower, which satisfies the following criteria:

(a)	at the time the indenture or other agreement governing such Indebtedness is entered into, the stated maturity date of such Indebtedness is no earlier than one year after the then-current Maturity Date and no principal payments may be made thereon prior to such stated maturity date;

(b)	no prepayment of interest or scheduled payments or prepayment of principal of such Indebtedness shall be permitted;

(c)	such Indebtedness is unsecured or, if secured, the security therefor is contractually subordinated to the Security on terms and conditions satisfactory to the Majority Lenders;

(d)	the covenants, events of defaults and representations of the aforesaid referenced indenture or other agreement compared to those of this Agreement shall not be more onerous or restrictive to the Obligors or the Specified Entities, as the case may be, in any material respect, as determined by the Board of Directors of the Borrower acting in good faith and reasonably having regard to all fiduciary duties; and

(e)	no Default or Event of Default shall have occurred and be continuing at the time of the incurrence of such Indebtedness, or would arise as a result of the incurrence of such Indebtedness, and the financial covenants set forth in Sections 11.1(m) to 11.1(o) would be met on a pro forma basis taking into account the incurrence of such Indebtedness.

“Indebtedness” of any Person means, without duplication:

(a)	indebtedness of such Person for borrowed money or for the deferred purchase price of property and services, other than trade payables incurred in the ordinary course of business and payable in accordance with customary practices;

(b)	other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument;

(c)	obligations of such Person under any Capital Lease;

(d)	contingent reimbursement or payment obligations of such Person in respect of any letter of credit, bank guarantee or surety bond;

(e)	the Out-of-the-Money Derivative Exposure of such Person that has been accelerated and as a result is immediately due and payable;

(f)	obligations of such Person under any stream agreement, offtake finance agreement or prepaid metal sales financing arrangement; and

(g)	the contingent obligations of such Person under any guarantee or other agreement assuring payment of any obligations of any Person of the type described in the foregoing paragraphs (a) to (f).

“Indemnified Liabilities” has the meaning ascribed to such term in Sections 8.5(a) and 8.5(b) as applicable.

“Indemnified Taxes” means, Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of an Obligor under any of the Finance Documents, as applicable.

“Individual Commitment” means, with respect to a particular Lender, the principal amount set forth in Schedule A, as increased, reduced or amended from time to time pursuant to, as applicable, Sections 2.4, 2.5, 8.3 and 19.5 as the individual commitment of such Lender, provided that, upon the termination of the Facility pursuant to Section 2.6, the Individual Commitment of each Lender shall thereafter be equal to the Individual Commitment of such Lender immediately prior to the termination of the Facility.

“Intellectual Property” means all issued patents and patent applications, industrial design registrations, trade-marks, registrations and applications therefor, trade-names and styles, logos, copyright registrations and applications therefor, all of the foregoing owned by or licensed to any Obligor and used in or necessary to the operation of its business.

“Interest Coverage Ratio” means, for any Fiscal Quarter, the ratio of (i) Rolling EBITDA for such Fiscal Quarter to (ii) Rolling Interest for such Fiscal Quarter.

“Interest Expenses” means, for any particular period, the cash interest expense of such Person for such period related to Indebtedness, determined on the Adjusted Consolidated Basis of Borrower. Interest Expense includes stand-by fees, letter of credit fees, net cash payments associated with contracts related to interest rate hedging.

“Interest Income” means, for any particular period, the amount which would, in accordance with generally accepted accounting principles, be classified on the consolidated income statement of such Person for such period as interest accrued during such period, determined on the Adjusted Consolidated Basis of Borrower.

“Interest Payment Date” means, in the case of interest on Term Benchmark Loans, the last day of each Interest Period applicable to such Loan; provided that, in the case of Interest Periods of a duration longer than three months, accrued interest shall be paid no less frequently than every three months from the first day of such Interest Period during the term of such Interest Period, and the applicable maturity date.

“Interest Period” means, with respect to any Term Benchmark Loan, the period commencing on the date of such Term Benchmark Loan and ending on the numerically corresponding day in the calendar month that is one, three, or six months thereafter (in each case, subject to the availability thereof), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Banking Day, such Interest Period shall be extended to the next succeeding Banking Day unless such next succeeding Banking Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Banking Day, (ii) any Interest Period that commences on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Banking Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to clause (e) of Section 3.11 shall be available for specification in any request for a Term Benchmark Loan or continuation of, or conversion into, a Term Benchmark Loan. For purposes hereof, the date of a Term Benchmark Loan initially shall be the date on which such Term Benchmark Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Term Benchmark Loan.

“Investment” means any advance, loan, extension of credit or capital contribution to, purchase of Shares, bonds, notes, debentures or other securities of, or any other investment made in, any Person but shall exclude any Acquisition, any acquisition of tangible personal property and any capital or exploration expenditures.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Knowledge of the Borrower” means, at any particular time, the conscious knowledge of the senior management of the Borrower which shall include, without limitation, the Chief Executive Officer, Chief Financial Officer and the Vice-President, Finance.

“Lenders” means the individual lending institutions set out and described in Schedule A, as amended from time to time and “Lender” means any of the Lenders.

“Level” means a level set out in the first column of the table contained in Schedule J corresponding to the range within which the Leverage Ratio as of any Fiscal Quarter end falls.

“Leverage Ratio” means, for any Fiscal Quarter, the ratio of (i) Total Indebtedness at the last day of such Fiscal Quarter to (ii) Rolling EBITDA for such Fiscal Quarter.

“LGJV” means that certain the joint venture between Borrower (f/k/a Sunshine Silver Mining & Refining Corporation) and Dowa with respect to the ownership and operation of the Specified Entities pursuant to the LGJV Agreement.

“LGJV Agreement” means the Unanimous Omnibus Partner Agreement dated January 1, 2015, between MPR, Operaciones, Servicios San Jose de Plata, S. de R.L. de C.V., Los Gatos Luxembourg S. AR. L., Sunshine Silver Mining & Refining Corporation and Dowa, as amended by Amendment to Partner Agreement dated June 30, 2017, as supplemented by Agreement to Make Capital Contribution dated April 10, 2017, as further amended by Amendment No. 3 to Partner Agreement dated March 30, 2018, as supplemented by Memorandum of Understanding dated April 16, 2019, as further amended by Amendment No. 4 to Partner Agreement dated May 30, 2019, as further amended by Amendment No. 5 to Partner Agreement dated April 29, 2020, as further amended by Amendment No. 6 to Partner Agreement dated May 25, 2020, as further amended by Amendment No. 7 to Partner Agreement dated June 16, 2020, and as may be amended, supplemented or otherwise modified from time to time.

“Lien” means any deed of trust, mortgage, charge, hypothec, assignment, pledge, lien, vendor’s privilege, vendor’s right of reclamation or other security interest or encumbrance of whatever kind or nature, regardless of form and whether consensual or arising by law (statutory or otherwise), that secures the payment of any indebtedness or liability or the observance or performance of any obligation other than in respect of operating leases of personal property entered into in the ordinary course of business and having a term of greater than one year that are deemed to be Liens under Applicable Law as well as any royalty.

“Life of Mine” means, the period during which all reserves and resources at the Mine as reported in the Borrower’s most recent reserve statement in respect thereof is projected to be extracted through planned mining activities at or in connection with the Mine.

“Liquidity Amount” means unencumbered cash balances, amounts available under the Facility and the Borrower’s pro rata share (determined based on the Borrower’s current ownership interest in the LGJV expressed as a percentage of the total ownership of the LGJV) of any cash balances held by the LGJV which are not otherwise retained or set aside for the purposes of satisfying the reserve requirements of the Mine.

“Loans” means Base Rate Loans and Term Benchmark Loans.

“Majority Lenders” means:

(a)	at any particular time up to the Facility Termination Date, such group of Lenders whose Individual Commitments aggregate at least two thirds of the Total Commitment Amount at such time; and

(b)	at any particular time after the Facility Termination Date, such group of Finance Parties which have aggregate Exposure in an amount at least two thirds of the aggregate Exposure of all of the Finance Parties at such time.

Notwithstanding the foregoing, the unfunded Individual Commitments of, and the outstanding extensions of credit held or deemed to be held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Material Adverse Change” means any change of circumstances or event which causes a Material Adverse Effect.

“Material Adverse Effect” means, in the opinion of the Majority Lenders, acting reasonably, a material adverse effect (or a series of adverse effects, none of which is material in and of itself but which, cumulatively, result in a material adverse effect) on:

(a)	the business, operations, property, assets or financial condition of the Obligors and/or the Specified Entities taken as a whole;

(b)	the ability of the Obligors and/or the Specified Entities taken as a whole to perform any of their material obligations under the Finance Documents to which it is a party; or

(c)	the ability of any Finance Party to enforce its material rights in any material respect under any Finance Document.

Notwithstanding the foregoing, normal course adverse price fluctuations in the commodity market shall not, in and of themselves, be deemed to constitute a Material Adverse Effect.

“Material Agreements” means:

(a)	those contracts set forth in Schedule L; and

(b)	otherwise any agreement, contract, indenture, lease, deed of trust, license, option, undertaking promise or any other commitment or obligation, whether oral or written, expressed or implied, other than a Mining License, which provides for annual expenditures or annual receipts by an Obligor of an amount greater than $10,000,000, which has a term of more than one year, which materially affects the business, operations or property of the Obligors taken as a whole and which cannot be readily replaced on more favourable or like terms within a reasonable period of time following early termination, and “Material Agreement” means any of the Material Agreements.

“Material Subsidiary” means a Subsidiary of the Borrower, either (i) designated as a “Material Subsidiary” by the Borrower for any reason or (ii) designated from time to time by the Administrative Agent at the direction of the Majority Lenders, which is material to the business of the Borrower and, in respect of clause (ii) either (a) whose operations in the aggregate account for EBITDA of the Borrower on an Adjusted Consolidated Basis of Borrower for the most recent four Fiscal Quarters that represents more than 10% of the consolidated EBITDA of the Borrower on the Adjusted Consolidated Basis of Borrower (inclusive of any historic EBITDA generation attributed to any Permitted Acquisition) or (b) whose Assets in the aggregate account for 10% or more of the Assets of the Borrower on the Adjusted Consolidated Basis of Borrower. As of the date hereof, there are no Material Subsidiaries. For the avoidance of doubt, Gatos Canada is not a Material Subsidiary.

“Maturity Date” means December 31, 2026, as the same may be extended pursuant to Section 9.2.

“Maturity Extension Date” has the meaning ascribed to such term in Section 9.2(b)(ii).

“Mine” means the Cerro Los Gatos silver-zinc-lead, underground mine, processing facilities and all related infrastructure located in the state of Chihuahua, Mexico, including any undertaking or any other business activity incidental thereto.

“Mining Licenses” means, collectively, the mineral concessions, mining claims and mining leases which are material to the Mine and the Mining Operations and contemplated from time to time by the Financial Model, as set forth in the Disclosure Certificate as updated from time to time pursuant to Section 11.1(b).

“Mining Operations” means, at any particular time, the exploration, development, mining, construction and milling operations carried out at the Mine at such time.

“Moody’s” means Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“MPR” means Minera Plata Real S. de R.L. de C.V. and any successor entity thereof following the completion of the MPR-Servicios Merger.

“MPR-Servicios Merger” means the corporate merger of MPR and Servicios San Jose de Plata, S. de R.L. de C.V. approved on July 15, 2021.

“Net Disposition Proceeds” means, with respect to any Disposition, the gross proceeds received by or on behalf of an Obligor in respect of such Disposition less the sum of:

(a)	the amount, if any, of all Taxes paid or estimated to be payable by or on behalf of such Obligor in connection with such Disposition; and

(b)	reasonable and customary fees, commissions, expenses, issuance costs, deductibles, discounts and other costs paid by or on behalf of such Obligor in connection with such Disposition.

“Net Income” means, for any particular period, the amount which would, in accordance with generally accepted accounting principles, be classified on the consolidated income statement of such Person for such period as the net income of such Person excluding any extraordinary items. For certainty, Net Income shall be calculated exclusive of any non-cash gains or losses and shall exclude equity (income) loss in affiliates (specifically for the LGJV).

“Non-FATCA Compliant Lender” means any Lender under this Agreement who is in breach of its obligations under FATCA.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Obligors” means the Borrower and the Guarantors and “Obligor” means any one of the Obligors.

“Official Body” means any supra-national (such as the European Union, the World Trade Organization and the World Bank), national, state, provincial or municipal government or government of any political subdivision thereof, or any agency, authority, board, central bank, monetary authority, commission, department or instrumentality thereof, or any court, tribunal, grand jury, mediator, arbitrator or referee, whether foreign or domestic.

“Offtake Agreements” means any contract for the sale and purchase of payable metals produced at the Mine.

“Operaciones” means Operaciones San Jose de Plata, S. de R.L. de C.V.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under this Agreement or under any other Finance Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Finance Document and the transactions contemplated thereby.

“Out-of-the-Money Derivative Exposure” has the meaning ascribed to such term in the definition of “Derivative Exposure”.

“Participant” shall have the meaning ascribed thereto pursuant to Section 19.5.

“Party” means a party to this Agreement.

“Permitted Acquisition” means any Acquisition with respect to which:

(a)	the acquired assets or entity is in the business of exploration, development, mining, construction, milling and operation of prospects for the mining industry and any activity related, complimentary or incidental thereto and is in a Permitted Jurisdiction;

(b)	no Default or Event of Default exists at the time of, or immediately after, such proposed Acquisition;

(c)	the Shares or other equity interests of any Material Subsidiary created or acquired, or the assets acquired, in each case, pursuant to such Acquisition are subject to a first priority Lien in favour of the Administrative Agent, for and on behalf of the Lenders, and any pre-existing Lien; provided that any such pre-existing Lien has not been created in contemplation of, or in connection with, such Acquisition and does not cover any other property or assets of any Obligor;

(d)	the financial covenants set out in Sections 11.1(m) to 11.1(o) would be met, on a pro forma basis, immediately after giving effect to the implementation of any such Acquisition; provided that, with respect to the financial covenant set out in Sections 11.1(m), other than with respect to Acquisitions funded solely from the issuance of Shares and/or warrants of the Borrower or the net proceeds from the issuance of Shares of the Borrower the Leverage Ratio of the Borrower shall be less than or equal to 2.00:1.00, on a pro forma basis, immediately after giving effect to the implementation of any such Acquisition; and,

(e)	the Acquisition does not constitute a hostile takeover which, for the avoidance of doubt includes, but is not limited to, an Acquisition involving the direct solicitation of an acquired entity’s shareholders without the support of such acquired entity’s management.

“Permitted Acquisition Indebtedness” means any Indebtedness resulting from a Permitted Acquisition which existed prior to, and not in contemplation of, the Permitted Acquisition, provided recourse thereunder is non-recourse, at all times, to each Obligor existing prior to such Permitted Acquisition.

“Permitted Capital Reorganization” means:

(a)	any change in the issued and outstanding Shares of the Borrower (other than a change in connection with an Acquisition that is not a Permitted Acquisition or a change that would result in an Event of Default); and

(b)	any Capital Reorganization:

(i)	that does not result in any change in the combined direct and indirect percentage ownership interest of the Borrower in any Specified Entity or any of its other Subsidiaries;

(ii)	notice of which (and reasonable details thereof) has been provided by the Borrower to the Administrative Agent in writing fifteen Banking Days before its proposed completion date;

(iii)	where at the time of the delivery of the aforesaid notice by the Borrower to the Administrative Agent, the Borrower delivers to the Administrative Agent a certificate:

(A)	certifying that the completion of the Capital Reorganization will not have a Material Adverse Effect;

(B)	in which the Borrower shall covenant to deliver or cause to be delivered to the Administrative Agent contemporaneously with the completion of such Capital Reorganization, any Security Documents and/or amendments to any of the foregoing, certificates, opinions and other things as the Administrative Agent may reasonably request to ensure the completion of such Capital Reorganization shall not adversely affect any rights of any Finance Party under any Finance Document in any material respect; and

(C)	certifying that no Default or Event of Default has occurred and is outstanding at the time of the completion of the Capital Reorganization or would arise immediately thereafter.

“Permitted Corporate Reorganization” means any Corporate Reorganization solely among the Borrower and its Subsidiaries:

(a)	notice of which (and reasonable details thereof) has been provided by the Borrower to the Administrative Agent in writing fifteen Banking Days before its proposed completion date;

(b)	where at the time of the delivery of the aforesaid notice by the Borrower to the Administrative Agent, the Borrower delivers to the Administrative Agent a certificate:

(i)	certifying that the completion of the Corporate Reorganization will not have a Material Adverse Effect;

(ii)	in which the Borrower shall covenant to deliver or cause to be delivered to the Administrative Agent contemporaneously with the completion of such Corporate Reorganization, any Security Documents and/or amendments to any of the foregoing, any documents required under Section 11.1(q), certificates, opinions and other things as the Administrative Agent may reasonably request to ensure the completion of such Corporate Reorganization shall not adversely affect any rights of any Finance Party under any Finance Document in any material respect; and

(iii)	certifying that no Default or Event of Default has occurred and is outstanding at the time of the completion of the Corporate Reorganization or would arise immediately thereafter.

“Permitted Disposition” has the meaning ascribed to such term in Section 11.2(c).

“Permitted Indebtedness” means any one or more of the following:

(a)	the Secured Obligations;

(b)	Indebtedness of the Adjusted Consolidated Borrower Group (i) existing on the Closing Date and set forth in Schedule O and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (other than by the amount of any fees or expenses incurred in the refinancing thereof) or result in an earlier maturity date and (ii) arising under Capital Leases and Purchase Money Indebtedness on an Adjusted Consolidated Basis of Borrower; provided that, at any particular time, the aggregate principal amount of such Indebtedness outstanding under (b)(ii) (as well as those Capital Leases and Purchase Money Indebtedness listed in Schedule O) at any time does not exceed $40,000,000, and provided further that, at the time and immediately after any Obligor or Specified Entity incurs any Indebtedness pursuant to this paragraph (b) in an aggregate principal amount exceeding $25,000,000 (at any time), the Leverage Ratio of the Borrower shall be less than or equal to 1.50 to 1;

(c)	trade payables and other accrued liabilities of the Obligors or the Specified Entities incurred in the ordinary course of business and payable in accordance with customary practices or which are being contested in good faith by appropriate proceedings and diligently conducted and as to which reserves are being maintained in accordance with generally accepted accounting principles;

(d)	to the extent constituting Indebtedness, Taxes, assessments or governmental charges or levies which are being contested in good faith by appropriate proceedings and as to which reserves are being maintained in accordance with generally accepted accounting principles; and

(e)	Indebtedness under the Royalties;

(f)	Indebtedness pursuant to Permitted Risk Management Agreements referenced in paragraph (b) of the definition thereof;

(g)	other unsecured Indebtedness of the Adjusted Consolidated Borrower Group in an aggregate amount, at any particular time, not exceeding $5,000,000;

(h)	High Yield Debt;

(i)	Indebtedness in respect of surety or performance bonds, letters of credit or bank guarantees in favour of a public utility or any other Official Body or any other Person in connection with a surety or performance bond issued in favour of a public utility or any other Official Body when required by such utility or other Official Body or otherwise by Applicable Laws in connection with the operations of any Obligor or Specified Entity (including for the reclamation or remediation of mining properties, government administered tax requirements and commodities such as power, fuel and chemicals), all in the ordinary course of business;

(j)	Permitted Acquisition Indebtedness; and

(k)	other Indebtedness of the Obligors or a Specified Entity otherwise consented to by the Majority Lenders.

“Permitted Investments” means any one or more of the following Investments by the Obligors:

(a)	Investments in Obligors or the Specified Entities;

(b)	Investments financed by the issuance of Shares and/or warrants of the Borrower; and

(c)	any other Investments up to an aggregate amount of $25,000,000, with each such Investment valued at the original principal or capital amount thereof, less all returns of principal or equity, or distributions or dividends paid thereon.

provided, in each case, no Default or Event of Default exists at the time of making any such Investment or would arise as a result thereof.

“Permitted Jurisdiction” means any jurisdiction other than the Syrian Arab Republic, the Republic of Cuba, the Islamic Republic of Iran, the Democratic People’s Republic of Korea, the Federal Republic of Somalia, the Republic of the Sudan, Ukraine or any jurisdiction from time to time subject to Sanctions or trade embargoes imposed, administered or enforced by the United Nations, the government of the United States, the government of Canada or the European Union (or any member State of the European Union).

“Permitted Liens” means any one or more of the following with respect to the property and assets of the Obligors or a Specified Entity:

(a)	the Security;

(b)	Liens securing indebtedness described in clause (b) of the definition of Permitted Indebtedness; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed, at the time of incurrence thereof, the lesser of the cost or fair market value of the property secured by such Lien;

(c)	Liens for Taxes, assessments or governmental charges or levies not at the time due or delinquent or the validity of which are being contested in good faith by appropriate proceedings and as to which reserves are being maintained in accordance with generally accepted accounting principles;

(d)	the Lien of any judgment rendered or the Lien of any claim filed which is being contested in good faith by appropriate proceedings and as to which reserves are being maintained in accordance with generally accepted accounting principles;

(e)	Liens and charges incidental to construction or current operations which have not at such time been filed pursuant to law or which relate to obligations not due or delinquent or the validity of which are being contested in good faith by appropriate proceedings and as to which reserves are being maintained in accordance with generally accepted accounting principles;

(f)	restrictions, easements, rights-of-way, servitudes or other similar rights in land granted to or reserved by other Persons which in the aggregate do not materially impair the usefulness, in the operation of the business of any Obligor or Specified Entity, of the property subject to such restrictions, easements, rights-of-way, servitudes or other similar rights in land granted to or reserved by other persons;

(g)	the right reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, licence, franchise, grant or permit acquired by any Obligor or Specified Entity or by any statutory provision, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(h)	the Lien resulting from the deposit of cash or securities (i) in connection with performance of bids, contracts, leases, tenders or expropriation proceedings, (ii) to secure workers’ compensation, surety or appeal bonds, performance bonds, letters of credit, costs of litigation when required by law and public and statutory obligations, (iii) in connection with the discharge of Liens or claims incidental to construction and mechanics’, warehouseman’s, carriers’ and other similar Liens or construction and mechanics’ and other similar Liens arising in the ordinary course of business or (iv) to secure Indebtedness arising under paragraph (j) of the definition of Permitted Indebtedness;

(i)	security given to a public utility or any municipality or governmental or other public authority when required by such utility or other Official Body in connection with the operations of any Obligor or Specified Entity, all in the ordinary course of business;

(j)	the reservations, limitations, provisos and conditions, if any, expressed in any original patents or grants from any Official Body;

(k)	title defects or irregularities which are of a minor nature and in the aggregate will not materially impair the use of the property for the purpose for which it is held;

(l)	applicable municipal and other governmental restrictions affecting the use of land or the nature of any structures which may be erected thereon, provided such restrictions have been complied with and will not materially impair the use of the property for the purpose for which it is held;

(m)	Liens securing Indebtedness arising under paragraph (b) of the definition of Permitted Indebtedness (for the avoidance of doubt such Liens shall only be permitted on the assets financed pursuant to such Capital Leases and/or Purchase Money Indebtedness);

(n)	the extension, renewal or refinancing of any Permitted Lien, provided that the amount so secured does not exceed the original amount secured immediately prior to such extension, renewal or refinancing and the Lien is not extended to any additional property;

(o)	Liens on minerals or the proceeds of sale of such minerals arising or granted pursuant to a processing or refining arrangement entered into in the ordinary course and upon usual market terms, securing the payment of any Obligor’s or Specified Entity’s portion of the fees, costs and expenses attributable to the processing or refining of such minerals under any such processing arrangement, but only insofar as such Liens relate to obligations which are at such time not past due;

(p)	customary rights of set-off or combination of accounts and bankers’ Liens in favour of a financial institution with respect to deposits and deposit accounts maintained by it;

(q)	Liens securing High Yield Debt provided such Liens are subject to a subordination agreement satisfactory to the Majority Lenders in accordance with paragraph (b) of the definition of “High Yield Debt”.

(r)	the Royalties including royalties on the production or profits from mining which are described in Schedule M;

(s)	undetermined or inchoate Liens and charges arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with Applicable Law or of which written notice has not been duly given in accordance with Applicable Law or which although filed or registered, relate to obligations not due or delinquent, including without limitation statutory Liens incurred, or pledges or deposits made, under worker’s compensation, employment insurance and other social security legislation; and

(t)	Liens otherwise consented to by the Majority Lenders.

“Permitted Reorganizations” means Permitted Corporate Reorganizations and Permitted Capital Reorganizations.

“Permitted Risk Management Agreement” means:

(a)	a Secured Risk Management Agreement; or

(b)	an unsecured Risk Management Agreement entered into by an Obligor or Gatos Canada with any Person, in each case:

(i)	that has not been entered into for speculative purposes nor on a margined basis;

(ii)	that would not result, at the time of the transaction effected pursuant thereto, in more than 70% of scheduled payable metal production from the Mine being hedged in any future 12-month period (such 70% excluding, however, the hedging of quotational period pricing choices by customers of the Obligors and such future 12-month periods being measured relative to the then current Financial Model); and

(iii)	which does not constitute a Restricted Forward Sale Transaction.

“Person” means any natural person, corporation, firm, partnership, joint venture, joint stock company, incorporated or unincorporated association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“PIC Distribution” means a distribution of excess cash from the paid-in-capital of the LGJV to each of the Borrower and Dowa, on a pro rata basis according to their respective ownership interest in the LGJV.

“Prepayment Notice” shall have the meaning ascribed thereto in Section 9.5.

“Pro Rata Share” means at any particular time, the ratio of the aggregated Individual Commitments of a particular Lender at such time to the aggregate of the Total Commitment Amount under the Facility at such time.

“Proceeds of Realization” means all cash and non-cash proceeds derived from any sale, disposition or other realization of the Secured Assets or received from any Obligor pursuant to the Credit Documents:

(a)	after any notice being sent by the Administrative Agent to the Borrower pursuant to Section 14.1 declaring all Indebtedness of the Borrower under this Agreement to be immediately due and payable;

(b)	upon any dissolution, liquidation, winding-up, reorganization, bankruptcy, insolvency or receivership of any Obligor (or any other arrangement or marshalling of the Secured Assets that is similar thereto); or

(c)	upon the enforcement of, or any action taken with respect to the Security Documents.

For greater certainty, insurance proceeds derived as a result of the loss or destruction of any of the Secured Assets or cash or non-cash proceeds derived from any expropriation or other condemnation of any of the Secured Assets shall not constitute Proceeds of Realization prior to the Enforcement Date.

“Purchase Money Indebtedness” means Indebtedness assumed by any Obligor or any Specified Entity as part of, or issued or incurred by such Obligor or Specified Entity to pay or provide funds to pay, all or a part of the purchase price of any equipment hereafter or previously acquired by such Obligor or Specified Entity.

“Qualified Affiliate” means an Affiliate of a Lender who has executed and delivered to the Administrative Agent an instrument of adhesion in the form set forth in Schedule K.

“Qualified Risk Management Lender” means (x) any Person that entered into a Risk Management Agreement, whether prior or subsequent to the time such Person became a Lender or (y) any Qualified Affiliate that enters into a Risk Management Agreement, whether prior or subsequent to the time when the Lender with which such Qualified Affiliate became affiliated is a Lender, even if, in each such case, such Person subsequently ceases to be a Lender or a Qualified Affiliate.

“Reference Time” with respect to any setting of the then-current Benchmark means (i) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (New York time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (ii) if such Benchmark is Daily Simple SOFR, then four U.S. Government Securities Business Days prior to such setting or (iii) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

“Rescindable Amount” has the meaning ascribed to such term in Section 18.1.

“Relevant Governmental Body” means the FRB or the NYFRB, or a committee officially endorsed or convened by the FRB or the NYFRB, or any successor thereto.

“Restricted Forward Sale Transaction” means an agreement by a Person to sell forward a quantity of metal or other commodity where payment is made, in whole or in part, prior to the date on which such metal or commodity was mined or extracted by such Person other than, for avoidance of doubt, any such sale pursuant to the Offtake Agreements or otherwise expressly permitted herein.

“Risk Management Agreements” means any present or future swap, hedging, foreign exchange or other derivative transaction entered into by any Person which constitutes any commodity hedging transaction (including, without limitation, any Restricted Forward Sale Transaction), spot or forward foreign exchange transaction, currency swap transaction, forward rate transaction, rate cap transaction, rate floor transaction, rate collar transaction, and any other exchange or rate protection transaction, any combination of such transactions or any option with respect to any such transaction entered into by any Person; provided however, that, with respect to any Person in its capacity as a guarantor of the Secured Obligations of the other Obligors, Secured Obligations guaranteed by such Obligor shall exclude all Excluded Swap Obligations.

“Rolling EBITDA” means, for any Fiscal Quarter, the aggregate amount of the EBITDA of the Borrower on an Adjusted Consolidated Basis of Borrower for such Fiscal Quarter and for the three immediately preceding Fiscal Quarters.

“Rolling Interest” means, for any Fiscal Quarter, the aggregate amount of the Interest Expense of the Borrower on an Adjusted Consolidated Basis of Borrower for such Fiscal Quarter and for the three immediately preceding Fiscal Quarters.

“Rollover Notice” shall have the meaning ascribed thereto in Section 5.2.

“Royalties” means royalties on the Mine which exist as of the date hereof and are included in the most recent Financial Model delivered to, and accepted by, the Administrative Agent (a detailed inventory of which are described in Schedule M) and pre-existing royalties (unsecured or secured against corresponding lands only) for which an Obligor or Specified Entity becomes liable after the date hereof by virtue of a Permitted Acquisition (but not, for the avoidance of doubt, as consideration for any Permitted Acquisition).

“Royalty Agreements” means the royalty agreements in place as of the date hereof, as set out in Schedule M.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which an Obligor:

(a)	sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired; and

(b)	as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Sanctioned Person” means any Person who is a designated target of Sanctions or is otherwise a subject of Sanctions, including as a result of being:

(a)	owned or controlled directly or indirectly by any Person which is a designated target of Sanctions; or

(b)	organized under the laws of any country that is subject to general or country-wide Sanctions; or

(c)	any Person that is a “designated person”, “politically exposed foreign person”, “terrorist group” or any similar or analogous term, as described in any Sanctions.

“Sanctions” means any laws, rules, regulations and requirements relating to economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any U.S. Official Body (including, but not limited to, the Office of Foreign Assets Control of the US Department of the Treasury and the U.S. Department of State), the United Nations Security Council, the European Union and each of its member states, His Majesty’s Treasury of the United Kingdom, any Official Body of Mexico, any Official Body of Canada (including, but not limited to, Global Affairs Canada and Public Safety Canada) or any other relevant Official Body.

“Secured Assets” means, all of the present and future assets, property and undertaking of each Obligor and each Wholly-Owned Specified Entity, and, in each case, all proceeds thereof. For certainty, the Secured Assets shall cease to be Secured Assets to the extent such assets are sold or otherwise disposed of in a manner which is permitted, or otherwise not prohibited, by any relevant Credit Document.

“Secured Obligations” means all Indebtedness, obligations and liabilities, present or future, absolute or contingent, matured or not, at any time owing by any of the Obligors or Gatos Canada to any of the Finance Parties, or remaining unpaid to any of the Finance Parties, in each case, under or in connection with any of the Finance Documents, and Secured Obligations of a particular Obligor or Gatos Canada means all Indebtedness, obligations and liabilities, present or future, absolute or contingent, matured or not, at any time owing by such Obligor or Gatos Canada to any of the Finance Parties, or remaining unpaid to any of the Finance Parties, in each case, under or in connection with any of the Finance Documents to which such Obligor or Gatos Canada is a party. For certainty, “Secured Obligations” shall include interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, in accordance with and at the rate (including any rate applicable upon any Default or Event of Default to the extent lawful) specified herein, whether or not such interest is an allowable claim in such bankruptcy proceeding.

“Secured Obligations Termination Date” means the first date on which all Secured Obligations of the Obligors (other than those provisions which by their terms survive the termination of the Finance Documents) have been permanently paid in full and the Finance Parties have no commitments to provide credit to any Obligor under any Finance Document.

“Secured Risk Management Agreements” means any Risk Management Agreement between an Obligor or Gatos Canada on the one hand and a Qualified Risk Management Lender on the other hand.

“Security” means the collateral security constituted by the Security Documents.

“Security Documents” means the security documents which, in the reasonable opinion of the Administrative Agent, are required to be entered into from time to time by each Obligor and each Wholly-Owned Specified Entity in favour of the Administrative Agent in order to grant to the Administrative Agent a Lien on the Secured Assets as continuing collateral security for the payment and performance of the Secured Obligations of such Obligor, such security documents to be in form and substance reasonably satisfactory to the Administrative Agent and to include, without limitation, the security documents described in Schedule B to this Agreement at the times stated therein.

“Shares”, as applied to the shares of any corporation or other entity, means the shares or other ownership interests of every class whether now or hereafter authorized, regardless of whether such shares or other ownership interests shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding-up of such corporation or other entity.

“SOFR” means, a rate equal to the secured overnight financing rate as administered by the NYFRB (or a successor administrator of the secured overnight financing rate).

“Specified Entities” means MPR and Operaciones, and “Specified Entity” means any one of them.

“Subsidiary” means, with respect to any Person, any corporation, company or other similar business entity (including, for greater certainty, a chartered bank) of which more than fifty per cent (50%) of the outstanding Shares or other equity interests (in the case of Persons other than corporations) having ordinary voting power to elect a majority of the board of directors or the equivalent thereof of such corporation, company or similar business entity (irrespective of whether at the time Shares of any other class or classes of the Shares of such corporation, company or similar business entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. For the avoidance of doubt, the Specified Entities, although 70%-owned by Borrower as of the Closing Date, are not deemed to be “Subsidiaries” of the Borrower.

“Swap Obligation” means, with respect to any Obligor in its capacity as a guarantor of the Secured Obligations of another Obligor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” means all taxes, assessments, fees, rates, levies, imposts, deductions, dues, duties and other charges of any nature, including any interest, fines, penalties or other liabilities with respect thereto, imposed, levied, collected, withheld or assessed by any Official Body (including a federal, state, provincial, municipal or foreign Official Body), and whether disputed or not.

“Term Benchmark Loans” means monies lent by the Lenders to the Borrower in U.S. Dollars and upon which interest accrues at a rate referable to Adjusted Term SOFR Rate.

“Term SOFR Adjustment” means, for any calculation with respect to a Term Benchmark Loan, a percentage per annum equal to 0.10%.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR Rate will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Commitment Amount” means, with respect to the Facility, at any particular time, the aggregate of the Individual Commitments with respect thereto of all of the relevant Lenders at such time.

“Total Indebtedness” means, at any particular time and without duplication, the sum of (i) aggregate Indebtedness of the Borrower on the Adjusted Consolidated Basis of Borrower at such time and (ii) the Borrower’s pro rata share (determined based on the Borrower’s current ownership interest in the LGJV expressed as a percentage of the total ownership of the LGJV) of the aggregate Indebtedness of the LGJV.

“U.S.” and “United States” means the United States of America.

“U.S. Base Rate” means the greater of the following:

(a)	the floating rate of interest announced from time to time by the Administrative Agent as its reference rate then in effect for determining rates of interest on U.S. dollar loans to its customers in the United States and designated as its U.S. base rate; and

(b)	the variable rate of interest per annum, calculated on the basis of a year of 365 or 366 days, as the case may be, which is equal to the greater of the aggregate of:

(i)	the Federal Funds Effective Rate at such time; and

(ii)	½ of 1% per annum.

“U.S. Dollars” means the lawful currency of the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Voting Shares” means Shares of any class of any corporation carrying voting rights generally under all circumstances.

“Wholly-Owned Specified Entity” means a Specified Entity which is or becomes a wholly-owned direct or indirect Subsidiary of the Borrower.

1.2	Other Usages

References to “this Agreement”, “the Agreement”, “hereof”, “herein”, “hereto” and like references refer to this Agreement and not to any particular Article, Section or other subdivision of this Agreement. Any references herein to any agreements or documents shall mean such agreements or documents as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof and thereof. Any references herein to any legislation, statutory instrument or regulation or a section or other provision thereof, unless otherwise specified, is a reference to the legislation, statutory instrument, regulation, section or other provision as amended, restated or re-enacted from time to time. Any references herein to a party to this Agreement includes that party’s successors and permitted assigns.

1.3	Plural and Singular

Where the context so requires, words importing the singular number shall include the plural and vice versa.

1.4	Headings

The division of this Agreement into Articles and Sections and the insertion of headings in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.5	Currency

Unless otherwise specified herein, all statements of or references to dollar amounts in this Agreement shall mean lawful money of the United States.

1.6	Applicable Law

(a)	This Agreement and each other Finance Document (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York.

(b)	Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or U.S. Federal court sitting in the City and County of New York and, by execution and delivery of this Agreement, the parties hereby accept for themselves and in respect of their property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Credit Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Obligor or its properties in the courts of any jurisdiction.

(c)	Each party irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party to the address prescribed by Section 19.1, such service to become effective five Banking Days after such mailing. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Nothing herein shall limit the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

1.7	Time of the Essence

Time shall in all respects be of the essence of this Agreement.

1.8	Non-Banking Days

Subject to Section 7.4(c), whenever any payment to be made under this Agreement shall be stated to be due or any action to be taken under this Agreement shall be stated to be required to be taken on a day other than a Banking Day, such payment shall be made or such action shall be taken on the next succeeding Banking Day and, in the case of the payment of any amount, the extension of time shall be included for the purposes of computation of interest, if any, thereon.

1.9	Consents and Approvals

Whenever the consent or approval of a party to this Agreement is required in a particular circumstance, unless otherwise expressly provided for therein, such consent or approval shall not be unreasonably withheld or delayed by such party.

1.10	Amount of Credit

Any reference in this Agreement to the amount of credit outstanding shall mean the principal amount of such outstanding credit at any particular time.

1.11	Schedules

Each and every one of the schedules which is referred to in this Agreement and attached to this Agreement shall form a part of this Agreement.

1.12	Extension of Credit

For the purposes hereof, each drawdown, rollover and conversion shall be deemed to be an extension of credit to the Borrower under this Agreement.

1.13	Accounting Terms – GAAP

All accounting terms not specifically defined in this Agreement shall be interpreted in accordance with GAAP. Notwithstanding the foregoing or anything to the contrary contained herein or in the definition of “Capital Lease”, in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the Closing Date) that would constitute capital leases in conformity with GAAP on the Closing Date shall be considered capital leases, and all calculations and deliverables under this Agreement or any other Finance Document shall be made or delivered, as applicable, in accordance therewith.

1.14	Rule of Construction

The Finance Documents have been negotiated by each party with the benefit of legal representation, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not apply to the construction or interpretation of the Finance Documents.

1.15	Calculations, Computations, Changes in Accounting Policies

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. Whereas the Borrower may adopt new accounting policies from time to time, whereby such adoption is compelled by accounting or regulatory bodies having jurisdiction or at its own discretion, and whereas these accounting changes may result in a material change in the calculation of the financial covenants or financial covenant thresholds or terms used in this Agreement or any other Finance Document, then the Borrower, the Administrative Agent and the Majority Lenders agree to enter into good faith negotiations in order to amend such provisions of this Agreement or such other Finance Document, as applicable, so as to equitably reflect such accounting changes with the desired result that the criteria for evaluating the Borrower’s or any of its Subsidiary’s financial condition, financial covenants, financial covenant thresholds or terms used in this Agreement or any other Finance Document shall be the same after such accounting changes as if such accounting changes had not been made; provided, however, that the agreement of the Majority Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. If the Borrower and the Majority Lenders cannot agree upon the required amendments, then all calculations of financial covenants, financial covenant thresholds or terms used in this Agreement or any other Finance Document shall be prepared and delivered without reflecting the accounting policy change.

1.16	Paramountcy

In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the other Finance Documents, the provisions of this Agreement shall prevail.

1.17	Permitted Liens

Any reference in this Agreement to a Permitted Lien shall not serve to subordinate or postpone any Lien created by any Security Document to such Permitted Lien.

Article 2
CREDIT FACILITy

2.1	Establishment of Facility

Subject to the terms and conditions of this Agreement, the Lenders hereby establish in favour of the Borrower the Facility during the Availability Period in the aggregate principal amount of the Credit Limit.

2.2	Credit Restrictions

Any extension of credit under this Agreement by way of Term Benchmark Loans shall be in a minimum amount of $2,000,000, and in each case whole multiples of $100,000.

2.3	Lenders’ Commitments

(a)	Subject to the terms and conditions of this Agreement, the Lenders agree to extend credit to the Borrower under the Facility from time to time provided that the aggregate principal amount of credit extended by each Lender under the Facility shall not at any time exceed the Individual Commitment of such Lender and further provided that the aggregate principal amount of credit outstanding under the Facility shall not at any time exceed the amount of the Credit Limit.

(b)	All credit requested under the Facility shall be made available to the Borrower contemporaneously by all of the Lenders. Each Lender shall provide to the Borrower its Pro Rata Share of each credit, whether such credit is extended by way of drawdown, rollover or conversion.

(c)	No Lender shall be responsible for any default by any other Lender in its obligation to provide its Pro Rata Share of any credit nor shall the Individual Commitment of any Lender be increased as a result of any such default of another Lender in extending credit under the Facility. The failure of any Lender to make available to the Borrower its Pro Rata Share of any credit under the Facility shall not relieve any other Lender of its obligation under this Agreement to make available to the Borrower its Pro Rata Share of such credit.

2.4	Accordion

(a)	At any time following the Closing Date and from time to time on any Business Day until the Maturity Date, and so long as:

(i)	no Default or Event of Default has occurred and is continuing;

(ii)	the Borrower is in compliance with the financial covenants set out in Sections 11.1(m) to 11.1(o), on a pro forma basis; and

(iii)	any increase to the amount of the Facility would not trigger a Default or Event of Default,

(b)	the Borrower may, by written notice to the Administrative Agent and the Lenders, request incremental increases to the Facility (each an “Accordion Request”) in an aggregate incremental amount not exceeding the greater of: (A) $50,000,000 and (B) an amount equal to the difference between the Total Commitment Amount as of the Closing Date and $100,000,000 (collectively, the “Accordion”). Each Accordion Request shall be in a minimum amount of $5,000,000 (or in an amount corresponding to the then remaining unused amount of the Accordion, if such unused amount is then less than $5,000,000), provided that any increase of the Facility contemplated by any Accordion Request shall not cause the Facility to exceed $100,000,000.

(c)	Each Lender shall notify the Administrative Agent within 30 days of receipt of an Accordion Request whether or not it agrees, in its sole discretion, to increase its Individual Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender which does not respond within such specified time period shall be deemed to have declined to increase its Individual Commitment. It is expressly understood that no Lender shall have any right or obligation to increase its Individual Commitment pursuant to an Accordion Request.

(d)	The Administrative Agent shall promptly notify the Borrower and each Lender of the Lenders' responses to each Accordion Request. If there is less than full participation by existing Lenders in an increase under an Accordion Request after the foregoing procedures are completed, then the Borrower may add one or more new Lenders reasonably acceptable to the Administrative Agent as parties to this Agreement for purposes of participating in such remaining portion.

(e)	After giving effect to the procedures described in this Section 2.4, each Lender participating in an increase to the Facility pursuant to an Accordion Request shall have its Individual Commitment increased to the extent of its participation in such increase.

(f)	The Borrower agrees to execute such amendments and supplements to the Security Documents as the Administrative Agent reasonably deems necessary in connection with each Accordion Request.

2.5	Reduction of Credit Limit

(a)	The Borrower may, from time to time and at any time, by notice in writing to the Administrative Agent, permanently reduce the Credit Limit to the extent the Facility is not being utilized at the time such notice is given, provided that such reduction shall not become effective until five Banking Days after such notice has been given.

(b)	The amount of the Credit Limit will not be reduced at the time, and in the amount, of any prepayment or repayment under the Facility pursuant to Section 9.4, but will be reduced at the time, and by the amount of, any repayment of the Facility pursuant to Sections 9.1 and will be reduced to zero on the Maturity Date.

(c)	Upon any reduction of the Credit Limit, the Individual Commitment of each relevant Lender shall thereupon be reduced by an amount equal to such Lender’s Pro Rata Share of such reduction of the Credit Limit.

2.6	Termination of Facility

(a)	The Facility shall terminate upon the earliest to occur of:

(i)	the termination of the Facility in accordance with Section 14.1;

(ii)	the date on which the relevant Credit Limit has been permanently reduced to zero pursuant to Section 2.5; and

(iii)	the Maturity Date.

(b)	Upon the termination of the Facility, the right of the Borrower to obtain any credit under the Facility and all of the obligations of the Lenders to extend credit under the Facility shall automatically terminate.

Article 3
GENERAL PROVISIONS RELATING TO CREDITS

3.1	Types of Credit Availments

Subject to the terms and conditions hereof, the Borrower may obtain credit under the Facility from the Lenders by way of one or more Loans.

3.2	Funding of Loans

(a)	Each Lender shall make available to the Administrative Agent its Pro Rata Share of the principal amount of each Loan under the Facility prior to 11:00 a.m. (New York time) on the date of the extension of credit.

(b)	The Administrative Agent shall, upon fulfilment by the Borrower of the terms and conditions set forth in Article 13 and unless otherwise irrevocably authorized and directed in the Drawdown Notice, make such funds available to the Borrower on the date of the extension of credit by crediting the Designated Account (or causing such account to be credited).

(c)	Unless the Administrative Agent has been notified by a Lender at least one Banking Day prior to the date of the extension of credit that such Lender will not make available to the Administrative Agent its Pro Rata Share of such Loan, the Administrative Agent may assume that such Lender has made such portion of the Loan available to the Administrative Agent on the date of the extension of credit in accordance with the provisions hereof and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.

(d)	If the Administrative Agent has made such assumption, to the extent such Lender shall not have so made its Pro Rata Share of the Loan available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand, such Lender’s Pro Rata Share of the Loan and all reasonable costs and expenses incurred by the Administrative Agent in connection therewith together with interest thereon at the then prevailing interbank rate for each day from the date such amount is made available to the Borrower until the date such amount is paid or repaid to the Administrative Agent; provided, however, that notwithstanding such obligation, if such Lender fails so to pay, the Borrower shall, without prejudice to any rights that the Borrower might have against such Lender, repay such amount to the Administrative Agent forthwith after demand therefor by the Administrative Agent.

(e)	The amount payable by each Lender to the Administrative Agent pursuant to this Agreement shall be set forth in a certificate delivered by the Administrative Agent to such Lender and the Borrower (which certificate shall contain reasonable details of how the amount payable is calculated) and shall constitute prima facie evidence of such amount payable.

(f)	If such Lender makes the payment to the Administrative Agent required herein, the amount so paid shall constitute such Lender’s Pro Rata Share of the Loan for purposes of this Agreement and shall entitle the Lender to all rights and remedies against the Borrower in respect of such Loan.

3.3	Failure of Lender to Fund Loan

(a)	If any Lender (a “Non-Funding Lender”) fails to make available to the Administrative Agent its Pro Rata Share of any Loan as required and the Administrative Agent has not funded pursuant to Section 3.2, the Administrative Agent shall forthwith give notice of such failure by such Non-Funding Lender to the Borrower and the other Lenders and such notice shall state that any Lender may make available to the Administrative Agent all or any portion of the Non-Funding Lender’s Pro Rata Share of such Loan (but in no way shall any other Lender or the Administrative Agent be obliged to do so) in the place and stead of the Non-Funding Lender.

(b)	If more than one Lender gives notice that it is prepared to make funds available in the place and stead of a Non-Funding Lender in such circumstances and the aggregate of the funds which such Lenders (collectively called the “Contributing Lenders” and individually called the “Contributing Lender”) are prepared to make available exceeds the amount of the advance which the Non-Funding Lender failed to make, then each Contributing Lender shall be deemed to have given notice that it is prepared to make available its pro rata share of such advance based on the Contributing Lenders’ relative commitments to advance in such circumstances.

(c)	If any Contributing Lender makes funds available in the place and stead of a Non-Funding Lender in such circumstances, then the Non-Funding Lender shall pay to any Contributing Lender making the funds available in its place and stead, forthwith on demand, any amount advanced on its behalf together with interest thereon at the then prevailing interbank rate for each day from the date of advance to the date of payment, against payment by the Contributing Lender making the funds available of all interest received in respect of the Loan from the Borrower. In addition to interest as aforesaid, the Borrower shall pay all amounts owing by the Borrower to the Non- Funding Lender under this Agreement (with respect to the amounts advanced by the Contributing Lenders on behalf of the Non-Funding Lender) to the Contributing Lenders until such time as the Non- Funding Lender pays to the Administrative Agent for the Contributing Lenders all amounts advanced by the Contributing Lenders on behalf of the Non-Funding Lender.

(d)	No Non-Funding Lender that is a Defaulting Lender shall be entitled to receive any fees pursuant to Section 7.6 for any period during which that it is a Defaulting Lender.

3.4	Timing of Credit Availments

The Facility shall be available to the Borrower during the Availability Period. For the avoidance of doubt, no Loans may have a maturity date later than the Maturity Date.

3.5	Market Disruption

Subject to Section 3.11, if at any time prior to the commencement of a proposed Interest Period for any Term Benchmark Loan or the advance of a Base Rate Loan the Administrative Agent or any Lender reasonably determines (which determination shall be conclusive and bind the Borrower) that:

(a)	“Term SOFR Rate” or “Adjusted Term SOFR Rate” cannot be determined pursuant to the definition thereof and the Administrative Agent determines that for any reason in connection with any request for a Term Benchmark Loan or a conversion thereto or a continuation thereof that Term SOFR Rate or Adjusted Term SOFR Rate for any requested Interest Period with respect to a proposed Term Benchmark Loan does not adequately and fairly reflect the cost to the Administrative Agent of funding such Loan, or (ii) a material disruption in the U.S. money market, adequate and fair means do not exist for ascertaining the applicable rate of interest on the basis provided in the definition U.S. Base Rate (in each case, the “Relevant Subject Rate”);

(b)	deposits in U.S. Dollars are not being offered to that Lender in the interbank market in the ordinary course of business;

(c)	the making or continuing of the Pro Rata Share of that Lender in any relevant Loan has been made impracticable by the occurrence of an event (including an act of terrorism) which materially and adversely affects the interbank market;

(d)	Adjusted Term SOFR Rate for the proposed Interest Period, in the case of a Term Benchmark Loan or the U.S. Base Rate, in the case of a Base Rate Loan does not accurately reflect the effective cost to that Lender of funding its Pro Rata Share in any such Loan; or

(e)	the Administrative Agent is unable to determine the Relevant Subject Rate for the requested Loan,

(each, a “Market Disruption”), then that Lender (for the purposes of this Section, the “Affected Lender”) may give notice of such determination to the Administrative Agent who will promptly notify the Borrower. If an event referred to in paragraph (e) occurs, all Lenders shall be Affected Lenders and the Administrative Agent will promptly notify the Borrower and all Lenders thereof. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Affected Lender to make or continue Term Benchmark Loans shall be suspended (to the extent of the affected Term Benchmark Loans and, in the case of a Term Benchmark Loan, the affected Interest Periods) until the Administrative Agent revokes such notice. If notice of a Market Disruption is given by the Administrative Agent to the Borrower, (I) in connection with any Term Benchmark Loan, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term Benchmark Loans (to the extent of the affected Term Benchmark Loans and, in the case of a Term Benchmark Loan, the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of, or conversion to, a Base Rate Loan in the amount specified therein and (ii) any outstanding affected Term Benchmark Loans will be deemed to have been converted into to Base Rate Loans immediately or, in the case of a Base Rate Loan, at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay any additional amounts required pursuant to Section 3.6, and (II) in the case of any Base Rate Loan the Administrative Agent and the Borrower shall enter into negotiations for a period of not more than 30 days commencing on the date the Borrower is so notified with a view to agreeing to an alternative basis for determining the Relevant Subject Rate applicable to the Pro Rata Share of each Affected Lender in each relevant Loan. If no such alternative basis is agreed to within such period, the Relevant Subject Rate to each relevant Loan shall be the rate per annum which is determined and notified to the Borrower by the Administrative Agent to be a reasonable approximation of the Relevant Subject Rate prior to the Market Disruption and consistent with industry standards for such approximation but in no event to exceed the cost to each Affected Lender (as notified by each Lender to the Administrative Agent) of continuing to fund such Loan (the rate determined pursuant to the preceding two sentences, the “Alternate Funding Rate”). If the Administrative Agent, acting reasonably, determines that the Market Disruption no longer applies with regard to any Affected Lender, then the Relevant Subject Rate will again be determined in accordance with the definition thereof without regard to this Section 3.5. The Alternate Funding Rate will be determined, in the case of a Base Rate Loan, on the first day of each Fiscal Quarter commencing on or subsequent to the date of the occurrence of the Market Disruption until the Market Disruption no longer applies with regard to each Affected Lender. For avoidance of doubt, a Benchmark Transition Event shall not trigger this Section 3.5.

3.6	Time and Place of Payments

Unless otherwise expressly provided herein, the Borrower shall make all payments pursuant to this Agreement or pursuant to any document, instrument or agreement delivered pursuant to this Agreement by deposit to the relevant account of the Administrative Agent previously identified in writing by the Administrative Agent to the Borrower for such purpose before 12:00 noon (New York time) on the day specified for payment and the Administrative Agent shall be entitled to withdraw the amount of any payment due to the Administrative Agent or the Lenders under this Agreement from such account on the day specified for payment.

3.7	Remittance of Payments

Forthwith after the withdrawal from the Designated Account by the Administrative Agent of any payment of principal, interest, fees or other amounts for the benefit of the Lenders pursuant to Section 3.6, the Administrative Agent shall, subject to Sections 3.3 and 8.3, remit to each Lender, in immediately available funds, such Lender’s Pro Rata Share of such payment (except to the extent such payment results from a Loan with respect to which a Lender had failed, pursuant to Section 3.2, to make available to the Administrative Agent its Pro Rata Share and where any other Lender has made funds available in the place and stead of a Non-Funding Lender); provided that if the Administrative Agent, on the assumption that it will receive, on any particular date, a payment of principal (including, without limitation, a prepayment), interest, fees or other amount under the Facility, remits to each Lender its Pro Rata Share of such payment and the Borrower fails to make such payment, each Lender agrees to repay to the Administrative Agent, forthwith on demand, to the extent that such amount is not recovered from the Borrower on demand and after reasonable efforts by the Administrative Agent to collect such amount (without in any way obligating the Administrative Agent to take any legal action with respect to such collection), such Lender’s Pro Rata Share of the payment made to it pursuant hereto together with interest thereon at the then prevailing interbank rate for each day from the date such amount is remitted to the Lenders until the date such amount is paid or repaid to the Administrative Agent, the exact amount of the repayment required to be made by the Lenders pursuant to this Agreement to be as set forth in a certificate delivered by the Administrative Agent to each Lender, which certificate shall constitute prima facie evidence of such amount of repayment.

3.8	Evidence of Indebtedness

(a)	The Administrative Agent shall maintain accounts wherein the Administrative Agent shall record the amount and type of credit outstanding, each advance and each payment of principal and interest on account of each Loan and all other amounts becoming due to and being paid to the Lenders or the Administrative Agent under this Agreement.

(b)	The Administrative Agent’s accounts constitute, in the absence of manifest error, prima facie evidence of the Indebtedness of the Borrower pursuant to this Agreement.

3.9	Notice Periods

Each Drawdown Notice, Rollover Notice, Conversion Notice and each Prepayment Notice shall be given to the Administrative Agent:

(a)	prior to 10:00 a.m. (New York time) on the first Banking Day prior to the date of any voluntary prepayment pursuant to Section 9.4;

(b)	prior to 10:00 a.m. (New York time) on the second Banking Day prior to the date of any drawdown of, rollover of, conversion into or conversion of a Term Benchmark Loan; and

(c)	prior to 10:00 a.m. (New York time) on the first Banking Day prior to the date of any other drawdown, rollover or conversion.

3.10	Administrative Agent’s Discretion to Allocate

The Administrative Agent shall be entitled to reallocate the funding or reimbursement obligations among the Lenders in order to ensure, to the greatest extent practicable, that after such funding the aggregate amount of credit extended under this Agreement by each Lender coincides with such Lender’s Pro Rata Share of the aggregate amount of credit extended under the Facility by all of the Lenders, provided that no such allocation shall result in the aggregate amount of credit extended under this Agreement by any Lender exceeding such Lender’s Individual Commitment under the Facility.

3.11	Alternate Rate of Interest

(a)	Subject to paragraphs (b), (c), (d), (e) and (f) of this Section 3.11, if:

(i)	the Administrative Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term Benchmark Loan, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period; or

(ii)	the Administrative Agent is advised by the Majority Lenders prior to the commencement of any Interest Period for a Term Benchmark Loan that the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining such Term Benchmark Loan for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark, any request pursuant to a Drawdown Notice, Rollover Notice, or Conversion Notice, as applicable, that requests a Term Benchmark Loan shall instead be deemed to be a request for, or a conversion or rollover to, a Base Rate Loan; provided that if the circumstances giving rise to such notice (x) affect only one type of Loan, then all other types of Loans shall be permitted and (y) do not affect all Lenders, then requests by the Borrower for Term Benchmark Loans may be made to the Lenders that are not affected thereby. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 3.11(a) with respect to an Adjusted Term SOFR Rate applicable to such Term Benchmark Loan, then until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Term Benchmark Loan (or the next succeeding Banking Day if such day is not a Banking Day), be converted by the Administrative Agent to, and shall constitute a Base Rate Loan.

(b)	Notwithstanding anything to the contrary herein or in any other Finance Document if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with paragraph (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Finance Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Finance Document and (y) if a Benchmark Replacement is determined in accordance with paragraph (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Finance Document in respect of any Benchmark setting at or after 5:00 p.m. (New York time) on the fifth Banking Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Finance Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(c)	In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Finance Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Finance Document.

(d)	The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Finance Document, except, in each case, as expressly required pursuant to this Section 3.11.

(e)	Notwithstanding anything to the contrary herein or in any other Finance Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove of such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)	Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of, or conversion to, a Base Rate Loan.

3.12	Illegality

Notwithstanding anything to the contrary in Section 3.11, if after the date hereof, the adoption of any Applicable Law, or any change in any Applicable Law (whether adopted before or after the date hereof), or any change in interpretation or administration thereof by any Official Body, or compliance by any Lender with any such Applicable Law, shall make it unlawful for any Lender to make, maintain or fund its portion of Term Benchmark Loans, such Lender shall so notify the Administrative Agent, and the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower. Before giving any notice to the Administrative Agent pursuant to this Section 3.12, such Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the good faith reasonable judgment of such Lender, be otherwise materially disadvantageous to such Lender. Upon receipt of such notice, notwithstanding anything contained in this Agreement, the Borrower shall repay in full the then outstanding principal amount of such Lender’s portion of each affected Term Benchmark Loan, together with accrued interest thereon, on either (a) the Interest Payment Date applicable to such affected Term Benchmark Loans if such Lender may lawfully continue to maintain and fund its portion of such Term Benchmark Loan to such day or (b) within 10 Banking Days of demand from such Lender if such Lender may not lawfully continue to fund and maintain its portion of such affected Term Benchmark Loans to such day. Concurrently with repaying such portion of each affected Term Benchmark Loan, the Borrower may borrow a Base Rate Loan from such Lender, whether or not it would have been entitled to effect such borrowing and such Lender shall make such Loan of a Base Rate Loan, if so requested, in an amount such that the outstanding principal amount of the affected Loan made by such Lender shall equal the outstanding principal amount of such Loan immediately prior to such repayment. The obligation of such Lender to make Term Benchmark Loans is suspended only until such time as it is once more possible and legal for such Lender to fund and maintain Term Benchmark Loans.

Article 4
DRAWDOWNS

4.1	Drawdown Notice

Subject to the terms and conditions of this Agreement and provided that all of the applicable conditions precedent set forth in Article 13 have been fulfilled by the Borrower or waived by the Lenders as provided in Section 17.15, the Borrower may, from time to time, obtain credit under this Agreement by giving to the Administrative Agent an irrevocable notice in substantially the form of Schedule F (“Drawdown Notice”) in accordance with Section 3.9 and specifying, as applicable:

(a)	the date the credit is to be obtained;

(b)	the type of Loan and the principal amount of the Loan;

(c)	in the case of any credit to be extended by way of Term Benchmark Loan the applicable Interest Period; and

(d)	the details of any irrevocable authorization and direction pursuant to Section 3.2.

Article 5
ROLLOVERS

5.1	Term Benchmark Loans

Subject to terms and conditions of this Agreement and provided that the Borrower has, by giving notice to the Administrative Agent in accordance with Section 5.2, requested the Lenders to continue to extend credit by way of a Term Benchmark Loan to replace all or a portion of an outstanding Term Benchmark Loan as it matures, each Lender shall, on the maturity of such Term Benchmark Loan continue to extend credit to the Borrower by way of a Term Benchmark Loan (without a further advance of funds to the Borrower) in the principal amount equal to such Lender’s Pro Rata Share of the principal amount of the matured Term Benchmark Loan.

5.2	Rollover Notice

The notice to be given to the Administrative Agent pursuant to Section 5.2 (“Rollover Notice”) shall be irrevocable, shall be given in accordance with Section 3.9, shall be in substantially the form of Schedule G and shall specify:

(a)	the maturity date of the maturing Term Benchmark Loan;

(b)	the principal amount of the maturing Term Benchmark Loan and the portion thereof to be replaced; and

(c)	the Interest Period or Interest Periods of the replacement Term Benchmark Loan.

Article 6
CONVERSIONS

6.1	Converting Loan to Other Type of Loan

Subject to the terms and conditions of this Agreement and provided that the Borrower has, by giving notice to the Administrative Agent in accordance with Section 6.2, requested the Lenders to convert all or a portion of an outstanding Loan into another type of Loan, each Lender shall, on the date of conversion (which, in the case of the conversion of all or a portion of an outstanding Term Benchmark Loan, shall be the date on which such Loan matures), continue to extend credit to the Borrower by way of the type of Loan into which the outstanding Loan or a portion thereof is converted (with a repayment and a subsequent advance of funds to the Borrower) in the aggregate principal amount equal to such Lender’s Pro Rata Share of the principal amount of the outstanding Loan or the portion thereof which is being converted.

6.2	Conversion Notice

The notice to be given to the Administrative Agent pursuant to Section 6.1 (“Conversion Notice”) shall be irrevocable, shall be given in accordance with Section 3.9, shall be in substantially the form set out in Schedule H and shall specify:

(a)	whether an outstanding Loan is to be converted and, if an outstanding Loan is to be converted, the type of Loan to be converted;

(b)	the date on which the conversion is to take place;

(c)	the principal amount of the Loan or the portion thereof which is to be converted;

(d)	the type and amount of the Loan into which the outstanding Loan is to be converted; and

(e)	if an outstanding Loan is to be converted into a Term Benchmark Loan, the applicable Interest Period of the new Term Benchmark Loan.

6.3	Absence of Notice

Subject to the terms and conditions of this Agreement, in the absence of a Rollover Notice or Conversion Notice within the appropriate time periods referred to in this Agreement, a maturing Term Benchmark Loan shall be automatically converted to a Term Benchmark Loan with the same Interest Period as the maturing Term Benchmark Loan as though a notice to such effect had been given in accordance with Section 6.2.

6.4	Conversion by Lenders

Upon written notice to such effect to the Borrower at such time as a Default has occurred and is continuing, the Administrative Agent may, on the maturity date of a Term Benchmark Loan convert such Term Benchmark Loan into a Base Rate Loan as though a notice to such effect had been given in accordance with Section 6.2.

Article 7
INTEREST AND FEES

7.1	Interest Rates

The Borrower shall pay to the Lenders, in accordance with Section 3.6, interest on the outstanding principal amount from time to time of each Loan at the rate per annum equal to:

(a)	Adjusted Term SOFR Rate plus the Applicable Margin in the case of each Term Benchmark Loan; and

(b)	the U.S. Base Rate plus the Applicable Margin in the case of each Base Rate Loan.

7.2	Calculation and Payment of Interest

(a)	Interest on the outstanding principal amount from time to time of each Loan and on overdue interest thereon shall accrue from day to day from and including the date on which credit is obtained by way of such Loan or on which such overdue interest is due, as the case may be, to but excluding the date on which such Loan or overdue interest, as the case may be, is repaid in full (both before and after maturity and as well after as before judgment) and shall be calculated on the basis of the actual number of days elapsed divided by 360, in the case of a either a Term Benchmark Loan, or 365 days (or 366, in the case of a leap year) in the case of a Base Rate Loan.

(b)	Accrued interest shall be paid:

(i)	in the case of interest on Base Rate Loans, monthly in arrears on the last day of each month; and

(ii)	in the case of interest on Term Benchmark Loans, on the Interest Payment Date; provided that, in the case of Interest Periods of a duration longer than three months, accrued interest shall be paid no less frequently than every three months from the first day of such Interest Period during the term of such Interest Period and on the date on which such Term Benchmark Loans are otherwise required to be repaid.

7.3	General Interest Rules

(a)	Interest on each Loan and on overdue interest thereon shall be payable in the currency of such Loan.

(b)	If the Borrower fails to pay any fee or other amount of any nature payable by it to the Administrative Agent or the Lenders under this Agreement or under any document, instrument or agreement delivered pursuant to this Agreement on the due date therefor, the Borrower shall pay to the Administrative Agent or the Lenders, as the case may be, interest on such overdue amount in the same currency as such overdue amount is payable from and including such due date to but excluding the date of actual payment (as well after as before judgment) at the rate per annum, calculated and compounded monthly, which is equal to the U.S. Base Rate plus the Applicable Margin plus 2.00% per annum (but, for avoidance of doubt, such 2.00% shall not be payable in duplication of any increase in interest on an Event of Default that is continuing as set out in the definition of Applicable Margin). Such interest on overdue amounts shall become due and be paid on demand made by the Administrative Agent.

(c)	At any time that an Event of Default occurs and is continuing, the Applicable Margin shall, if the Administrative Agent so notifies the Borrower, be increased by an additional 2.00% per annum.

7.4	Selection of Interest Periods

With respect to each Term Benchmark Loan the Borrower shall specify in the Drawdown Notice, Conversion Notice or Rollover Notice, the duration of the applicable Interest Period provided that:

(a)	Interest Periods shall have a duration from one, two or three months or such other period as otherwise requested and acceptable to the Administrative Agent (subject to availability and to the right of the Administrative Agent, in its discretion, to restrict the term or maturity dates of Interest Periods);

(b)	the first Interest Period for a Term Benchmark Loan shall commence on and include the day on which credit is obtained by way of such Loan and each subsequent Interest Period applicable thereto shall commence on and include the date of the expiry of the immediately preceding Interest Period applicable thereto;

(c)	if any Interest Period would end on a day which is not a Banking Day, such Interest Period shall be extended to the next succeeding Banking Day unless such next succeeding Banking Day falls in the next calendar month, in which case such Interest Period shall be shortened to end on the immediately preceding Banking Day; and

(d)	no Interest Period shall extend beyond the Maturity Date.

7.5	Applicable Margin Adjustment

(a)	On the second Banking Day following each date the Borrower delivers a compliance certificate to the Administrative Agent pursuant to Section 11.1(b)(iii) which discloses a Leverage Ratio at a Level which differs from the Level then in effect, the Applicable Margin applicable to all Loans outstanding on the date any such change takes effect will be adjusted immediately, but without retroactive effect.

(b)	Notwithstanding the foregoing:

(i)	the Applicable Margin shall be Level I in Schedule J on and from the date of this Agreement until the conclusion of the first Fiscal Quarter following it; and

(ii)	if the Borrower fails to deliver a compliance certificate to the Administrative Agent by the date required to do so under Section 11.1(b)(iii), the Leverage Ratio shall be deemed as from such date to be at Level IV until such failure is cured, at which time the Applicable Margin shall be determined in accordance with the table set forth in Schedule J, but without any adjustments having retroactive effect.

7.6	Fees

(a)	The Borrower shall pay to the Administrative Agent (for the account of each Lender with respect to its Pro Rata Share) a fee computed at the rate of twenty-two and one-half percent (22.5%) of the Applicable Margin in effect per annum (based on the actual number of days in the relevant calendar year, whether three hundred sixty-five (365) or three hundred sixty-six (366), as the case may be) on the average unused portion of the Total Commitment Amount during each applicable Fiscal Quarter (or portion thereof) in accordance with this Section 7.6.

(b)	The commitment fee described in Section 7.6(a) above, shall accrue from the date of the signing of this Agreement until the earlier of (i) the last day of the Availability Period; and (ii) the date on which the Facility is fully drawn or cancelled.

(c)	The accrued commitment fee is payable on the last day of each successive Fiscal Quarter which ends during the Availability Period, on the last day of the Availability Period and, if the Total Commitment Amount is cancelled in full, on the amount of the Total Commitment Amount at the time such cancellation is effective.

(d)	The Borrower shall pay all other fees in the amount and manner agreed between any Finance Party and the Borrower under this Agreement or in any Fee Letter, as the case may be.

Article 8
RESERVE, CAPITAL, INDEMNITY AND TAX PROVISIONS

8.1	Conditions of Credit

The obtaining or maintaining of credit under this Agreement shall be subject to the terms and conditions contained in this Article 8.

8.2	Increased Costs

(a)	Increased Costs Generally. If from time to time any Change in Law shall:

(i)	impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)	subject any Finance Party to any Tax of any kind whatsoever with respect to this Agreement (other than Excluded Taxes), any extension of credit made by it, or change the basis of taxation of payments to such Lender in respect thereof, except for Indemnified Taxes covered by Section 8.6 and the imposition, or any change in the rate, of any Excluded Tax payable by such Lender; or

(iii)	impose on any Lender or any applicable interbank market or any other condition with respect to the matters in this Agreement, cost or expense affecting this Agreement or any extension of credit made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any extension of credit (or of maintaining its obligation to make any such extension of credit) or to reduce the amount of any sum received or receivable by such Lender under this Agreement (whether of principal, interest or any other amount), then upon request of such Lender from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered, such amount or amounts to be determined in the sole and absolute discretion of the relevant Lender, acting reasonably.

(b)	Capital and Liquidity Requirements. If any Lender determines in its sole and absolute discretion that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Individual Commitment of such Lender or the extensions of credit made by it, to a level below that which such Lender or its holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of its holding company with respect to, as applicable, capital adequacy or liquidity requirements), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or its holding company for any such reduction suffered, such amount or amounts to be determined in the sole and absolute discretion of the relevant Lender, acting reasonably.

(c)	Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower from time to time shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)	Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, except that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Finance Party’s intention to claim compensation therefor, unless the Change in Law giving rise to such increased costs or reductions is retroactive, in which case the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(e)	Dodd Frank and Basel III. Notwithstanding any other provision in this Agreement, no Lender shall demand compensation pursuant to this Section 8.2 in respect of a Change in Law arising from the Dodd-Frank Wall Street Reform and Consumer Protection Act or Basel III and all requests, rules, guidelines, requirements or directives thereunder or otherwise in this Agreement if it shall not at the time be the general policy or practice of such Lender, as determined by such Lender, to demand such compensation in similar circumstances and under comparable provisions of other credit agreements, if any. For avoidance of doubt, this Section shall not impose an obligation on a Lender to provide information regarding compensation claimed and/or paid under any other specific credit agreement; provided that such Lender shall, upon request from the Borrower, provide a written certificate of a senior officer of the Lender to the Borrower that it is the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements.

8.3	Failure to Fund as a Result of Change of Circumstances

If (i) any Lender but not all of the Lenders who have Individual Commitments seeks additional compensation pursuant to Section 8.2(a) or 8.2(b), or (ii) any Lender becomes a Defaulting Lender or an Non-FATCA Compliant Lender (any Lender described in paragraphs (i) and (ii) of this Section 8.3, for the purposes of this Section, the “Affected Lender”), then the Borrower may indicate to the Administrative Agent in writing that the Borrower desires to replace the Affected Lender with one or more of the other Lenders, and the Administrative Agent shall then forthwith give notice to the other Lenders that any such Lender or Lenders may, in the aggregate, advance all (but not part) of the Affected Lender’s Pro Rata Share of the affected credit and, in the aggregate, assume all (but not part) of the Affected Lender’s Individual Commitment and obligations under the Facility and acquire all (but not part) of the rights of the Affected Lender and assume all (but not part) of the obligations of the Affected Lender under each of the other Finance Documents to the extent they relate to the Facility (but in no event shall any other Lender or the Administrative Agent be obliged to do so). If one or more Lenders shall so agree in writing (in this Agreement collectively called the “Assenting Lenders” and individually called an “Assenting Lender”) with respect to such advance, acquisition and assumption, the Pro Rata Share of such credit of each Assenting Lender and the Individual Commitment and the obligations of such Assenting Lender under the Facility and the rights and obligations of such Assenting Lender under each of the other Finance Documents to the extent they relate to the Facility shall be increased by its respective pro rata share (based on the relative Individual Commitments of the Assenting Lenders) of the Affected Lender’s Pro Rata Share of such credit and Individual Commitment and obligations under the Facility and rights and obligations under each of the other Finance Documents to the extent they relate to the Facility on a date mutually acceptable to the Assenting Lenders and the Borrower. On such date, the Assenting Lenders shall extend to the Borrower the Affected Lender’s Pro Rata Share of such credit and shall prepay to the Affected Lender the advances of the Affected Lender then outstanding, together with all interest accrued thereon and all other amounts owing to the Affected Lender under this Agreement, and, upon such advance and prepayment by the Assenting Lenders, the Affected Lender shall cease to be a “Lender” for purposes of this Agreement and shall no longer have any rights or obligations under this Agreement. Upon the assumption of the Affected Lender’s Individual Commitment as aforesaid by an Assenting Lender, Schedule A shall be deemed to be amended to increase the Individual Commitment of such Assenting Lender by the respective amounts of such assumption. For certainty, the Borrower shall not be required to pay an Affected Lender that is a Defaulting Lender in respect of breakage costs or other amounts required to be paid as a result of prepayment to such Lender.

8.4	Indemnity Relating to Credits

Upon notice from the Administrative Agent to the Borrower (which notice shall be accompanied by a detailed calculation of the amount to be paid by the Borrower), the Borrower shall pay to the Administrative Agent or the relevant Lender such amount or amounts as will compensate the Administrative Agent or the relevant Lender for any loss, cost or expense incurred by them:

(a)	in the liquidation or redeposit of any funds acquired by any such Lender to fund or maintain any portion of a Term Benchmark Loan as a result of:

(i)	the failure of the Borrower to borrow or make repayments on the dates specified under this Agreement or in any notice from the Borrower to the Administrative Agent (provided that if any notice specifies the repayment of a Term Benchmark Loan at any time other than its maturity date, then the Borrower shall be responsible for any loss, costs or expenses referred to above); or

(ii)	the repayment or prepayment of any amounts on a day other than the payment dates prescribed in this Agreement or in any notice from the Borrower to the Administrative Agent (provided that if any notice specifies the repayment of a Term Benchmark Loan at any time other than its maturity date, then the Borrower shall be responsible for any loss, costs or expenses referred to above).

(b)	Notwithstanding the foregoing, the Borrower shall not be required to indemnify a Lender for any such loss, cost or expense if such loss, cost or expense is sustained or incurred by such Lender while it is a Defaulting Lender.

8.5	Indemnity for Transactional and Environmental Liability

(a)	The Borrower hereby agrees to indemnify and hold the Administrative Agent, and each Lender and each of their respective Affiliates, shareholders, officers, directors, employees, and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all claims, demands, actions, causes of action, suits, losses, costs, charges, liabilities and damages, and expenses in connection therewith (irrespective of whether such Indemnified Party is a party to the action for which indemnification under this Agreement is sought), and including, without limitation, reasonable legal fees and out of pocket disbursements and amounts paid in settlement which are approved by the Borrower (collectively in this Section 8.5(a), the “Indemnified Liabilities”), incurred or suffered by, or asserted against, the Indemnified Parties or any of them as a result of, or arising out of, or relating to:

(i)	the extension of credit contemplated in this Agreement;

(ii)	any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any credit extended under this Agreement;

(iii)	any actual or threatened investigation, litigation or other proceeding relating to any credit extended or proposed to be extended as contemplated in this Agreement; or

(iv)	the execution, delivery, performance or enforcement of the Finance Documents and any instrument, document or agreement executed pursuant to this Agreement, except for any such Indemnified Liabilities that a court of competent jurisdiction determined arose on account of the relevant Indemnified Party’s gross negligence or willful misconduct or breach by such Indemnified Party of its obligations under the Finance Documents.

(b)	Without limiting the generality of the indemnity set out in Section 8.5(a), the Borrower hereby further agrees to indemnify and hold the Indemnified Parties free and harmless from and against any and all claims, demand, actions, causes of action, suits, losses, costs, charges, liabilities and damages, and expenses in connection therewith, including, without limitation, reasonable and documented legal fees and out of pocket disbursements and amounts paid in settlement which are approved by the Borrower, of any and every kind whatsoever paid (collectively in this Section 8.5(b), the “Indemnified Liabilities”), incurred or suffered by, or asserted against, the Indemnified Parties or any of them for, with respect to, or as a direct or indirect result of:

(i)	the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from, any real property legally or beneficially owned (or any estate or interest which is owned), leased, used or operated by any Obligor or any Specified Entity of any Hazardous Material, contaminant, pollutant or waste; and

(ii)	any other violation of or liability pursuant to an Environmental Law with respect to any Obligor or Specified Entity, and regardless of whether caused by, or within the control of, such Obligor, except for any such Indemnified Liabilities that a court of competent jurisdiction determined arose on account of the relevant Indemnified Party’s gross negligence or willful misconduct.

(c)	In case any claim, demand, action, cause of action or suit is threatened or brought against any Indemnified Party, (i) such Indemnified Party shall promptly notify Borrower of such, (ii) such Indemnified Party shall not settle any such claim for which indemnity is required hereunder without the prior written consent of Borrower and (iii) if requested by Borrower, such Indemnified Party shall permit Borrower to assume control of the defense and settlement of any claim for which indemnity is required hereunder and such Indemnified Party and such Indemnified Party shall cooperate and assist in such defense of such claim if reasonably requested to do so by Borrower.

(d)	All obligations provided for in this Section 8.5 shall survive indefinitely the permanent repayment of the outstanding credit under this Agreement and the termination of this Agreement. The obligations provided for in this Section 8.5 shall not be reduced or impaired by any investigation made by or on behalf of the Finance Parties.

(e)	The Borrower hereby agrees that, for the purposes of effectively allocating the risk of loss placed on the Borrower by this Section 8.5, each Finance Party shall be deemed to be acting as the agent or trustee on behalf of and for the benefit of their respective shareholders, officers, directors, employees and agents.

(f)	If, for any reason, the obligations of the Borrower pursuant to this Section 8.5 shall be unenforceable, the Borrower agrees to make the maximum contribution to the payment and satisfaction of each obligation that is permissible under Applicable Law.

(g)	The indemnity under this Section 8.5 shall not apply to matters specifically dealt with in Sections 8.2, 8.4, 8.5(h) or 11.1(f).

(h)	Notwithstanding the foregoing, the Borrower shall not be required to indemnify a Lender for any such loss, cost or expense if such loss, cost or expense is sustained or incurred by such Lender while it is a Defaulting Lender.

8.6	Gross-Up for Taxes

(a)	Any and all payments made by or on behalf of the Borrower under this Agreement or under any other Finance Document (any such payment being hereinafter referred to as a “Payment”) to or for the benefit of a Finance Party shall be made without set-off or counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any and all present or future Taxes except to the extent that such deduction or withholding is required by law or the administrative practice of any Official Body. If any such Taxes are so required to be deducted or withheld from or in respect of any Payment made to or for the benefit of a Finance Party, the Borrower shall:

(i)	promptly notify the Administrative Agent of such requirement;

(ii)	with respect to Indemnified Taxes, pay to such Finance Party in addition to the Payment to which such Finance Party is otherwise entitled, such additional amount as is necessary to ensure that the net amount actually received by such Finance Party (free and clear of, and net of, any such Indemnified Taxes, including the full amount of any Indemnified Taxes required to be deducted or withheld from any additional amount paid by the Borrower under this Section 8.6(a), whether assessable against the Borrower or such Finance Party) equals the full amount the Finance Party, would have received had no such deduction or withholding been required;

(iii)	make such deduction or withholding;

(iv)	pay to the relevant Official Body in accordance with Applicable Law the full amount of Taxes required to be deducted or withheld (including the full amount of Taxes required to be deducted or withheld from any additional amount paid by the Borrower, to the Finance Party under this Section 8.6(a)), within the time period required by Applicable Law; and

(v)	as promptly as possible thereafter, forward to the relevant Finance Party an original official receipt (or a certified copy), or other documentation reasonably acceptable to the Administrative Agent and such Finance Party, evidencing such payment to such Official Body.

(b)	In addition, the Borrower agrees to pay any and all present or future Other Taxes.

(c)	The Borrower hereby indemnifies and holds harmless each Finance Party, on an after-Taxes basis, for the full amount of Indemnified Taxes and Other Taxes. In addition, the Borrower hereby indemnifies and holds harmless each Finance Party for all Taxes, interest, penalties and other liabilities, levied, imposed or assessed against (and whether or not paid directly by) the Administrative Agent or such Finance Party, as applicable, and for all expenses, resulting from or relating to the Borrower’s failure to:

(i)	remit to the Administrative Agent or such Finance Party the documentation referred to in Section 8.6(a)(v); or

(ii)	pay any Taxes or Other Taxes when due to the relevant Official Body (including, without limitation, any Taxes imposed by any Official Body on amounts payable under this Section 8.6).

(d)	The provisions of Section 8.6(c) shall apply whether or not such Indemnified Taxes or Other Taxes were correctly or legally assessed. The Administrative Agent or any Finance Party who pays any Taxes or Other Taxes shall promptly notify the Borrower of such payment, provided, however, that failure to provide such notice shall not detract from, or compromise, the obligations of the Borrower under this Section 8.6. Payment pursuant to this indemnification shall be made within 20 days from the date the Administrative Agent or the relevant Finance Party, as the case may be, makes written demand therefor accompanied by a certificate as to the amount of such Taxes or Other Taxes and the calculation thereof, which calculation shall be prima facie evidence of such amount.

(e)	If the Borrower determines in good faith that a reasonable basis exists for contesting any Indemnified Taxes for which a payment has been made under this Section 8.6, the relevant Finance Party shall, if so requested by the Borrower, cooperate with the Borrower in challenging such Indemnified Taxes at the Borrower’s expense.

(f)	If any Finance Party receives a refund of Taxes for which a payment has been made by the Borrower under this Section 8.6, which refund in the good faith judgment of the Finance Party is attributable to the Indemnified Taxes giving rise to such payment made by the Borrower, then such Finance Party shall reimburse the Borrower for such amount (if any, but not exceeding the amount of any payment made under this Section 8.6 that gives rise to such refund), net of out-of- pocket expenses of such Finance Party which the Finance Party determines in its absolute discretion will leave it, after such reimbursement, in no better or worse position than it would have been in if such Taxes subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts in respect of such Taxes had never been paid. The Borrower, upon the request of a Finance Party, agrees to repay such Finance Party any portion of any such refund paid over to the Borrower that a Finance Party is required to repay to the relevant Official Body and agrees to pay any interest, penalties or other charges paid by such Finance Party as a result of or related to such payment to such Official Body. No Finance Party shall be under any obligation to arrange its tax affairs in any particular manner so as to claim any refund. No Finance Party shall be obliged to disclose any information regarding its tax affairs or computations to the Borrower or any other Person in connection with this Section 8.6(f) or any other provision of this Section 8.6.

(g)	Any Finance Party that is entitled to an exemption from or reduction of withholding Taxes or Other Taxes (collectively, “Relevant Taxes”) under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to Payments shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law and reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law (if any) as will permit such payments to be made without withholding or at a reduced rate of withholding or a reduced rate of Relevant Taxes. In addition, any Finance Party, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law (if any) or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Finance Party is subject to withholding or information reporting requirements. Notwithstanding the foregoing, no Finance Party shall be required to deliver any documentation pursuant to this Section 8.6(g) that such Finance Party is not legally able to deliver.

(h)	Additional amounts payable under Section 8.6(a) have the same character as the Payments to which they relate. For greater certainty, for example, additional amounts payable under Section 8.6(a), in respect of interest payable under a Finance Document, shall be payments of interest under such Finance Document. All payments made under this Section 8.6 shall be subject to the provisions of this Section 8.6(h).

(i)	The Borrower’s obligations under this Section 8.6 shall survive without limitation the termination of the Facility and this agreement and all other Credit Documents and the permanent repayment of the outstanding credit and all other amounts payable under this Agreement or the Credit Documents.

Article 9
REPAYMENTS AND PREPAYMENTS

9.1	Repayment of Facility

Subject to the following sentence, the Borrower shall repay to the Administrative Agent, for the account of the Lenders, in full the outstanding credit under the Facility on the Maturity Date together with all accrued and unpaid interest thereon and all accrued and unpaid fees with respect thereto. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of a Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise), at the request of Borrower, shall be applied to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent.

9.2	Extension of Maturity Date

(a)	Commencing during the Fiscal Year ended December 31, 2023 and in each subsequent Fiscal Year, the Borrower may, no earlier than 90 days and no later than 30 days prior to the end of the then-current Fiscal Year, request in writing to the Administrative Agent (the “Extension Request”) that this Agreement be amended to extend the then current Maturity Date to a date one year later than the then current Maturity Date. A copy of the Extension Request shall be provided by the Administrative Agent to each of the Lenders in accordance with Section 17.19. Each Lender may, in its sole discretion and regardless of whether or not there is any Default under this Agreement, by written notice to the Administrative Agent (the “Extension Response Notice”), not later than 35 days after the Administrative Agent’s receipt of the Extension Request (the “Extension Response Period”), approve or decline the Extension Request. If any such Lender does not provide an Extension Response Notice within the Extension Response Period, such Lender shall be deemed to have declined the Extension Request. If the Majority Lenders approve the Extension Request, the Administrative Agent shall notify the Borrower and the Lenders of such approval and confirm the new Maturity Date, which new Maturity Date shall become effective on and from the Maturity Extension Date for the Facility. If the Majority Lenders do not approve the Extension Request, the Administrative Agent shall notify the Borrower and the Lenders and the Maturity Date shall not be extended.

(b)	If the Majority Lenders but less than all of the Lenders under the Facility approve the Extension Request within the Extension Response Period (the “Approving Lenders”), the following shall apply:

(i)	On or before the second Banking Day after the Extension Response Period, the Administrative Agent shall give written notice (the “Acquisition Request Notice”) to the Borrower and each Lender under the Facility identifying the Approving Lenders and Lender or Lenders under the Facility that have declined or are deemed to have declined the Extension Request (the “Declining Lenders”) and their respective Individual Commitments with respect to the Facility.

(ii)	Any Approving Lender may, at its option, acquire all or any portion of the rights and obligations of the Declining Lenders under the Credit Documents with respect to the Facility (all of such rights and obligations being herein called the “Available Amount”) by giving written notice to the Administrative Agent (an “Acquisition Notice”) of the portion of the Available Amount which it is prepared to acquire (the “Desired Acquisition Amount”). Such Acquisition Notice shall be given within 10 days following the giving of the Acquisition Request Notice (such deadline being herein called the “Acquisition Deadline”). If only one Approving Lender gives an Acquisition Notice to the Administrative Agent or if more than one Approving Lender gives an Acquisition Notice to the Administrative Agent but the aggregate of their Desired Acquisition Amounts is less than or equal to the Available Amount, then each such Approving Lender shall be entitled to acquire its Desired Acquisition Amount of the rights and obligations of the Declining Lenders under the Credit Documents with respect to the Facility. If more than one Approving Lender gives an Acquisition Notice to the Administrative Agent and the aggregate of the Desired Acquisition Amounts is greater than the Available Amount, then each such Approving Lender shall be entitled to acquire a pro rata share of the rights and obligations of the Declining Lenders under the Credit Documents with respect to the Facility, such pro rata share being determined based on the relative Desired Acquisition Amount of each such Approving Lender. On or before the second Banking Day following the Acquisition Deadline, the Administrative Agent shall give to the Borrower and each Lender a written notice identifying the Available Amount of each Declining Lender and the portion thereof to be acquired by each Approving Lender. Each of such acquisitions shall be completed in accordance with the procedures set out in Section 19.5(c) on such date as the Approving Lender or Approving Lenders may select, provided that such date shall not be later than the then-current Maturity Date (the “Maturity Extension Date”). If the Available Amount is not completely acquired by the Approving Lenders, the Borrower may locate other Persons who are satisfactory to the Administrative Agent, acting reasonably, and who acquire all or a portion of the balance of the rights and obligations of the Declining Lenders under the Credit Documents on the Maturity Extension Date of such year in accordance with the procedures set out in Section 19.5(c). Any outstanding credit extended by the Declining Lenders to the Borrower which is not so acquired by Approving Lenders shall, at the option of the Borrower, (x) remain outstanding under this Agreement subject to the terms and conditions hereof but shall be repaid by the Borrower to the Declining Lender in full on the then current Maturity Date (without giving effect to the Extension Request) or (y) be repaid in full by the Borrower.

9.3	Repayment of Credit Excess

In the event that there is a Credit Excess at any time under the Facility, the Borrower shall repay to the Lenders on demand the amount of such Credit Excess.

9.4	Voluntary Prepayments

Subject to Section 9.5, the Borrower shall be entitled to prepay all or any portion of the outstanding Loans at any time, without penalty, provided that Section 8.4 shall be complied with in connection with any such prepayment and any such prepayment of all or any portion of any Loan shall be in an amount of no less than $2,000,000 and otherwise in integral multiples of $100,000 in excess thereof. Amounts under the Facility which have been prepaid as aforesaid may be reborrowed. Other than any payments required pursuant to Section 8.4, there are no premiums, penalties or other additional payments associated with any voluntary prepayments under this Section 9.4.

9.5	Prepayment Notice

The Borrower shall give written notice to the Administrative Agent of each voluntary prepayment pursuant to Section 9.4. Such notice (a “Prepayment Notice”) shall be irrevocable and in the form attached as Schedule R, shall be given in accordance with Section 3.9 and shall specify:

(a)	the date on which the prepayment is to take place; and

(b)	the type and principal amount of the Loan or the portion thereof which is to be prepaid.

9.6	Mandatory Prepayment

The Borrower will, as soon as reasonably possible upon acquiring actual knowledge thereof, notify the Administrative Agent of any Change of Control (a “Change of Control Notice”). The Borrower shall prepay in full all amounts outstanding under the Facility, on or within 90 days of a Change of Control that has not been approved by the Majority Lenders; provided however that if the Majority Lenders have failed to respond to a Change of Control Notice prior to such ninetieth day, they will be deemed to have provided their approval to such Change of Control.

9.7	Currency of Repayment

All payments and repayments of outstanding credit under this Agreement shall be made in U.S. Dollars.

Article 10
REPRESENTATIONS AND WARRANTIES

10.1	Representations and Warranties

To induce the Lenders and the Administrative Agent to enter into this Agreement and to induce the Finance Parties to extend credit under the Finance Documents, the Borrower hereby represents and warrants to the Finance Parties as of the date hereof, as of the date of each extension of credit under this Agreement, and as of the last day of each Fiscal Quarter, in each case, unless otherwise provided herein (provided that, for avoidance of doubt, any representations and warranties which are made as of a specific date shall be as of such date), as follows and acknowledges and confirms that the Finance Parties are relying upon such representations and warranties in entering into this Agreement and in extending credit under the Finance Documents:

(a)	Status and Power. Each Obligor:

(i)	and each Specified Entity is a corporation duly incorporated and organized and, where legally applicable, validly subsisting in good standing under the laws of its governing jurisdiction (except as otherwise permitted by a Permitted Corporate Reorganization);

(ii)	and each Specified Entity is duly qualified, registered or licensed in all jurisdictions where the nature of its business makes such qualification, registration or licensing necessary and where the failure to do so would reasonably be expected to have a Material Adverse Effect;

(iii)	and each Specified Entity has all requisite corporate capacity, power and authority to own, hold under licence or lease its properties, and to carry on its business as now conducted; and

(iv)	has all necessary corporate capacity to enter into, and carry out the transactions contemplated by, the Finance Documents to which it is a party.

(b)	Authorization and Enforcement. All necessary action, corporate or otherwise, has been taken to authorize the execution, delivery and performance by each Obligor of the Finance Documents to which it is a party. Each Obligor has duly executed and delivered the Finance Documents to which it is a party. The Finance Documents to which each Obligor is a party are legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with its terms, except to the extent that the enforceability thereof may be limited by:

(i)	applicable bankruptcy, insolvency, moratorium, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally; and

(ii)	the fact that the courts may deny the granting or enforcement of equitable remedies.

(c)	Compliance with Other Instruments. The execution, delivery and performance by each Obligor of:

(i)	the Finance Documents to which it is a party, and the consummation of the transactions contemplated herein and therein, do not and will not conflict with, result in any breach or violation of, or constitute a default under, the terms, conditions or provisions of, the charter or constating documents or by-laws of, or any shareholder agreement or declaration relating to, such Obligor;

(ii)	the Finance Documents to which it is a party, and the consummation of the transactions contemplated herein and therein, do not and will not conflict with, result in any material breach or violation of, or constitute a material default under, the terms, conditions or provisions of, any law, regulation, judgment, decree or order binding on or applicable to such Obligor or to which its material property is subject or of any Material Agreement or any Mining Licenses to which such Obligor or Specified Entity is a party or is otherwise bound or by which such Obligor or Specified Entity benefits or to which material property is subject and do not require the consent or approval of any Official Body which Official Body has jurisdiction over such Obligor or Specified Entity or its property or any other party, other than any necessary consent or approval of the counterparties of the Material Agreements, Mining Licenses and other instruments, which consent or approval has been obtained and remains in full force and effect.

(d)	Financial Statements.

(i)	The consolidated financial statements of the Borrower and the combined financial statements of the LGJV for the most recently completed Fiscal Quarter or Fiscal Year, as the case may be, were prepared in accordance with GAAP and no Material Adverse Change has occurred in the condition, financial or otherwise, of the Borrower or the LGJV since the date of such financial statements.

(ii)	The consolidated/combined balance sheets of each of the aforesaid financial statements presents in all material respects a fair statement of the consolidated/combined financial condition and assets and liabilities of the Borrower and the LGJV as at the date thereof and the consolidate/combined statements of operations, retained earnings and cash flows contained in the aforesaid consolidated/combined financial statements fairly present in all material respects the results of the consolidated/combined operations of the Borrower and the LGJV throughout the periods covered thereby.

(iii)	Except to the extent reflected or reserved against in the aforesaid balance sheet (including the notes thereto) and except as incurred in the ordinary and usual course of the consolidated/combined business of the Borrower and the LGJV, neither the Borrower nor the LGJV has any outstanding Indebtedness or any liability or obligations (whether accrued, absolute, contingent or otherwise) of a material nature customarily reflected or reserved against in a balance sheet (including the notes thereto) prepared in accordance with GAAP.

(iv)	The last day of the Borrower’s Fiscal Year is December 31 of each year and the last day of the LGJV’s Fiscal Year is December 31 of each year.

(e)	Litigation. Except as disclosed in Schedule S, there are no actions, suits, inquiries, claims or proceedings (whether or not purportedly on behalf of any Obligor or any Specified Entity) pending or threatened in writing against or affecting any Obligor or Specified Entity before any Official Body which in any case or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(f)	Title to Assets. Each Obligor has good and marketable title to its material property, assets and undertaking, free from any Lien other than the Permitted Liens and each Specified Entity has good and marketable title to its material property, assets and undertaking, free from any Lien other than the Permitted Liens.

(g)	Conduct of Business.

(i)	Neither any Obligor nor any Specified Entity is in violation of any agreement, mortgage, franchise, licence, judgment, decree, order, statute, statutory trust, rule or regulation relating in any way to itself or to the operation of its business or to its property or assets and which could reasonably be expected to have a Material Adverse Effect (except in the case of Anti-Corruption Laws which shall not be so qualified by a Material Adverse Effect).

(ii)	Each Obligor and each Specified Entity holds all licenses, certificates of approval, approvals, registrations, permits and consents which are required to operate its businesses where they are currently being operated except where the failure to have such licenses, certificates of approval, approvals, registrations, permits and consents could not reasonably be expected to have a Material Adverse Effect.

(h)	Outstanding Defaults.

(i)	No Default or Event of Default exists or would result from the incurring of any Secured Obligations by any Obligor.

(ii)	No event has occurred which constitutes or which, with the giving of notice, lapse of time or both, would constitute a default under or in respect of any Material Agreement, Mining License, or material undertaking or instrument to which any Obligor or Specified Entity is a party or to which its respective property or assets may be subject, and which could reasonably be expected to have a Material Adverse Effect.

(i)	Solvency Proceedings. Neither any Obligor nor any Specified Entity has:

(i)	admitted its inability to pay its debts generally as they become due or failed to pay its debts generally as they become due;

(ii)	in respect of itself, filed an assignment or petition in bankruptcy or a petition to take advantage of any insolvency statute;

(iii)	made an assignment for the benefit of its creditors;

(iv)	consented to the appointment of a receiver, custodian, trustee or liquidator of the whole or any substantial part of its assets;

(v)	filed a petition or answer seeking a reorganization, arrangement, adjustment or composition in respect of itself under applicable bankruptcy laws or any other Applicable Law or statute of the United States or other applicable jurisdiction or any subdivision thereof; or

(vi)	been adjudged by a court having jurisdiction a bankrupt or insolvent, nor has a decree or order of a court having jurisdiction been entered for the appointment of a receiver, liquidator, trustee or assignee in bankruptcy of any Obligor or Specified Entity with such decree or order having remained in force and undischarged or unstayed for a period of 30 days.

(j)	Tax Returns and Taxes. Each Obligor and each Specified Entity has filed all income and other material Tax returns and Tax reports required by law to have been filed by it and has paid all Taxes thereby shown to be owing and all Taxes upon its respective properties and assets which are owing, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles shall have been set aside on its books.

(k)	Expropriation or Condemnation. There is no present or threatened (in writing to an Obligor or a Specified Entity) expropriation or condemnation of the property or assets of any Obligor or any Specified Entity by an Official Body which expropriation or condemnation would be reasonably to have a Material Adverse Effect.

(l)	Environmental Compliance.

(i)	All facilities and property (including underlying groundwater) now or previously owned, leased, used or operated by each Obligor or Specified Entity are owned or leased in compliance with all Environmental Laws except where any non- compliance could not reasonably be expected to have a Material Adverse Effect;

(ii)	Except as disclosed in Schedule Q, there are no pending or threatened (in writing to an Obligor or any Specified Entity) claims, complaints, notices or requests for information received by any Obligor or Specified Entity from any Official Body with respect to any alleged violation of any Environmental Law which alleged violation would reasonably be expected to have a Material Adverse Effect;

(iii)	There have been no Releases of any Hazardous Materials under or from any property now or previously owned, operated, used or leased by any Obligor or any Specified Entity in violation of Environmental Laws except for Releases of any Hazardous Materials which could not reasonably be expected to have a Material Adverse Effect;

(iv)	Each Obligor and each Specified Entity has been issued and is in compliance with all permits, certificates, approvals, licenses and other authorizations required under any Environmental Laws as of the date of this representation to carry on its business except where any non-issuance or non-compliance could not reasonably be expected to have a Material Adverse Effect; and

(v)	No conditions exist at, on or under any property owned, operated, used or leased by any Obligor or any Specified Entity which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law except for:

(A)	customary reclamation obligations; and

(B)	the existence of any such conditions or liability which could not reasonably be expected to have a Material Adverse Effect.

(m)	Proceeds of Crime and Terrorist. To the extent applicable, the Borrower and each Obligor, is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended) (the “Patriot Act”). The Borrower operates in a country that is a member of the Financial Action Task Force.

(n)	Partnerships. No Obligor or Specified Entity, is, directly or indirectly, a member of, or a partner or participant in, any partnership, joint venture or syndicate, save and except with respect to the joint venture under the LGJV Agreement.

(o)	Corporate Structure. As at the date hereof, and hereafter, except as such information may change as a result of a transaction permitted hereby and reported to the Administrative Agent in accordance with Section 11.1(b)(iii), the chart attached to this Agreement as Schedule I accurately sets out the corporate structure of the Obligors, and each Specified Entity and evidences (i) intercorporate share ownership as of the date of this Agreement and (ii) ownership of the Mine.

(p)	Employee Benefit Plans. Each Employee Benefit Plan mandated by an Official Body that is intended to qualify for special tax treatment meets all of the requirements for such treatment and has obtained all necessary approvals of each relevant Official Body. No Employee Benefit Plan has any unfunded liabilities, determined in accordance with GAAP, that have not been fully accrued on the most recent consolidated financial statements of the Borrower or that will not be fully offset by insurance. All Employee Benefit Plans are registered where required by, and are in good standing under, all Applicable Laws.

(q)	Mining Licenses. The Mining Licenses have been validly granted and recorded in the name of, and are owned by the applicable Specified Entity and are in full force and effect, except as provided in the Disclosure Certificate. The Mining Licenses grant the holders thereof the exclusive right to extract minerals from the areas covered by the Mining Licenses in accordance with the respective terms and conditions thereof and applicable thereto. Except as disclosed in the Disclosure Certificate, as such disclosure may be updated from time to time to the extent required pursuant to Section 11.1(b):

(i)	no Person has any material right, title or interest in or to the Mining Licenses other than Permitted Liens; and

(ii)	except for Permitted Liens, all fees, including maintenance fees, and other payments due to any Official Body in respect of the Mining Licenses have been paid in full on a timely basis, except as would not materially interfere with the use made by the applicable Specified Entity of the Mining Licenses.

(r)	Authorizations for the Mining Operations. All material authorizations (including those required under Environmental Laws), concessions, mining rights, water rights, easements, leases, surface rights, rights of way and other property rights and other rights necessary for the Mining Operations as of the relevant date this representation is made and necessary for maintaining and preserving the rights of the relevant Obligors and each Specified Entity therein are in full force and effect and are sufficient to permit the Mining Operations in all material respects as contemplated by the Financial Model, in each case other than those which:

(i)	are not now necessary and which are expected to be obtained in the ordinary course of business by the time they are necessary (those that are in existence as at the date hereof with respect to presently planned future operations are listed in the relevant Disclosure Certificate); or

(ii)	the failure to have or to obtain in due course would not reasonably be expected to result in a Material Adverse Effect, and

(iii)	no Obligor nor any Specified Entity has taken any action or omitted to take any action, and to, the Knowledge of the Borrower, no other Person has taken any action or omitted to take any action, which could result in the forfeiture, loss, adverse change, non-renewal or non- issuance of any such authorization, concession, mining right, water right, easement lease, surface right, right-of-way, property right or other right which has or would reasonably be expected to have a Material Adverse Effect.

(s)	Disclosure Certificate. Other than as may be updated from time to time pursuant to Section 11.1(b), all information in each Disclosure Certificate is hereby certified to be true and correct in all material respects as at the date of delivery of such Disclosure Certificate.

(t)	Assets Insured. The property and assets of each Obligor and each Specified Entity are insured with insurers, in amounts, for risks and otherwise which are reasonable in relation to such property and assets (subject to the amount of such deductibles as are reasonable in light of industry practice) against loss or damage, and there has been no default or failure by the party or parties insured under the provisions of such policies of insurance maintained which would prevent the recovery by any Obligor or Specified Entity insured thereunder of the full amount of any material insured loss.

(u)	Intellectual Property. Each Obligor and each Specified Entity owns or licenses or otherwise has the right to use all Intellectual Property that is used in the operation of its businesses and, to the knowledge of the Obligors, without conflict with the rights of any other Person (other than any Intellectual Property the absence of which or any such conflict with respect to which would not reasonably be expected to have a Material Adverse Effect). Neither any Obligor nor any Specified Entity has received any written notice of any claim of infringement or similar claim or proceeding relating to any of the Intellectual Property which if determined against such Obligor could reasonably be expected to have a Material Adverse Effect. No present or former employee of any Obligor or any Specified Entity and no other Person owns or claims in writing to own or has or claims in writing to have any interest, direct or indirect, in whole or in part, in any of the Intellectual Property of such Obligor or Specified Entity that could reasonably be expected to have a Material Adverse Effect.

(v)	Capital of Obligors and Specified Entities. The authorized and issued capital of each Obligor (other than the Borrower) and each Specified Entity and the owner of record of all such issued capital, is as set forth in the Disclosure Certificate of such Obligor and all of the issued Shares have been issued by each Obligor and Specified Entity and are outstanding as fully paid and, where applicable, non-assessable. There are no outstanding warrants, options or other agreements which require or may require the issuance of any Shares of any Obligor (other than the Borrower) or Specified Entity or the issuance of any debt or securities convertible into Shares of any Obligor (other than the Borrower), there are no outstanding debt or securities convertible into Shares of any Obligor (other than the Borrower) or Specified Entity and there are no Shares allotted of any Obligor (other than the Borrower) or Specified Entity for issuance. Other than the LGJV Agreement, there is no unanimous shareholder agreement with respect to any Obligor.

(w)	Liens. The Liens granted to the Administrative Agent pursuant to the Security Documents are fully perfected first priority Liens in and to the Secured Assets of the relevant Obligor and Wholly-Owned Specified Entity in accordance with the Security Documents, subject only to Permitted Liens which by their nature rank in priority to the Security and will, upon the acquisition of additional Secured Assets by each Obligor and Wholly-Owned Specified Entity, constitute first charges or security interests (subject to Liens which by their nature have priority to the Security) upon all such Secured Assets of each such Obligor and Wholly-Owned Specified Entity free and clear of all Liens except Permitted Liens.

(x)	Consents, Approvals, etc. No consents, approvals, acknowledgements, undertakings, non-disturbance agreements, directions or other documents or instruments which have not already been provided to, or the requirement for delivery waived by, the Administrative Agent are required to be entered into by any Person:

(i)	to make effective the Security created or intended to be created by the Obligors in favour of the Administrative Agent pursuant to the Security Documents, save and except for such Material Agreements that require consent of the counterparty to be assigned;

(ii)	to ensure the perfection and the intended priority of such Security other than the consents and approvals referred to in the last sentence of Section 10.1(c) and filings contemplated under the Security Documents; and

(iii)	to implement the transactions contemplated hereby.

(y)	Material Agreements. Each Material Agreement is in full force and effect.

(z)	Anti-bribery Activities. No part of the proceeds of any Loan will be used by any Obligor, or any of its Subsidiaries or Affiliates, directly or, to the Knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of Anti-Corruption Laws.

(aa)	Sanctions Laws. None of the transactions contemplated by the Finance Documents violates any Sanctions. Furthermore, the Borrower nor any of its Subsidiaries or Affiliates, their respective directors and officers and, for the Borrower and its Subsidiaries and Affiliates, also including their respective employees, is a Sanctioned Person and the Borrower nor any of its Subsidiaries or Affiliates (including, in the case of the Borrower and its Subsidiaries, their respective directors, officers, employees and agents) engages in any dealings or transactions, or is otherwise associated, with a Sanctioned Person.

(bb)	Anti-Money Laundering Legislation. The Borrower has adopted and maintains adequate procedures and controls to ensure that it and the other Obligors and each Specified Entity are in compliance with all Anti-Money Laundering and Terrorism Legislation.

(cc)	Regulation T, U or X. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any credit obtained under this Agreement shall be used for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the FRB. Terms for which meanings are provided in Regulation T, U or X of the FRB or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

(dd)	Government Regulation. Neither the Borrower nor any Obligor is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Secured Obligations unenforceable. Neither the Borrower nor any Obligor is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

(ee)	Location of Assets. Neither any Obligor nor any Specified Entity carries on business, has an office or owns any properties or assets located, outside of the Permitted Jurisdictions.

(ff)	Royalties. There are no royalties, net smelter return obligations, streaming or prepaid delivery arrangements, production-based Taxes or similar levies on mineral production payable with respect to any mine owned directly or indirectly by an Obligor or any Specified Entity except the Royalties. There are no overdue amounts owing thereunder and no Obligor nor any Specified Entity is in default under or in breach of, in either case in any material respect, of any term or condition thereof.

(gg)	No Omissions. None of the representations and statements of fact set forth in this Section 10.1 omits to state any material fact necessary to make any such representation or statement of fact not misleading in any material respect.

(hh)	Ownership of LGJV. The Borrower has the legal and beneficial ownership of its Participating Interest (as defined in the LGJV Agreement) in the LGJV, which such Participating Interest is seventy per cent (70%) on the date of this Agreement.

10.2	Survival of Representations and Warranties

All of the representations and warranties of the Borrower contained in Section 10.1 shall survive the execution and delivery of this Agreement until the Secured Obligations Termination Date, notwithstanding any investigation made at any time by or on behalf of any Finance Party.

Article 11
COVENANTS

11.1	Affirmative Covenants

The Borrower hereby covenants and agrees with the Administrative Agent and the other Finance Parties that, until the Secured Obligations Termination Date, and unless waived in writing in accordance with Section 17.15:

(a)	Prompt Payment. The Borrower shall duly and punctually pay, or cause to be duly and punctually paid to the Finance Parties all amounts payable by each Obligor under the Finance Documents to which it is a party at the times and places and in the currency and manner mentioned therein.

(b)	Financial Reporting. The Borrower shall furnish the Administrative Agent with the following statements and reports:

(i)	within 90 days after the end of each Fiscal Year, copies of the audited consolidated financial statements of the Borrower and audited combined financial statements of the LGJV for such Fiscal Year together with the auditors’ report on such audited financial statements in form satisfactory to the Majority Lenders, acting reasonably;

(ii)	within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year the unaudited consolidated financial statements of the Borrower and unaudited combined financial statements of the LGJV in form satisfactory to the Majority Lenders, acting reasonably;

(iii)	concurrent with the deliveries of financial statements pursuant to Section 11.1(b)(i) and 11.1(b)(ii) above, a duly executed and completed compliance certificate, in the form attached as Schedule C and signed by a senior financial officer of the Borrower and written notification of any material change in the information certified in the Disclosure Certificate. For the purposes of this Section 11.1(b)(iii), a change shall be deemed to be “material” if the non-notification of same to the Administrative Agent would adversely impact the Mining Operations or cause a Material Adverse Effect.

(iv)	within 30 days after the end of each calendar month, an operating report including details of the operations of the Mine;

(v)	within 90 days after the end of each Fiscal Year, a Financial Model;

(vi)	such other statements, reports, documents and information as the Majority Lenders may reasonably request from time to time, including, without limitation, any information or documentation reasonably requested by a Lender from time to time based on applicable “know your customer” and Applicable Laws pertaining to Anti-Corruption Laws and Anti-Money Laundering Laws.

(c)	Use of Proceeds.

(i)	The Borrower shall apply all of the proceeds of the Facility for general corporate purposes, including for Permitted Investments, and Permitted Acquisitions. The Borrower shall not, directly or indirectly, use the proceeds of the Facility, or lend, contribute or otherwise make available such proceeds to any Person, for the purpose of funding or facilitating any business of or with any Sanctioned Person or in any country which is subject to Sanctions at such time, nor in any other manner, in each case as will result in a violation of any Sanctions by, or could reasonably result in the imposition of Sanctions against, any Person (including any Person participating in the transactions contemplated hereby, whether as Lender or otherwise).

(ii)	The Borrower shall ensure that any credit extended under the Facility is not used solely for the purposes of accumulating or maintaining Cash in one or more accounts (including, for greater certainty, any depository, investment or securities account) maintained by the Obligors outside the ordinary course of its business.

(iii)	The Borrower shall only request a Loan when the funds are intended to be used and will in fact be used strictly for the specific and legitimate business purposes described in this Section 11.1(c).

(d)	Insurance. The Borrower shall, and shall cause each other Obligor and, shall use reasonable commercial efforts to cause each Specified Entity to, insure and keep insured, with insurers, for risks, in amounts in a manner consistent with industry practice and otherwise upon terms satisfactory to the Lenders acting reasonably, all of such Obligor’s or such Specified Entity’s assets, property and undertaking. All premiums for such insurance shall be paid by the relevant Obligor or Specified Entity when due, and certificates of insurance and, if requested, photocopies of the policies shall be delivered to the Administrative Agent on an annual basis. The Borrower shall promptly notify the Administrative Agent of any loss, damage, or destruction to the relevant Secured Assets, whether or not covered by insurance, in excess of $10,000,000. If, an Event of Default exists, the Administrative Agent shall collect the insurance proceeds directly and no Obligor or Specified Entity shall enter into any settlement agreement with the applicable insurance company without the prior written consent of the Administrative Agent. For certainty, any insurance proceeds arising from the relevant Secured Assets on or after the Enforcement Date shall be applied in accordance with Section 17.25.

(e)	Access to Senior Financial Officers. Upon the request of the Administrative Agent at reasonable intervals, the Borrower shall, and shall cause each other Obligor to, make available its Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, and such other financial and technical officers as the Chief Executive Officer, the Chief Financial Officer or Chief Operating Officer may approve, to answer questions concerning such Obligor’s business and affairs including in respect of the LGJV.

(f)	Reimbursement of Expenses. The Borrower shall:

(i)	reimburse the Administrative Agent on demand for all reasonable and documented out-of-pocket costs, charges and expenses incurred by or on behalf of the Administrative Agent, including, without limitation, the reasonable and documented fees, disbursements and other charges of:

(A)	one primary counsel and any local or special counsel to the Administrative Agent; and

(B)	after the occurrence and during the continuance of an Event of Default that is continuing any insurance, environmental and social or other consultants (which fees shall include, for certainty, the costs for environmental and insurance audits and studies required by the Administrative Agent) in connection with its due diligence as well as the negotiation, preparation, execution, delivery, syndication (including printing and distribution expenses, whether by electronic means such as SyndTrak, with a third party distributor or otherwise, and reasonable out-of-pocket expenses incurred in connection with bank meetings), participation, administration and interpretation of the Finance Documents or the amendment, modification, interpretation, enforcement or waiver hereof or thereof, and the closing documentation ancillary to the completion of the transactions contemplated hereby and thereby and any amendments and waivers to this Agreement and thereto (whether or not consummated or entered into), the charges of Syndtrak and any lien search fees and lien registration fees;

(ii)	reimburse each Finance Party’s agents or officers, on demand, for all reasonable and documented out-of-pocket expenses of such agents or officers in connection with any visit of the nature referred to in Section 11.1(h); provided such reimbursement shall be subject to the limitations contained in such Section and in no event shall not exceed amounts which would be permitted under Borrower’s then-current employee travel expense reimbursement policy; and

(iii)	reimburse the Administrative Agent and the Lenders, on demand, for all out-of-pocket costs, charges and expense incurred by or on behalf of any of them (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Finance Documents.

(g)	Notice of Expropriation or Condemnation, Litigation and Default/Event of Default. The Borrower shall promptly notify the Lenders in writing of:

(i)	the commencement or the written threat of any expropriation or condemnation of any material assets, property or undertaking of any Obligor, Specified Entity or of the institution of any proceedings related thereto;

(ii)	any actions, suits, inquiries, disputes, claims or proceedings (whether or not purportedly on behalf of an Obligor) commenced or threatened in writing to an Obligor or Specified Entity against or affecting an Obligor or Specified Entity before any Official Body which in any case or in the aggregate could reasonably be expected to have a Material Adverse Effect;

(iii)	any material developments in respect of any litigation disclosed to the Administrative Agent pursuant to paragraph (ii), above;

(iv)	upon the occurrence of either a Default or an Event of Default, the nature and date of occurrence of such Default or Event of Default, the Borrower’s assessment of the duration and effect thereof and the action which the Borrower proposes to take with respect thereto; and

(v)	any non-compliance by an Obligor or Specified Entity with the Environmental Laws which would reasonably be expected to result in a Material Adverse Effect.

(h)	Inspection of Assets and Operations. Subject at all times to:

(i)	safety and security protocols;

(ii)	public health guidance and protocols of each applicable member of the Adjusted Consolidated Borrower Group with respect to the COVID-19 virus; and

(iii)	Applicable Law,

the Borrower shall, and shall cause each Obligor or Specified Entity (as applicable) to, permit representatives of the Administrative Agent and the Lenders from time to time to inspect the assets, property or undertaking (including, for certainty, the Mine) of any Obligor or Specified Entity and for that purpose to enter on any property which is owned and controlled by any Obligor or Specified Entity and where any of the material Secured Assets of any Obligor may be situated during reasonable business hours and, unless, in each case, a Default has occurred and is continuing, (x) upon reasonable prior written notice and (y) provided that, unless a Default has occurred and is continuing, no such inspections may occur more than once in any twelve month period. All such inspections while a Default has occurred and is continuing and the one inspection per Fiscal Year shall be at the cost of the Borrower, provided that, where there is no Default no more than two representatives of each of the Administrative Agent or the Lenders shall attend as part of any inspection.

(i)	Corporate Existence. The Borrower shall and, except as part of a Permitted Corporate Reorganization, shall cause each other Obligor and each Specified Entity to, maintain its corporate existence in good standing and qualify and remain duly qualified to carry on business and own property in each jurisdiction where the nature of its business makes such qualification necessary, except where failure to be so qualified would not reasonably have a Material Adverse Effect.

(j)	Conduct of Business. The Borrower shall, and shall cause each other Obligor and each Specified Entity to, conduct its business according to prudent industry practice, and otherwise in such a manner so as to comply with Applicable Laws, so as to observe and perform all its obligations, under leases, licences (including the Mining Licenses) and agreements necessary for the conduct of its business, except where such non- compliance, non-observance or non-performance could not reasonably be expected to have a Material Adverse Effect (save and except for Anti-Corruption Laws and Sanctions which shall not be so qualified by a Material Adverse Effect). The Borrower shall, and shall cause each other Obligor and each Specified Entity to, conduct its business in such a manner so as to comply with all Environmental Laws except where any non-compliance could not reasonably be expected to result in a Material Adverse Effect. The Borrower shall, and shall cause each other Obligor to, perform all obligations incidental to any trust imposed upon it by statute and shall ensure that any breaches of the said obligations and the consequences of any such breach shall be promptly remedied where such non-performance would reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall cause each other Obligor and each Specified Entity to, obtain and maintain all material licenses, permits, government approvals, franchises, authorizations and other rights necessary for the operation of its business except where failure to so obtain such licenses, permits, government approvals, franchises, authorizations and rights could not reasonably be expected to have a Material Adverse Effect.

(k)	Taxes. The Borrower shall, and shall cause each other Obligor and each Specified Entity to, pay all income and other material Taxes levied, assessed or imposed upon it and upon its property or assets or any part thereof, as and when the same become due and payable, save and except when and so long as the validity of any such Taxes is being contested in good faith by appropriate proceedings and reserves are being maintained in accordance with generally accepted accounting principles.

(l)	Environmental Matters. The Borrower shall, and shall cause each other Obligor and each Specified Entity to, promptly notify the Administrative Agent and provide copies upon receipt (and in any event no later than 10 Banking Days following such receipt) of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties or material compliance with Environmental Laws and shall proceed diligently to resolve any such claims, complaints, notices or inquiries relating to material compliance with Environmental Laws which in any case or in the aggregate could reasonably be expected to have a Material Adverse Effect and provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 11.1(l).

(m)	Leverage Ratio. The Borrower shall at all times maintain the Leverage Ratio at less than or equal to 3.00 to 1 and shall calculate the Leverage Ratio as at the last day of each Fiscal Quarter.

(n)	Liquidity Amount. The Borrower shall at all times maintain a minimum Liquidity Amount of $20 million, which such Liquidity Amount shall be tested on the last day of each Fiscal Quarter.

(o)	Interest Coverage Ratio. The Borrower shall at all times maintain the Interest Coverage Ratio at greater than or equal to 4.00 to 1 and shall calculate the Interest Coverage Ratio as at the last day of each Fiscal Quarter.

(p)	Books and Records. The Borrower shall, and shall cause each Obligor and each Specified Entity to, keep proper books of account and records covering all its business and affairs on a current basis, make full, true and correct entries of its transactions in such books, set aside on its books from their earnings all such proper reserves as required by generally accepted accounting principles and permit representatives of the Administrative Agent to inspect such books of account, records and documents and to make copies therefrom during reasonable business hours. The Borrower will, and shall cause each Obligor and each Specified Entity to, permit the Finance Parties or any of their respective representatives during reasonable business hours to inspect any and all of its properties and operations (including any particular mine), to visit all of its offices or any other location where relevant personnel or records are located, to discuss its financial matters with its officers and to examine (and photocopy extracts from) any of its books or other corporate records or any instrument, document or correspondence. All such inspections while a Default has occurred and is continuing and otherwise up to one inspection per Fiscal Year shall be at the cost of the Borrower.

(q)	Guarantors. No more than 45 days after either (i) the designation of a Material Subsidiary of the Borrower or (ii) the Borrower, directly or indirectly, acquires a Material Subsidiary:

(i)	the Borrower shall cause such Material Subsidiary to duly execute and deliver to the Administrative Agent an accession agreement in the form attached as Schedule N;

(ii)	the Borrower shall, and shall cause such Material Subsidiary to, duly execute and deliver to the Administrative Agent one or more Security Documents in order to charge all of such Material Subsidiary’s Secured Assets as security for its Secured Obligations and to charge all of such Material Subsidiary’s Shares as security for the Secured Obligations of the owner of such Shares;

(iii)	the Borrower shall deliver, or cause to be delivered to, the Administrative Agent, in form and substance satisfactory to the Administrative Agent:

(A)	a duly certified copy of the constating documents and by-laws or similar documents of such Material Subsidiary;

(B)	a certificate of status or good standing for such Material Subsidiary issued by the appropriate governmental body or agency of the jurisdiction in which such Material Subsidiary is incorporated, if applicable;

(C)	a duly certified copy of the resolution of the board of directors or shareholders of such Material Subsidiary authorizing it to execute, deliver and perform its obligations under each Finance Document to which such Material Subsidiary is a signatory and a duly certified copy of the resolution of the board of directors or shareholders (if required under the constating documents or by-laws of such Material Subsidiary) of such Material Subsidiary authorizing the pledge of all of its issued and outstanding Shares to the Administrative Agent and any subsequent disposition thereof by the Administrative Agent in realizing on the security therein constituted by the relevant Security Documents;

(D)	a certificate of an officer of such Material Subsidiary, in such capacity, setting forth specimen signatures of the individuals authorized to sign each Finance Document to which such Material Subsidiary is a signatory;

(E)	a Disclosure Certificate signed by an officer of such Material Subsidiary;

(F)	share certificates representing all of the issued and outstanding Shares of such Material Subsidiary (to the extent such Shares are certificated), in each case duly endorsed in blank for transfer or attached to duly executed stock transfers and powers of attorney or as otherwise required under Applicable Law;

(G)	an opinion of such Material Subsidiary’s counsel addressed to the Finance Parties and their counsel, relating to the status and capacity of such Material Subsidiary, the due authorization, execution and delivery and the validity and enforceability of the applicable Finance Documents in, inter alia, the jurisdiction of incorporation of such Material Subsidiary and such other matters as the Administrative Agent may reasonably request; and

(H)	requisite information to identify each such Material Subsidiary under the applicable “know your client” legislation, delivered sufficiently in advance for each Lender to complete such identification to their satisfaction;

(iv)	the Borrower shall cause such additional Security Documents or amendments to existing Security Documents to be executed and delivered to permit the pledge of the Shares of such Material Subsidiary;

(v)	the Administrative Agent and its counsel shall be satisfied, acting reasonably, that all necessary approvals, acknowledgements, directions and consents have been given and that all relevant laws have been complied with in respect of all agreements and transactions referred to in this Agreement; and

(vi)	except as otherwise provided in the relevant Security Documents, all documents and instruments shall have been properly registered, recorded and filed in all places which, searches shall have been conducted in all jurisdictions which, and deliveries of all consents, approvals, acknowledgements, undertakings, directions, negotiable documents of title and other documents and instruments to the Administrative Agent shall have been made which, in the opinion of the Administrative Agent’s counsel, acting reasonably, are desirable or required to make effective the Security and the intended first-ranking priority of such Security (subject to Permitted Liens which have priority by their nature) following the registration and recordation of such documents and instruments;

For greater certainty, notwithstanding the aforementioned 45 day period which the Borrower has to cause such Material Subsidiary to, among other things, execute and deliver a Guarantee, such Material Subsidiary shall, for all purposes of this Agreement, be a Guarantor under this Agreement on the date it became a Material Subsidiary. Furthermore, in the event that the Borrower is working in good faith with the Administrative Agent to comply with this Section 11.1(q) but is unable to deliver the documentation required thereby within the required time period, the Administrative Agent, in its sole discretion, may extend the time period.

(r)	Maintenance of Assets. Except as permitted in Section 11.2(c), the Borrower shall, and shall cause each other Obligor and Wholly-Owned Specified Entity to, maintain in good repair, working order and condition (reasonable wear, tear and obsolescence excepted) all of its Secured Assets.

(s)	Violations of Anti-Money Laundering and Terrorism Laws. If it obtains actual knowledge that (i) any holder of a direct or indirect equity or financial interest in it or in any Specified Entity or (ii) any Obligor or any of its Subsidiaries or any Specified Entity is the subject of any enforcement action or restriction under the Anti-Corruption Laws, Anti-Money Laundering and Terrorism Legislation and/or Sanctions, the Borrower shall promptly notify the Administrative Agent in writing thereof. Upon the request of the Administrative Agent, the Borrower shall promptly provide any information the Administrative Agent believes is reasonably necessary to be delivered to comply with any Anti- Corruption Laws, Anti-Money Laundering and Terrorism Legislation, Sanctions and/or Applicable Laws pertaining to “know your customer” standards.

(t)	Security.

(i)	Each Obligor shall maintain and preserve the Security created by the Security Documents and the priority of such Security.

(ii)	Each Obligor shall, and shall cause each Wholly-Owned Specified Entity to, promptly at any time required by the Administrative Agent and in any event no later than 20 days from receipt of notice from the Administrative Agent of such requirement, grant create such further Security, execute such further documents (whether public or private) and/or grant assurances in favour or for the benefit of the Administrative Agent for itself and for the benefit of the Finance Parties, and do all such acts and things as the Administrative Agent shall from time to time require over or in relation to all or any of its assets, rights or interests which are in the opinion of the Administrative Agent material to secure all obligations and liabilities (whether present or future) that the Obligors may have under any Finance Document or to perfect (in accordance with any relevant Security Document) or protect the Finance Parties' security over all or any part of the assets, rights or interests of the Obligors or any Wholly-Owned Specified Entity.

(u)	Joint Venture Agreement. The Borrower shall ensure that the Administrative Agent is provided in a timely manner with copies of any material notices or communications made by the participants of the LGJV, including notices of the Corporation Board, OpCo Board and Partner (as each such term is defined in the LGJV Agreement) meetings or decisions to be made (including at least 5 days prior notice of any decisions which fall within the scope of section 3.5 of the LGJV Agreement), and copies of all records or minutes of Corporation Board, OpCo Board and Partner meetings. The Borrower shall pay all Cash Calls (as defined in the LGJV Agreement), and any other amounts required to be paid under the LGJV Agreement as and when required.

(v)	Paid-in-Capital Distributions.

(i)	The Borrower shall promptly, and in any event no later than 5 Business Days prior to any PIC Distribution, deliver to the Administrative Agent a duly executed and completed PIC Distribution certificate, in the form attached as Schedule T.

(ii)	Subject to compliance by the Borrower with its obligations under this Section 11.1(v) and each PIC Distribution certificate, the Administrative Agent, for and on behalf of the Lenders, acknowledges, agrees and consents that, in connection with any PIC Distribution for which a PIC distribution certificate that has been delivered by the Borrower to the Administrative Agent in accordance with Section 11.1(v)(i) above, the Borrower shall not be obligated to deliver to the Administrative Agent a copy of the related Asiento within 5 Business Days from the date of any related increase or decrease of value of the equity interests held by the Borrower and Dowa in the Specified Entities, as more particularly described in, and as required pursuant to, the third clause (Variation of the Pledged Equity Interests’ Value) of the Mexican law governed equity pledge agreement listed in paragraph 1 of Schedule B to this Agreement. For the avoidance of doubt, the acknowledgement, agreement and consent of the Administrative Agent under this Section 11.1(v)(ii) shall be strictly limited to the Asiento related to the specific PIC Distribution referred to in a particular PIC Distribution certificate, which has been duly executed and delivered to the Administrative Agent, and shall not be construed as a general and continuing acknowledgement, agreement and consent applicable to all future Asientos related to all future PIC Distributions.

11.2	Restrictive Covenants

The Borrower hereby covenant and agree with the Administrative Agent and the other Finance Parties that, until the Secured Obligations Termination Date, and unless waived in writing in accordance with Section 17.15:

(a)	Liens. The Borrower shall not, and shall not permit or suffer any other Obligor or Specified Entity to, enter into or grant, create, assume or suffer to exist any Lien affecting any of their respective properties, assets or undertaking, whether now owned or hereafter acquired, save and except only for the Permitted Liens.

(b)	Corporate Existence. The Borrower shall not, and shall not permit or suffer any other Obligor or Specified Entity to, take part in any Corporate Reorganization or Capital Reorganization other than pursuant to a Permitted Reorganization.

(c)	Disposition of Assets. The Borrower shall not and, other than pursuant to a Permitted Reorganization, shall not suffer or permit any other Obligor or any Specified Entity to, Dispose of any of their respective assets other than Dispositions of:

(i)	inventory disposed of in the ordinary course of business including, for avoidance pursuant to doubt, the Offtake Agreements, and the Royalty Agreements;

(ii)	other assets of any Obligor or Specified Entity not related to the Mine, the Net Disposition Proceeds of which in any Fiscal Year do not exceed $10,000,000 for such Fiscal Year;

(iii)	worn out, unserviceable or obsolete equipment;

(iv)	property and assets of an Obligor acquired after the Closing Date; and

(v)	property and assets of an Obligor or Specified Entity to another Obligor or Specified Entity, provided that if the disposing Obligor has granted a Lien in favour of the Administrative Agent over the asset or property subject to such disposal, equivalent security over such asset or property shall be granted in favour of the Administrative Agent by the acquiring Obligor substantially concurrently with such Obligor’s acquisition of such asset or property, in each case, on terms and conditions satisfactory to the Administrative Agent, each a “Permitted Disposition”.

For the avoidance of doubt, a Restricted Forward Sale Transaction shall not constitute a commodity sale transaction in the ordinary course of business for the purposes of this Section.

(d)	Risk Management Agreements. The Borrower shall not, and shall not suffer or permit any other Obligor or Specified Entity to, enter into any Risk Management Agreement other than a Permitted Risk Management Agreement.

(e)	Amendments. The Borrower shall not, nor shall the Borrower suffer or permit any other Obligor or any Specified Entity to,

(i)	as it relates to any Obligor (other than the Borrower) or any Specified Entity, amend their articles of incorporation to restrict the ability to transfer Shares of such Obligor;

(ii)	amend any Royalty to increase the payments owing by any Obligor or any Specified Entity thereunder; or

(iii)	amend any other Material Agreement if such amendment would reasonably be expected to have a Material Adverse Effect after taking into account the current economic and industry conditions of the applicable Obligor.

(f)	Distributions. The Borrower shall not, and shall not suffer or permit any other Obligor to, declare or pay any Distributions (other than Distributions by such Obligor to the Borrower) except if:

(i)	the aggregate amount of all such Distributions in any Fiscal Year is $35,000,000 or less; unless no amounts are outstanding under the Facility prior to such Distribution and the Facility is not used to make such Distribution, in which case, the restriction on the amount of such Distributions under this Section 11.2(f)(i) and the Leverage Ratio under Section 11.2(f)(ii)(B) shall not apply;

(ii)	immediately following such Distribution:

(A)	the Borrower is in full compliance with the financial covenants set out in Sections 11.1(m), 11.1(n), and 11.1(o), after; and

(B)	the Leverage Ratio is less than or equal to 1.50:1.00; and

(iii)	no Default or Event of Default is continuing or would be caused by such payment.

(g)	Indebtedness. The Borrower shall not, and shall not suffer or permit any other Obligor or Specified Entity to, create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.

(h)	Investments. The Borrower shall not, and shall not permit any other Obligor or Specified Entity to, make any Investments other than Permitted Investments. The Borrower agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under any Permitted Investments to which it is a party, nor shall the Guarantor seek or be entitled to seek any contribution or reimbursement from any Obligor or Specified Entity, in respect of any payment made under any Permitted Investments or otherwise, until following all Secured Obligations are paid in full. Any amount paid to the Borrower on account of any such subrogation rights prior to all Secured Obligations are paid in full shall be held in trust for the benefit of the Administrative Agent and shall immediately be paid and turned over to the Administrative Agent for the benefit of the Finance Parties in the exact form received by the Borrower (duly endorsed in favor of the Administrative Agent, if required), to be credited and applied against the Secured Obligations, whether matured or unmatured.

(i)	Acquisitions. The Borrower shall not, and shall not suffer or permit any other Obligor or Specified Entity to, make any Acquisitions other than Permitted Acquisitions.

(j)	Transactions with Affiliates. The Borrower shall not, and shall not permit any other Obligor or Specified Entity to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates other than such transactions (x) solely between Obligors and/or Specified Entities or (y) in the ordinary course of business at prices and on terms and conditions not less favourable to such Obligor than could be obtained on an arm’s length basis from unrelated third parties. The Borrower shall not, and shall not suffer or permit any Obligor to, enter into any transaction or series of transactions with Affiliates of any of the Obligors (other than another Obligor and/or Specified Entity), which involve an outflow of money or other property from such Obligor to an Affiliate of any of the Obligors, including payment of management fees, affiliation fees, administration fees, compensation, salaries, asset purchase payments or any other type of fees or payments similar in nature, other than on terms and conditions substantially as favourable to such Obligor as would be obtainable by such Obligor in a reasonably comparable arm’s length transaction with a Person other than an Affiliate of such Obligor.

(k)	Business Activities. The Borrower shall not and shall not permit any other Obligor or Specified Entity to, engage in any business activity other than the exploration, development, mining, construction, milling and operation of prospects for the mining industry and any activity related, complimentary or incidental thereto.

(l)	Streaming, Metal Prepay, Royalty and Offtake Finance Arrangements. The Borrower shall not, and shall not suffer or permit any other Obligor or any Specified Entity to be a party to any streaming, prepaid metal sales financing arrangements (other than Permitted Indebtedness) with respect to metals not yet produced or to any royalty arrangement (other than the Royalty Agreements) or to any offtake finance agreement (other than the Offtake Agreements entered into in the ordinary course and any provisional or true-up payments thereunder). For avoidance of doubt, a prepayment of a metal held in inventory, or in process, and not yet poured and vaulted shall not constitute Permitted Indebtedness.

(m)	Change of Name or Jurisdiction of Formation.

(i)	No Obligor shall change its legal name or its jurisdiction of formation.

(ii)	No Specified Entity shall change its legal name or its jurisdiction of formation or the jurisdiction of its location.

(n)	Joint Venture. The Borrower shall not, nor shall the Borrower suffer or permit any other Obligor or any Specified Entity to, without the prior written consent of the Majority Lenders (such consent not to be unreasonably withheld or delayed), amend the LGJV Agreement where such amendment would reasonably be expected to have a Material Adverse Effect after taking into account the current economic and industry conditions of the applicable Obligor. The Borrower shall not, nor shall the Borrower suffer or permit any other Obligor or any Specified Entity to, take, or omit to take, any action which may reasonably be expected to result in:

(i)	a dilution of the Borrower’s Participating Interest (as defined in the LGJV Agreement) in the LGJV;

(ii)	the Borrower losing the right to attend meetings of, or participate in, the decisions of the Corporation Board, OpCo Board and Partner (as each such term is defined in the LGJV Agreement) meetings;

(iii)	the ability of any other participant in the LGJV to enforce any security interest created under the LGJV Agreement,

without the prior written consent of the Majority Lenders, not to be unreasonably withheld or delayed.

11.3	Performance of Covenants by Administrative Agent

The Administrative Agent may, on the instructions of the Majority Lenders and upon notice by the Administrative Agent to the Borrower, perform any covenant of the Borrower under this Agreement which the Borrower fails to perform or cause to be performed after demand for performance has been made and which the Administrative Agent is capable of performing, including any covenants the performance of which requires the payment of money, provided that the Administrative Agent shall not be obligated to perform any such covenant on behalf of the Borrower and no such performance by the Administrative Agent shall require the Administrative Agent to further perform the Borrower’s covenants or shall operate as a derogation of the rights and remedies of the Finance Parties under this Agreement or as a waiver of such covenant by the Administrative Agent. Any amounts paid by the Administrative Agent as aforesaid shall be reimbursed by the Lenders in their Pro Rata Shares and shall be repaid by the Borrower to the Administrative Agent on behalf of the Lenders on demand.

Article 12
Confirmation and Reaffirmation of Security

12.1	Confirmation and Reaffirmation of Security Documents

The Borrower hereby ratifies and reaffirms each Security Document to which it is a party and all of its covenants, duties, indebtedness, obligations and liabilities thereunder. Without limitation of the foregoing, all Liens previously granted by the Borrower pursuant to any Security Document are hereby confirmed, renewed, affirmed and continued, and all Liens remain in full force and effect as security for all of the Secured Obligations with no change in the priority or perfection applicable thereto.

12.2	No Novation

Nothing in this Agreement shall be deemed to amend or modify any provision of the Credit Documents to which any Obligor is a party, each of which remains in full force and effect and continues to apply and relate to this Agreement and the Secured Obligations. This Agreement is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and each Credit Document to which any Obligor is a party, and all guaranties, security interests, pledges, and assignments and other Liens granted to Administrative Agent under each Credit Document are hereby confirmed, affirmed and continued and continue in full force and effect and continue to apply and relate to this Agreement, the other Credit Documents and the Secured Obligations created, guaranteed and secured thereby.

Article 13
CONDITIONS PRECEDENT TO OBTAINING CREDIT

13.1	Conditions Precedent to All Credit

The obligation of the Lenders to extend credit under this Agreement is subject to fulfilment of the following conditions precedent on the date such credit is extended:

(a)	the Borrower shall have complied with the requirements of Article 4, Article 5 or Article 6, as the case may be, in respect of the relevant credit;

(b)	no Default or Event of Default has occurred and is continuing or would arise immediately after giving effect to or as a result of such extension of credit, and the financial covenants set forth in Sections 11.1(m) to 11.1(o) would be met on a pro forma basis; and

(c)	the representations and warranties of the Borrower contained in Section 10.1 shall be true and correct on the date such credit is extended (including, after giving effect to such extension of credit) as if such representations and warranties were made on such date (other than representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such specified date).

13.2	Conditions Precedent to Closing Date

The occurrence of the Closing Date and the obligations of the Lenders to extend credit after the Closing Date shall be subject to the prior or concurrent fulfillment or waiver of the following conditions precedent:

(a)	each Obligor shall have duly executed and delivered to the Administrative Agent this Agreement;

(b)	the Administrative Agent has received:

(i)	a certificate of a senior officer of the Borrower, in such capacity, certifying that, to the best of his knowledge after due inquiry, no Default has occurred and is continuing or would arise immediately upon the Closing Date; and

(ii)	to the extent not delivered pursuant to the Disclosure Certificate dated July 12, 2021, certified true copies of the Material Agreements;

(c)	except as disclosed in Schedule S, there shall exist no pending or threatened (in writing to an Obligor) litigation, proceedings or investigations which (i) contests the consummation of the Closing Date or any part thereof or (ii) could reasonably be expected to have a Material Adverse Effect;

(d)	the Administrative Agent and its counsel shall be satisfied, acting reasonably, that all necessary approvals, acknowledgements, directions and consents have been given and that all relevant laws have been complied with in respect of all agreements and transactions referred to in this Agreement;

(e)	the Borrower shall have paid to the Administrative Agent (on its own behalf and on behalf of each other Lender) all reasonable and documented fees and expenses required to be paid under this Agreement and under the Fee Letter; and

(f)	the Borrower shall have paid all reasonable invoiced fees of the Administrative Agent’s professional advisors required to be paid under this Agreement.

13.3	Condition Subsequent to Closing Date

Within sixty (60) days from the Closing Date, the Administrative Agent shall have received an executed Disclosure Certificate.

13.4	Waiver

The terms and conditions of Sections 13.1, 13.2, and 13.3 are inserted for the sole benefit of the Lenders, and the Lenders may waive them in accordance with Section 17.15, in whole or in part, with or without terms or conditions, in respect of any extension of credit, provided that any terms and conditions of Section 13.1 may be waived by the Lenders in respect of any extension of credit without prejudicing their right to assert them in whole or in part in respect of any other extension of credit.

Article 14
DEFAULT AND REMEDIES

14.1	Events of Default

Upon the occurrence of any one or more of the following events, unless expressly waived in writing in accordance with Section 17.15:

(a)	the breach by the Borrower of the provisions of Sections 9.1;

(b)	the failure of any Obligor to pay any amount due under the Finance Documents (other than amounts due pursuant to Sections 9.1) within two Banking Days after the payment is due;

(c)	other than Permitted Reorganizations, the commencement by any Obligor or Specified Entity or by any other Person of proceedings for the dissolution, liquidation or winding up of any Obligor or for the suspension of operations of any Obligor (other than proceedings commenced by another Person which are diligently defended and discharged, vacated or stayed within 45 days after commencement thereof);

(d)	if any Obligor or Specified Entity ceases or threatens to cease to carry on its business (other than as part of a Permitted Corporate Reorganization) or is adjudged or declared bankrupt or insolvent or admits its inability to pay its debts generally as they become due or fails to pay its debts generally as they become due or makes an assignment for the benefit of creditors, petitions or applies to any tribunal for the appointment of a receiver or trustee for it or for any part of its property (or such a receiver or trustee is appointed for it or any part of its property), or commences (or any other Person commences) any proceedings relating to it under any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction whether now or hereafter in effect applicable to such Obligor or Specified Entity (provided that, if such proceedings are commenced by any Person other than an Obligor, a Specified Entity, or an Affiliate thereof, such proceedings shall only constitute an Event of Default if such proceedings are not being diligently defended and have not been discharged, vacated or stayed within 60 days after commencement), or by any act indicates its consent to, approval of, or acquiescence in, any such proceeding for it or for any part of its property, or suffers the appointment of any receiver or trustee, sequestrator or other custodian;

(e)	if any representation or warranty made by, or for and on behalf of, any Obligor in this Agreement or in any other document, agreement or instrument delivered pursuant to this Agreement or referred to in this Agreement or any material information furnished in writing to the Administrative Agent by any Obligor or Specified Entity proves to have been incorrect when made or furnished which, if capable of being cured, has not been remedied within 20 days after written notice to do so has been given by the Administrative Agent to the Borrower;

(f)	if a writ, execution, attachment or similar process is issued or levied against all or any portion of the property of any Obligor or Specified Entity in connection with any judgment against it in an amount of at least $10,000,000, and such writ, execution, attachment or similar process is not released, bonded, satisfied, discharged, vacated or stayed or otherwise being diligently contested by appropriate action, in each case, within 60 days after its entry, commencement or levy;

(g)	any breach of any of Sections 11.1(c), 11.1(m), 11.1(n) and 11.1(o) or Section 11.2;

(h)	the breach or failure of due observance or performance by any Obligor, or any Specified Entity of any covenant or provision of any Finance Document (other than those previously referred to in this Section 14.1) or of any other document, agreement or instrument delivered pursuant to this Agreement or thereto or referred to herein or therein to which the Administrative Agent or any of the Lenders, as applicable, is a party and such breach or failure continues for 15 days after the earlier of (i) the Borrower becoming aware of such breach or failure or (ii) the Administrative Agent giving the Borrower notice of such breach or failure;

(i)	if one or more encumbrancers, lienors or landlords take possession of any part of the property of any Obligor or any Specified Entity or attempt to enforce their security or other remedies against such property and their claims remain unsatisfied for such period as would permit such property to be sold thereunder and such property which has been repossessed or is capable of being sold has an aggregate fair market value of at least $20,000,000;

(j)	if (i) an event of default under any one or more agreements, indentures or instruments, under which any Obligor or any Specified Entity has outstanding Indebtedness in an amount of at least $20,000,000 or under which another Person has outstanding Indebtedness in an amount of at least $20,000,000 which is guaranteed by any Obligor, shall happen (with all applicable grace periods having expired) and be continuing, or (ii) any Indebtedness of or guaranteed by any Obligor in an amount of at least $20,000,000 which is payable on demand is not paid on demand or within any applicable cure period provided;

(k)	the expropriation, condemnation or confiscation of any material property of any Obligor or Specified Entity (including, for certainty, the Mine) or any part thereof other than any part that has a fair market value of less than $10,000,000 and that is not material for access to, or operation of, the Mine;

(l)	any one or more of the Finance Documents is determined by a court of competent jurisdiction to cease in whole or in part to be a legal, valid, binding and enforceable obligation of the Obligor party thereto;

(m)	the validity, enforceability or priority of any of the Finance Documents is contested in any manner by any Obligor;

(n)	any Finance Document is terminated or rescinded (other than in accordance with its terms) or any Person takes an action to terminate or rescind any Finance Document;

(o)	any Security Document does not create legal, valid, binding and enforceable security over the assets charged under that Security Document and, to the extent at the time the Borrower becomes aware of the same no Default or Event of Default has occurred and is continuing, it is capable of being cured, such failure is not rectified within 10 days of the Borrower becoming aware of the same;

(p)	any Security Document does not constitute first ranking, priority security interest in the Secured Assets (subject to Permitted Liens and Liens that by their nature have priority) and, to the extent at the time the Borrower becomes aware of the same no Default or Event of Default has occurred and is continuing, it is capable of being cured, such failure is not rectified within 10 days of the Borrower becoming aware of the same;

(q)	a Material Adverse Change occurs;

(r)	the occurrence of any event of default by an Obligor or any Specified Entity under any Royalty which has not been remedied within any applicable grace period, if any, specified in the applicable Royalty;

(s)	the occurrence of any unscheduled stoppage or disruption to substantially all mining and production occurring at the Mine (other than as a result of the occurrence of a Force Majeure event), provided that no Event of Default shall be deemed to have occurred under this Section 14.1(s) if: (A) such suspension is for sound operational reasons in accordance with good industry practice, (B) such suspension would not reasonably be expected to last more than 30 days, (C) the Borrower has notified the Administrative Agent of such suspension and is otherwise in compliance with the terms of this Agreement and (D) the Mine and its operations are restored and operating substantially as at the time prior to such suspension not later than 90 days after the commencement of such suspension;

(t)	the occurrence of a Force Majeure event with respect to the Mine which constitutes for any period longer than 180 consecutive days;

(u)	the termination of any Material Agreement, other than in accordance with its terms, where such termination would reasonably result in a Material Adverse Effect;

(v)	any failure to maintain any Mining License other than any Mining License that is not necessary or desirable for the development and/or operation of the Mine; or

(w)	if the Mine is abandoned or, other than during a Force Majeure, placed on care and maintenance,

the Administrative Agent (with the approval and instructions of the Majority Lenders) may, by notice to the Borrower, terminate the Facility (provided, however, that the Facility shall automatically terminate, without notice of any kind, upon the occurrence of an event described in Section 14.1(c) or 14.1(d) above) and the Administrative Agent (with the approval and instructions of the Majority Lenders) may, by the same or further notice to the Borrower, declare all Indebtedness of the Borrower to the Lenders pursuant to this Agreement to be immediately due and payable whereupon all such Indebtedness shall immediately become and be due and payable without further demand or other notice of any kind, all of which are expressly waived by the Borrower and the Administrative Agent may enforce the Security or cause the Security to be enforced (provided, however, that all such Indebtedness of the Borrower to the Lenders shall automatically become due and payable, and the Administrative Agent shall immediately become entitled to enforce the Security or cause the Security to be enforced without notice of any kind, upon the occurrence of an event described in Section 14.1(c) or 14.1(d) above).

14.2	Remedies Cumulative

The Borrower expressly agrees that the rights and remedies of the Administrative Agent and the Lenders under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by the Administrative Agent or any Lender of any right or remedy for a default or breach of any term, covenant or condition in this Agreement does not waive, alter, affect or prejudice any other right or remedy to which the Administrative Agent or such Lender may be lawfully entitled for the same default or breach. Any waiver by the Administrative Agent with the approval of the Majority Lenders or all of the Lenders in accordance with Section 17.15 of the strict observance, performance or compliance with any term, covenant or condition of this Agreement is not a waiver of any subsequent default and any indulgence by the Lenders with respect to any failure to strictly observe, perform or comply with any term, covenant or condition of this Agreement is not a waiver of the entire term, covenant or condition or any subsequent default. No failure or delay by the Administrative Agent or any Lender in exercising any right shall operate as a waiver of such right nor shall any single or partial exercise of any power or right preclude its further exercise or the exercise of any other power or right.

14.3	Set-Off

In addition to any rights now or hereafter granted under Applicable Law, and not by way of limitation of any such rights, the Administrative Agent and each Lender is authorized, at any time that an Event of Default has occurred and is continuing without notice to the Borrower or to any other Person, any such notice being expressly waived by the Borrower, to set-off, appropriate and apply any and all deposits, matured or unmatured, general or special, and any other Indebtedness at any time held by or owing by the Administrative Agent or such Lender, as the case may be, to or for the credit of or the account of the Borrower against and on account of the obligations and liabilities of the Borrower which are due and payable to the Administrative Agent or such Lender, as the case may be, under the Finance Documents.

Article 15
Guarantee and indemnity

15.1	Guarantee and Indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each Obligor and Gatos Canada of all that Obligor’s and Gatos Canada’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever an Obligor or Gatos Canada does not pay any amount when due under or in connection with any Finance Document, the non-defaulting Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

15.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

15.3	Reinstatement

(a)	If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(b)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(c)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

15.4	Waiver of defences

(a)	The obligations of each Guarantor under this Section 15.4 will not be affected by an act, omission, matter or thing which, but for this Section, would reduce, release or prejudice any of its obligations under this Section 15.4 (without limitation and whether or not known to it or any Finance Party) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Adjusted Consolidated Borrower Group;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(v)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(vii)	any insolvency or similar proceedings.

15.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Section 15.5. This waiver applies irrespective of any law or any provision of a Credit Document to the contrary.

15.6	Appropriations

(a)	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(b)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(c)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Article 15.

15.7	Deferral of Guarantors' rights

(a)	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Administrative Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(i)	to be indemnified by an Obligor;

(ii)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents; and/or

(iii)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

(b)	If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Administrative Agent or as the Administrative Agent may direct for application in accordance with Section 3.7 (Remittance of Payments) of this Agreement.

15.8	Release of Guarantors' right of contribution

(a)	If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(b)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(c)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

15.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

Article 16
U.S. SPECIAL RESOLUTION REGIME

16.1	Acknowledgement of U.S. Special Resolution Regime

(a)	The Parties to this Agreement acknowledge and agree that in the event that a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, and to the extent that this Agreement, and any other Finance Document would constitute QFCs pursuant to the U.S. Special Resolution Regime (the “Covered QFC”), the transfer of the Covered QFC (and any interest and obligation in or under, and any property securing, the Covered QFC), from such Covered Entity will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Covered QFC, and any interest and obligation in or under, and any property securing, the Covered QFC, were governed by the laws of the United States or a State of the United States. In the event a Covered Entity or a BHCA Affiliate of such Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights with respect to the Covered QFC that may be exercised against such Covered Entity are permitted to be exercised to no greater extent than such Default Rights could be exercised under such U.S. Special Resolution Regime if the Covered QFC were governed by the laws of the United States or a State of the United States.

(b)	For the avoidance of doubt, these provisions shall apply only to the extent mandated by the U.S. Special Resolution Regime and shall not be construed to create any independent contractual restriction on the rights of the Parties other than as required by the U.S. Special Resolution Regime.

16.2	Defined Terms

Capitalized terms in this Article 16 shall have the following meanings:

“BHCA Affiliate” has the same meaning as the term “affiliate” as defined in, and shall be interpreted in accordance with, 12 U.S.C. 1841(k).

“C.F.R.” means the U.S. Code of Federal Regulations.

“Covered Entity” means a Party that is any of the following:

(a)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” means, with respect to the Covered QFC, any:

(a)	right of a party, whether contractual or otherwise (including, without limitation, rights incorporated by reference to any other contract, agreement, or document, and rights afforded by statute, civil code, regulation, and common law), to liquidate, terminate, cancel, rescind, or accelerate such agreement or transactions thereunder, set off or net amounts owing in respect thereto (except rights related to same-day payment netting), exercise remedies in respect of collateral or other credit support or property related thereto (including the purchase and sale of property), demand payment or delivery thereunder or in respect thereof (other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure), suspend, delay, or defer payment or performance thereunder, or modify the obligations of a party thereunder, or any similar rights; and

(b)	right or contractual provision that alters the amount of collateral or margin that must be provided with respect to an exposure thereunder, including by altering any initial amount, threshold amount, variation margin, minimum transfer amount, the margin value of collateral, or any similar amount, that entitles a party to demand the return of any collateral or margin transferred by it to the other party or a custodian or that modifies a transferee’s right to reuse collateral or margin (if such right previously existed), or any similar rights, in each case, other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure;

provided that, as used in this Agreement, the term “Default Right” does not include any right under a contract that allows a party to terminate the contract on demand or at its option at a specified time, or from time to time, without the need to show cause.

“Party” refers to a Person that is a party to this Agreement.

“Person” includes an individual, bank, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organisation, or any other form of entity.

“Qualified Financial Contract” or “QFC” has the same meaning as in section 210(c)(8)(D) of Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (12 U.S.C. 5390(c)(8)(D)).

“State” means any state, commonwealth, territory, or possession of the United States of America, the District of Columbia, the Commonwealth of Puerto Rico, the Commonwealth of the Northern Mariana Islands, American Samoa, Guam, or the United States Virgin Islands.

“U.S. Special Resolution Regimes” means the Federal Deposit Insurance Act (12 U.S.C. 1811-1835a) and regulations promulgated thereunder and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (12 U.S.C. 5381-5394) and regulations promulgated thereunder.

“U.S.C.” means the United States Code.

Article 17
THE ADMINISTRATIVE AGENT

17.1	Appointment and Authorization of Administrative Agent

Each Finance Party hereby appoints and authorizes, and hereby agrees that it will require any assignee of any of its interests in the Finance Documents (other than the holder of a participation in its interests herein or therein) to appoint and authorize the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under the Finance Documents as are delegated to the Administrative Agent by such Finance Party by the terms hereof, together with such powers as are reasonably incidental thereto. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable to any of the Finance Parties for any action taken or omitted to be taken by it or them under this Agreement or under the Finance Documents or in connection herewith or therewith, except for its own gross negligence or wilful misconduct and each Finance Party hereby acknowledges that the Administrative Agent is entering into the provisions of this Section 17.1 on its own behalf and as agent and trustee for its directors, officers, employees and agents.

17.2	Interest Holders

The Administrative Agent may treat each Lender set forth in Schedule A or the Person designated in the last notice delivered to it under Section 19.5 as the holder of all of the interests of such Lender under the Credit Documents.

17.3	Consultation with Counsel

The Administrative Agent may consult with legal counsel selected by it as counsel for the Administrative Agent and the other Finance Parties and shall not be liable for any action taken or not taken or suffered by it in good faith and in accordance with the advice and opinion of such counsel.

17.4	Documents

The Administrative Agent shall not be under any duty to the Finance Parties to examine, enquire into or pass upon the validity, effectiveness or genuineness of the Credit Documents or any instrument, document or communication furnished pursuant to or in connection with the Credit Documents and the Administrative Agent shall, as regards the Finance Parties, be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be.

17.5	Administrative Agent as Finance Party

With respect to those portions of the Facility made available by it, the Administrative Agent shall have the same rights and powers under the Credit Documents as any other Finance Party and may exercise the same as though it were not the Administrative Agent. The Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Obligors and their Affiliates and persons doing business with the Obligors and/or any of their Affiliates as if it were not the Administrative Agent and without any obligation to account to the Finance Parties therefor.

17.6	Responsibility of Administrative Agent

The duties and obligations of the Administrative Agent to the Finance Parties under the Credit Documents are only those expressly set forth in this Agreement. The Administrative Agent shall not have any duty to the Finance Parties to investigate whether a Default or an Event of Default has occurred. The Administrative Agent shall, as regards the Finance Parties, be entitled to assume that no Default or Event of Default has occurred and is continuing unless the Administrative Agent has actual knowledge or has been notified by the Borrower of such fact or has been notified by a Finance Party that such Finance Party considers that a Default or Event of Default has occurred and is continuing, such notification to specify in detail the nature thereof.

17.7	Action by Administrative Agent

The Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it on behalf of the Finance Parties by and under this Agreement; provided, however, that the Administrative Agent shall not exercise any rights under Section 14.1, the Security Documents or expressed to be on behalf of or with the approval of the Majority Lenders without the request, consent or instructions of the Majority Lenders. Furthermore, any rights of the Administrative Agent expressed to be on behalf of or with the approval of the Majority Lenders shall be exercised by the Administrative Agent upon the request or instructions of the Majority Lenders. The Administrative Agent shall incur no liability to the Finance Parties under or in respect of any of the Credit Documents with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances, except for its gross negligence or wilful misconduct. The Administrative Agent shall in all cases be fully protected in acting or refraining from acting under any of the Credit Documents in accordance with the instructions of the Majority Lenders and any action taken or failure to act pursuant to such instructions shall be binding on all Finance Parties. In respect of any notice by or action taken by the Administrative Agent under this Agreement, the Borrower shall at no time be obliged to enquire as to the right or authority of the Administrative Agent to so notify or act.

17.8	Notice of Events of Default

In the event that the Administrative Agent shall acquire actual knowledge or shall have been notified of any Default or Event of Default, the Administrative Agent shall promptly notify the Lenders and shall take such action and assert such rights under Section 14.1 of this Agreement and under the other Credit Documents as the Majority Lenders shall request in writing and the Administrative Agent shall not be subject to any liability by reason of its acting pursuant to any such request. If the Majority Lenders shall fail for five Banking Days after receipt of the notice of any Default or Event of Default to request the Administrative Agent to take such action or to assert such rights under any of the Credit Documents in respect of such Default or Event of Default, the Administrative Agent may, but shall not be required to, and subject to subsequent specific instructions from the Majority Lenders, take such action or assert such rights (other than rights under Section 14.1 of this Agreement or under the other Credit Documents and other than giving an express waiver of any Default or any Event of Default) as it deems in its discretion to be advisable for the protection of the Finance Parties except that, if the Majority Lenders have instructed the Administrative Agent not to take such action or assert such rights, in no event shall the Administrative Agent act contrary to such instructions unless required by law to do so.

17.9	Holding of Security

The Administrative Agent declares that it shall hold the Liens entrusted to it, the properties and assets charged thereby and the rights granted to it under each Finance Document, for its own benefit and as Administrative Agent for the rateable benefit of each Lender and other Finance Party. The rights vested in the Administrative Agent by any Finance Document shall be performed by the Administrative Agent in accordance with the provisions of this Section 17.9.

17.10	Responsibility Disclaimed

(a)	The Administrative Agent shall be under no liability or responsibility whatsoever as agent under this Agreement:

(i)	to the Borrower or any other Person as a consequence of any failure or delay in the performance by, or any breach by, any Finance Party or Finance Parties of any of its or their obligations under any of the Credit Documents;

(ii)	to any Finance Party or Finance Parties as a consequence of any failure or delay in performance by, or any breach by, any Obligor of any of their respective obligations under any of the Credit Documents; or

(iii)	to any Finance Party or Finance Parties for any statements, representations or warranties in any of the Credit Documents or in any other documents contemplated hereby or thereby or in any other information provided pursuant to any of the Credit Documents or any other documents contemplated hereby or thereby or for the validity, effectiveness, enforceability or sufficiency of any of the Credit Documents or any other document contemplated hereby or thereby.

(b)	Except as specifically provided in the Finance Documents, the Bookrunner and Mandated Lead Arranger has no obligations of any kind to any other Finance Party under or in connection with any Finance Document.

17.11	Indemnification

The Finance Parties agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower) pro rata in accordance with their relative Exposures from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of any of the Credit Documents or any other document contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under any of the Credit Documents or any document contemplated hereby or thereby, except that no Finance Party shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of the Administrative Agent.

17.12	Credit Decision

Each Lender represents and warrants to the Administrative Agent that:

(a)	in making its decision to enter into this Agreement and to make its Pro Rata Share of the Facility available to the Borrower, it is independently taking whatever steps it considers necessary to evaluate the financial condition and affairs of the Obligors and that it has made an independent credit judgment without reliance upon any information furnished by the Administrative Agent; and

(b)	so long as any portion of the Facility is being utilized by the Borrower, it will continue to make its own independent evaluation of the financial condition and affairs of the Obligors.

17.13	Successor Administrative Agent

Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may, with the prior written consent of the Borrower (which consent shall not be required for so long as an Event of Default has occurred and is continuing), resign at any time by giving 30 days written notice thereof to the Borrower and the Finance Parties. Upon any such resignation, the Majority Lenders, with the prior written consent of the Borrower (which consent shall not be required (x) if the successor Administrative Agent is an Affiliate or Subsidiary of the Administrative Agent or of a Lender on the date hereof or (y) for so long as an Event of Default has occurred and is continuing), shall have the right to appoint a successor Administrative Agent who shall be one of the Lenders unless none of the Lenders wishes to accept such appointment. If no successor Administrative Agent shall have been so appointed and shall have accepted such appointment by the time of such resignation, then the retiring Administrative Agent may, on behalf of the Finance Parties and with the prior written consent of the Borrower (which consent shall not be required for so long as an Event of Default has occurred and is continuing), appoint a successor Administrative Agent which shall be a Lender organized under the laws of Canada or the United States which has combined capital and reserves in excess of $250,000,000 and has an office in Toronto or New York. Upon the acceptance of any appointment as Administrative Agent under this Agreement by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring Administrative Agent (in its capacity as Administrative Agent but not in its capacity as a Finance Party) and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement (in its capacity as Administrative Agent but not in its capacity as a Finance Party). After any retiring Administrative Agent’s resignation under this Agreement as the Administrative Agent, provisions of this Article 17 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

17.14	Delegation by Administrative Agent

With the prior approval of the Majority Lenders, the Administrative Agent shall have the right to delegate any of its duties or obligations under this Agreement as Administrative Agent to any Affiliate of the Administrative Agent so long as the Administrative Agent shall not thereby be relieved of such duties or obligations.

17.15	Waivers and Amendments

(a)	Subject to Section 17.15(b), any term, covenant or condition of any of the Credit Documents may only be amended with the prior consent of the Borrower and the Majority Lenders or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Majority Lenders and in any such event the failure to observe, perform or discharge any such covenant, condition or obligation, so amended or waived (whether such amendment is executed or such consent or waiver is given before or after such failure), shall not be construed as a breach of such covenant, condition or obligation or as a Default or Event of Default.

(b)	Notwithstanding Section 17.15(a), without the prior written consent of each Lender, no such amendment or waiver shall directly:

(i)	increase the amount of either Credit Limit or the amount of the Individual Commitment of any Lender;

(ii)	extend the Maturity Date;

(iii)	alter the amortization schedule set forth in Section 9.1;

(iv)	extend the time for the payment of interest on Loans, forgive any portion of principal thereof, reduce the stated rate of interest thereon or amend the requirement of pro rata application of all amounts received by the Administrative Agent in respect thereof;

(v)	change the percentage of the Lenders’ requirement to constitute the Majority Lenders;

(vi)	reduce the stated amount or postpone the date for payment of any fees or other amount to be paid pursuant to Article 7 or Article 8 of this Agreement;

(vii)	permit any subordination of any of the Secured Obligations;

(viii)	except as otherwise permitted pursuant to Section 17.20, release or discharge a Guarantee or any Security Document, in whole or in part;

(ix)	alter the terms of this Section 17.15;

(x)	amend the definitions of “Secured Risk Management Agreements”, “Enforcement Date”, “Exposure”, “Credit Document”, “Finance Documents”, “Finance Parties”, “Majority Lenders”, “Qualified Affiliate”, “Qualified Risk Management Lender”, “Risk Management Agreements” or “Secured Obligations” or any definition forming part thereof.

(c)	Notwithstanding Section 17.15(a), without the prior written consent of each Qualified Risk Management Lender, no such amendment or waiver shall directly:

(i)	permit any subordination of any of the Secured Obligations;

(ii)	except as otherwise permitted pursuant to Section 17.20, release or discharge any Guarantee or the Security Documents, in whole or in part;

(iii)	amend or alter the terms of Section 17.15; or

(iv)	amend the definitions of “Qualified Risk Management Agreements”, “Enforcement Date”, “Exposure”, “Finance Documents”, “Finance Parties”, “Qualified Affiliate”, “Qualified Risk Management Lender”, “Risk Management Agreements” or “Secured Obligations”.

(d)	No amendment to or waiver of any provision hereof to the extent it affects the rights or obligations of the Administrative Agent shall be effective without the prior written consent of the Administrative Agent.

(e)	Notwithstanding any other provision hereof, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent under this Agreement, except that, without the consent of such Defaulting Lender, (i) the Individual Commitment of such Defaulting Lender may not be increased or extended and (ii) the time for the payment of interest or fees on Loans shall not be extended, the principal thereof shall not be forgiven, the stated rate of interest or fees thereon shall not be reduced and the requirement of pro rata application of all amounts received by the Administrative Agent in respect thereof shall not be amended.

17.16	Determination by Administrative Agent Conclusive and Binding

Any determination to be made by the Administrative Agent on behalf of or with the approval of the Lenders or the Majority Lenders under this Agreement shall be made by the Administrative Agent in good faith and, if so made, shall be binding on all parties, absent manifest error. The Obligors are entitled to assume that any action taken by the Administrative Agent under or in connection with any Credit Document has been appropriately authorized by the Lenders or the Majority Lenders, as the case may be, pursuant to the terms hereof.

17.17	Adjustments among Lenders after Acceleration

(a)	The Lenders agree that, at any time after all Indebtedness of the Borrower to the Lenders pursuant to this Agreement has become immediately due and payable pursuant to Section 14.1 or after the cancellation or termination of the Facility, they will at any time or from time to time upon the request of any Lender through the Administrative Agent purchase portions of the availments made available by the other Lenders which remain outstanding, and make any other adjustments which may be necessary or appropriate, in order that the amounts of the availments made available by the respective Lenders which remain outstanding, as adjusted pursuant to this Section 17.17, will be in the same proportions as their respective Pro Rata Shares thereof immediately prior to such acceleration, cancellation or termination.

(b)	The Lenders agree that, at any time after all Indebtedness of the Borrower to the Lenders pursuant to this Agreement has become immediately due and payable pursuant to Section 14.1 or after the cancellation or termination of the Facility, the amount of any repayment made by the Borrower under this Agreement, and the amount of any proceeds of the exercise of any rights or remedies of the Lenders under the Credit Documents, which are to be applied against amounts owing under this Agreement as principal, will be so applied in a manner such that to the extent possible, the availments made available by the Lenders which remain outstanding, after giving effect to such application, will be in the same proportions as their respective Pro Rata Shares thereof immediately prior to such acceleration, cancellation or termination.

(c)	For greater certainty, the Lenders acknowledge and agree that without limiting the generality of the provisions of Section 17.17(a) and 17.17(b), such provisions will have application if and whenever any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, compensation, or otherwise), other than on account of any monies owing or payable by the Borrower to it under the Credit Documents in excess of its pro rata share of payments on account of monies owing by the Borrower to all the Finance Parties thereunder.

(d)	The Borrower agrees to be bound by and to do all things necessary or appropriate to give effect to any and all purchases and other adjustments made by and between the Lenders pursuant to this Section 17.17.

17.18	Redistribution of Payment

If a Lender shall receive payment of a portion of the aggregate amount of principal and interest due to it under this Agreement which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due in respect of the Facility (having regard to the respective Individual Commitments of the Lenders), the Lender receiving such proportionately greater payment shall purchase a participation (which shall be deemed to have been done simultaneously with receipt of such payment) in that portion of the aggregate outstanding credit of the other Lender or Lenders so that the respective receipts shall be pro rata to their respective participation in the credits; provided, however, that if all or part of such proportionately greater payment received by such purchasing Lender shall be recovered from the Borrower, such purchase shall be rescinded and the purchase price paid for such participation shall be returned by such selling Lender or Lenders to the extent of such recovery, but without interest.

17.19	Distribution of Notices

Except as otherwise expressly provided in this Agreement, promptly after receipt by the Administrative Agent of any notice or other document which is delivered to the Administrative Agent under this Agreement on behalf of the Lenders, the Administrative Agent shall provide a copy of such notice or other document to each of the Lenders; provided, however, that a copy of any such notice delivered at any time during the continuance of an Event of Default shall be delivered by the Administrative Agent to each of the Finance Parties.

17.20	Discharge of Security

To the extent a sale, transfer or other disposition of the Secured Assets is permitted pursuant to the provisions hereof, the Lenders hereby authorize the Administrative Agent, at the cost and expense of the Borrower, to execute such discharges and other instruments which are necessary for the purposes of:

(a)	releasing and discharging the Security therein or for the purposes of recording the provisions or effect thereof in any office where the Security Documents may be registered or recorded;

(b)	releasing any Guarantor from its obligations under its guarantee of the Secured Obligations if such Guarantor ceases to be a Material Subsidiary of the Borrower (in the case of a permitted disposition of Secured Assets consisting of the Shares of a Guarantor); or

(c)	for the purpose of more fully and effectively carrying out the provisions of this Section 17.20.

17.21	Determination of Exposures

Concurrent with any request for any approval or instructions of the Majority Lenders and prior to any distribution of Cash Proceeds of Realization to the Finance Parties, the Administrative Agent shall request each Finance Party to provide to the Administrative Agent a written calculation of such Finance Party’s Exposure, each such calculation to be certified true and correct by the Finance Party providing same. Each Finance Party shall so provide such calculation within two Banking Days following the request of the Administrative Agent. Any such calculation provided by a particular Finance Party shall, absent manifest error, constitute prima facie evidence of such Finance Party’s Exposure at such time. With respect to each determination of the Exposure of the Finance Parties, the Administrative Agent shall promptly notify the Finance Parties. For the purposes of determining a particular Finance Party’s Exposure:

(a)	the Exposure of a Finance Party under any Credit Document shall be the aggregate amount (expressed in United States dollars) owing to such Finance Party thereunder on such date;

(b)	the Exposure of a Qualified Risk Management Lender in respect of Secured Risk Management Agreements shall be measured as the net exposure of such Qualified Risk Management Lender under all Secured Risk Management Agreements with the Obligors or Gatos Canada to which such Qualified Risk Management Lender is a party, being the aggregate exposure of such Qualified Risk Management Lender thereunder less the aggregate exposure of the relevant Obligor or Gatos Canada thereunder; the exposure of a Qualified Risk Management Lender party to a Secured Risk Management Agreement shall be, in the case of a Secured Risk Management Agreement which has not been terminated as of such date, the total amount which would be owing to such party by the other party under such Secured Risk Management Agreement in the event of the early termination as of such date of such Secured Risk Management Agreement as a result of the occurrence of a default, event of default or termination event (however specified or designated) with respect to such party thereunder or, in the case of a Secured Risk Management Agreement which has been terminated as of such date, the total amount which is owing to such party by the other party under such Secured Risk Management Agreement, in each case expressed in United States dollars; and

(c)	the Exposure of a Lender in respect of Cash Management Agreements shall be the aggregate amount (expressed in United States dollars) which would be owing by the Obligors or Gatos Canada thereunder on such date if such agreements were terminated on such date.

17.22	Qualified Risk Management Lenders

If a Qualified Risk Management Lender ceases to be a Lender under this Agreement (for purposes of this Section 17.22, a “Former Lender”) or a Qualified Affiliate of a Lender under this Agreement (for purposes of this Section 17.22, a “Former Qualified Affiliate”), all Secured Obligations owing to such Former Lender or Former Qualified Affiliate under Secured Risk Management Agreements entered into while such Former Lender or Former Qualified Affiliate was a Lender or a Qualified Affiliate (for purposes of this Section 17.22, “Hedge Liabilities”) shall remain guaranteed by the Guarantors hereunder and secured by the Security, (in each case equally and rateably) subject to the provisions of this Section 17.22. The Security shall only secure such Hedge Liabilities entered into with a Former Lender or Former Qualified Affiliate and shall not secure any debts, obligations or liabilities of such Former Lender or Former Qualified Affiliate arising in respect of derivative transactions entered into after such Former Lender ceased to be a Lender or Former Qualified Affiliate ceased to be a Qualified Affiliate. Notwithstanding any other provision of this Agreement (including, for avoidance of doubt, Section 17.23) the guarantee provided by the Guarantors hereunder or Security, prior to the Facility Termination Date, no Former Lender or Former Qualified Affiliate shall have any right to cause or require the enforcement of the guarantee provided by the Guarantors hereunder or Security or any right to vote in any decisions relating to the guarantee provided by the Guarantors hereunder or Security (but shall have the right to be informed), including any decisions relating to the enforcement or manner of enforcement of the Security or decisions relating to any amendment subject to Section 17.15(c), waiver under, release of or other dealing with all or any part of the guarantee provided by the Guarantors hereunder or Security; for the avoidance of doubt prior to the Facility Termination Date, the sole right of a Former Lender or a Former Qualified Affiliate with respect to the guarantee provided by the Guarantors hereunder and the Security while any of its Secured Obligations remain outstanding under this Agreement is to share, on a pari passu basis, in any proceeds of realization and enforcement of the Security. Furthermore, prior to the Facility Termination Date, any Former Lender or Former Qualified Affiliate will only be a Finance Party solely for the purpose of sharing rateably in the guarantee provided by the Guarantors hereunder and Security and any proceeds of realization related thereto and will have no other rights or benefits of a Finance Party under this Agreement or any other Credit Document.

17.23	Decision to Enforce Security

(a)	Upon the Security becoming enforceable in accordance with its terms, the Administrative Agent shall promptly so notify each of the Finance Parties.

(b)	The Administrative Agent or any Qualified Risk Management Lender may thereafter provide the Administrative Agent with a written request to enforce the Security.

(c)	Forthwith after the receipt of such a request, the Administrative Agent shall seek the instructions of the Majority Lenders as to whether the Security should be enforced and the manner in which such Security should be enforced. In seeking such instructions, the Administrative Agent shall submit a specific proposal to the Finance Parties.

(d)	From time to time, the Administrative Agent or any Qualified Risk Management Lender may submit a proposal to the Administrative Agent as to the manner in which the Security should be enforced and the Administrative Agent shall submit any such proposal to the Finance Parties for approval of the Majority Lenders.

(e)	The Administrative Agent shall promptly notify the Finance Parties of all instructions and approvals of the Majority Lenders. If the Majority Lenders instruct the Administrative Agent to enforce the Security, each of the Finance Parties agree to accelerate the Secured Obligations owed to it to the extent permitted under the relevant Credit Document and in accordance with the relevant Credit Document.

17.24	Enforcement

The Administrative Agent reserves the sole right to enforce, instruct or otherwise deal with the guarantee provided by the Guarantors hereunder and the Security and to deal with the Obligors in connection therewith; provided, however, that the Administrative Agent shall so enforce, or otherwise deal with the guarantee provided by the Guarantors hereunder and the Security only as the Majority Lenders shall instruct.

17.25	Application of Cash Proceeds of Realization

(a)	All Proceeds of Realization not in the form of cash shall be forthwith delivered to the Administrative Agent and disposed of, or realized upon, by the Administrative Agent in such manner as the Majority Lenders may approve so as to produce Cash Proceeds of Realization.

(b)	Subject to the claims, if any, of secured creditors of the Obligors whose security ranks in priority to the Security, all Cash Proceeds of Realization shall be applied and distributed, and the claims of the Finance Parties shall be deemed to have the relative priorities which would result in the Cash Proceeds of Realization being applied and distributed, as follows:

(i)	firstly, to the payment of all reasonable costs and expenses incurred by the Administrative Agent (including, without limitation, all legal fees and disbursements) in the exercise of all or any of the powers granted to it under this Agreement or under the Security Documents and the guarantee provided by the Guarantors hereunder and in payment of all of the remuneration of any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding and all costs and expenses properly incurred by such official (including, without limitation, all legal fees and disbursements) in the exercise of all or any powers granted to it under this Agreement, the guarantee provided by the Guarantors hereunder, and the Security Documents;

(ii)	secondly, in payment of all amounts of money borrowed or advanced by the Administrative Agent or such custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding pursuant to the Security Documents;

(iii)	thirdly, to the payment of the Secured Obligations of the Obligors (including holding as cash collateral to be applied against Secured Obligations which have not then matured) to the Finance Parties pro rata in accordance with their relative Exposures, which Cash Proceeds of Realization shall be applied by each Finance Party to its Exposure in such manner as it sees fit; and

(iv)	the balance, if any, to the Borrower or otherwise in accordance with Applicable Law.

17.26	Survival

The provisions of Article 8, Article 10, Article 11, Article 17 and Section 19.13 and all other provisions of this Agreement which are necessary to give effect to each of the provisions of such Articles shall survive the permanent repayment in full of the Facility and the termination of all of the Individual Commitments of the Lender until the Secured Obligations Termination Date.

Article 18
RESCINDABLE PAYMENTS

18.1	Rescindable Payments

(a)	Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any other Finance Parties that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance with this Agreement and may (but shall not be required to) in reliance upon such assumption, distribute to the applicable Lenders or other Finance Parties, as the case may be, the amount due.

(b)	With respect to any payment that the Administrative Agent makes to any Lender or other Finance Party as to which the Administrative Agent determines (in its sole and absolute discretion) that any of the following applies (such payment referred to as the “Rescindable Amount”):

(i)	the Borrower has not in fact made the corresponding payment to the Administrative Agent;

(ii)	the Administrative Agent has made a payment in excess of the amount(s) received by it from the Borrower either individually or in the aggregate (whether or not then owed); or

(iii)	the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Finance Parties severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Finance Party, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

18.2	Exposure under Permitted Risk Management Agreements and Cash Management Agreements

(a)	By virtue of a Lender’s and each other Finance Party’s execution of this Agreement or an assignment pursuant to Section 19.5, as the case may be, any Affiliate or Transferee of such Lender or other Finance Party with whom the Borrower, Gatos Canada, or any Guarantor has entered into an agreement creating any Exposure under any Permitted Risk Management Agreement or Cash Management Agreement shall be deemed a Finance Party under this Agreement for purposes of any reference in a Finance Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate or Transferee under the Finance Documents consist exclusively of such Affiliate’s or Transferee’s right to share in payments and collections out of the Secured Assets and the guarantee provided by the Guarantors hereunder as more fully set forth in Section 17.25.

(b)	Without limiting the generality of the foregoing, (i) each such Affiliate or Transferee shall, for the avoidance of doubt, be deemed to have agreed to the provisions of Section 18.3 and (ii) no such Affiliate or Transferee shall have any right to notice of any action or to consent to, direct or object to any action under this Agreement or under any other Finance Document or otherwise in respect of the Secured Assets (including the release or impairment of any Secured Assets). Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to Exposure under any Permitted Risk Management Agreement or Cash Management Agreement unless the Administrative Agent has received written notice of such Exposure, together with such supporting documentation as the Administrative Agent may request, from the applicable Finance Party.

18.3	Recovery of Erroneous Payments

(a)	Notwithstanding anything to the contrary in this Agreement, if at any time the Administrative Agent determines (in its sole and absolute discretion) that it has made a payment under this Agreement in error to any Lender or other Finance Party, whether or not in respect of any Secured Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each such Person receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Person in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(b)	Each Lender and each other Finance Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another), “good consideration”, “change of position” or similar defenses (whether at law or in equity) to its obligation to return any Rescindable Amount.

(c)	The Administrative Agent shall inform each Lender or other Finance Party that it has received a Rescindable Amount promptly upon determining that any payment made to such Person comprised, in whole or in part, a Rescindable Amount.

(d)	Each Person’s obligations, agreements and waivers under this Section 18.3 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or other Finance Party, the termination of the Total Commitment Amount and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Finance Document.

Article 19
MISCELLANEOUS

19.1	Notices

All notices and other communications provided for in this Agreement shall be in writing and shall be personally delivered to an officer or other responsible employee of the addressee or sent by telefacsimile, charges prepaid, at or to the applicable addresses, telefacsimile numbers or email address, as the case may be, set out opposite the parties’ name on the signature page hereof or at or to such other address or addresses, telefacsimile number or numbers or email address as any party to this Agreement may from time to time designate to the other parties in such manner. Any communication which is personally delivered as aforesaid shall be deemed to have been validly and effectively given on the date of such delivery if such date is a Banking Day and such delivery is received before 4:00 p.m. (New York time); otherwise, it shall be deemed to have been validly and effectively given on the Banking Day next following such date of delivery. Any communication which is transmitted by telefacsimile or email as aforesaid shall be deemed to have been validly and effectively given on the date of transmission if such date is a Banking Day and such transmission was received before 4:00 p.m. (New York time); otherwise, it shall be deemed to have been validly and effectively given on the Banking Day next following such date of transmission.

19.2	Severability

Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement.

19.3	Counterparts

This Agreement may be executed in one or more counterparts, and by means of facsimile or other electronic form, including PDF, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.

19.4	Successors and Assigns

This Agreement shall enure to the benefit of and shall be binding upon the parties to this Agreement and their respective successors and permitted assigns.

19.5	Assignment

(a)	Neither the Credit Documents nor the benefit thereof may be assigned by the Borrower.

(b)	A Lender may at any time sell to one or more other persons (“Participants”) participating interests in any credit outstanding under this Agreement, any commitment of such Lender under this Agreement or any other interest of the Lender under this Agreement. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the Borrower shall remain unchanged and such Lender shall remain solely entitled to enforce its rights under this Agreement, such Lender shall remain solely responsible for the performance thereof and the Borrower shall continue to be obligated to such Lender in connection with such Lender’s rights under this Agreement. The Borrower agrees that if amounts outstanding under this Agreement are due and unpaid, or shall have been declared to be or shall have become due and payable upon the occurrence of an Event of Default, or any Default which might mature into an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as the relevant Lender under this Agreement. The Borrower also agrees that each Participant shall be entitled to the benefits of Article 8 with respect to its participation under this Agreement and for the purposes of Article 8 such Participant shall be deemed to be a Lender to the extent of such participation, provided, that such Participant shall have complied with obligations of a Lender provided in Article 8 and that no Participant shall be entitled to receive any greater amount pursuant to such Article than the relevant Lender would have been entitled to receive in respect of the amount of the participation transferred by the relevant Lender to such Participant had no such transfer occurred, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(c)	With the prior written consent of (a) the Borrower (which consent shall not be required (i) if such sale is to one or more other Lenders or to an Affiliate of any Lender or (ii) in circumstances where a Default or Event of Default has occurred and is continuing) and (b) the Administrative Agent, which consent, in each case, shall not be unreasonably withheld, as concerns any sale of any rights under or in connection with the Facility, a Lender may at any time sell all or any part of its rights and obligations under the Credit Documents to one or more Persons (“Purchasing Lenders”). No consent shall be required in the case of the sale by a Lender to its Affiliate. Upon such sale, the Lender shall, to the extent of such sale, be released from its obligations under the Credit Documents and each of the Purchasing Lenders shall become a party to the Credit Documents to the extent of the interest so purchased provided, however, no Lender that is a Defaulting Lender shall be released from any obligation in respect of any damages arising in connection with it being or becoming a Defaulting Lender. Any such assignment shall be for Individual Commitments of an amount equal to or no less than $10,000,000 and the entirety of the assigning Lender’s Individual Commitments under the Facility and, following such assignment, the assigning Lender shall either retain an Individual Commitment of $10,000,000 under the Facility or have assigned the entirety of its Individual Commitments. Any such assignment by a Lender shall not be effective unless and until such Lender has paid to the Administrative Agent an assignment fee in the amount of $3,500 for each Purchasing Lender, unless and until the Purchasing Lender has executed an instrument substantially in the form of Schedule E whereby the Purchasing Lender has agreed to be bound by the terms of the Credit Documents as a Lender and has agreed to a specific Individual Commitment and a specific address, telefacsimile number and email for the purpose of notices as provided in Section 19.1 and unless and until the requisite consents to such assignment have been obtained, unless and until a copy of a fully executed copy of such instrument has been delivered to each of the Administrative Agent, the Borrower. Upon any such assignment becoming effective, Schedule A shall be deemed to be amended to include the Purchasing Lender as a Lender with the specific Individual Commitment, address and telefacsimile number and email as aforesaid and the Individual Commitment of the Lender making such assignment shall be deemed to be reduced by the amount of the Individual Commitment of the Purchasing Lender. Notwithstanding the foregoing, no consent of any Person shall be required, nor shall any assignment fee be payable, where a Lender assigns all or any part of its rights and obligations under this Agreement to one or more other Lenders or pledges or assigns its rights under this Agreement as security to a Federal Reserve Bank of the United States, the Bank of Canada or the European Central Bank.

(d)	The Borrower authorizes the Administrative Agent and the Lenders to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee or any professional advisor of any Transferee or prospective Transferee and authorizes each of the Lenders to disclose to any other Lender any and all financial information in their possession concerning the Obligors which has been delivered to them by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to them by or on behalf of the Borrower in connection with their credit evaluation of the Obligors prior to becoming a party to this Agreement, so long as any such Transferee agrees not to disclose any confidential, non-public information to any Person other than its non-brokerage affiliates, employees, accountants or legal counsel, unless required by law and authorizes each of the Lenders to disclose to any other Lender and to any Person where disclosure is required by law, regulation, legal process or regulatory authority (for certainty under any circumstance and not solely in connection with assignment of rights).

19.6	Replacement of a Lender

(a)	Notwithstanding anything contained in this Agreement to the contrary, if:

(i)	any Lender, but not all of the Lenders, who has an Individual Commitment seeks additional compensation pursuant to Section 8.2 (for the purposes of this Section, the “Affected Lender”);

(ii)	any Lender becomes a Defaulting Lender,

then, in the case of each such Affected Lender or Defaulting Lender (each, a “Terminated Lender”) the Borrower may, by giving written notice to the Administrative Agent and such Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and Individual Commitments, if any, in full to one or more Persons (each a “Replacement Lender”) in accordance with the provisions of this Section 19.6 and the consent rights of the Administrative Agent in Section 19.5(c) provided, however, that incumbent Lenders shall have the right to assume any such Loans and Individual Commitments in accordance with their Pro Rata Shares in priority to any Person which is not a Lender at the time that the Borrower provided the afore-mentioned notice to the Administrative Agent. The Replacement Lender or Replacement Lenders shall, in the aggregate, advance all (but not part) of the Terminated Lender’s Pro Rata Share of the affected credit and, in the aggregate, assume all (but not part) of the Terminated Lender’s Individual Commitments and obligations under the Facility and acquire all (but not part) of the rights of the Terminated Lender and assume all (but not part) of the obligations of the Terminated Lender under each of the other Credit Documents to the extent they relate to the Facility (but in no event shall any other Lender or the Administrative Agent be obliged to do so).

(b)	With respect to such advance, acquisition and assumption, the Pro Rata Share of such credit of each Replacement Lender and the Individual Commitments and the obligations of such Replacement Lender under the Facility and the rights and obligations of such Replacement Lender under each of the other Credit Documents to the extent they relate to the Facility shall be increased by its respective pro rata share (based on the relative Individual Commitments of the Replacement Lenders) of the Terminated Lender’s Pro Rata Share of such credit and Individual Commitments and obligations and rights and obligations under each of the other Credit Documents to the extent they relate to the Facility on a date mutually acceptable to the Replacement Lenders and the Borrower. On such date, each of the Replacement Lenders shall execute an instrument substantially in the form of Schedule E and shall extend to the Borrower the Terminated Lender’s Pro Rata Share of such credit and shall prepay to the Terminated Lender the Loans of the Terminated Lender then outstanding, together with all interest accrued thereon and all other amounts owing to the Terminated Lender under this Agreement, and, upon such advance and prepayment by the Replacement Lenders, the Terminated Lender shall cease to be a “Lender” for purposes of this Agreement and shall no longer have any obligations under this Agreement. In addition to the foregoing, in respect of any Replacement Lender that is not, on the relevant date, an existing Lender, such Replacement Lender shall execute and deliver a joinder agreement in form and substance satisfactory to the Borrower and the Administrative Agent, which shall be executed and delivered by the Borrower and the Administrative Agent, and each such Replacement Lender shall be bound by the terms of the Credit Documents as a Lender. Upon the assumption of the Terminated Lender’s Individual Commitments as aforesaid by a Replacement Lender, Schedule A shall be deemed to be amended to reflect the amended or new Individual Commitments of such Replacement Lenders pursuant to the respective amounts of such assumptions.

19.7	Entire Agreement

This Agreement and the agreements referred to in this Agreement and delivered pursuant to this Agreement (including, without limitation, the Fee Letter) constitute the entire agreement between the parties to this Agreement and supersede any prior agreements, undertakings, declarations, representations and understandings, both written and verbal, in respect of the subject matter hereof.

19.8	Waiver of Jury Trial

Each of the Borrower and the Finance Parties to this Agreement hereby expressly, knowingly, voluntarily and intentionally waives the right any of them may have to a trial by jury in respect of any litigation based on, or arising out of, under or in connection with this Agreement or any other Finance Document, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any Finance Party relating to this Agreement or any Finance Document. This provision is a material inducement for the Finance Parties to enter into this Agreement.

19.9	USA Patriot Act

To the extent that it is subject to the requirements of the Patriot Act or any other anti-money laundering rules and regulations applicable to a Finance Party, each Finance Party hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act or any other anti-money laundering rules and regulations applicable to such Finance Party and the customer due diligence requirements for financial institutions of the Financial Crimes Enforcement Network (as published at 81 FR 29397, 31 CFR 1010, 1020, 1023, 1024, and 1026), it is required to obtain, verify and record information that identifies the Borrower and its direct and indirect beneficial owners, which information includes the name and address of such Persons and other information that will allow such Finance Party, as the case may be, to identify the Borrower and its direct and indirect beneficial owners in accordance with the USA Patriot Act or any other anti-money laundering rules and regulations applicable to such Finance Parties and the customer due diligence requirements for financial institutions of the Financial Crimes Enforcement Network. The Borrower agrees that it will promptly provide each Finance Party with such information as it may request in order for such Finance Party, respectively, to satisfy the requirements of the USA Patriot Act or any other anti-money laundering rules and regulations applicable to such Finance Party.

19.10	No Third-Party Beneficiaries

Except as expressly set forth in Section 19.17, the agreement of the Lenders to make the Loans to the Borrower, on the terms and conditions set forth in this Agreement, is solely for the benefit of the Borrower and the Finance Parties, and no other Person (including any contractor, subcontractor, supplier, workman, carrier, warehouseman or materialman furnishing labor, supplies, goods or services to or for the benefit of the Mine) shall have any rights under this Agreement or under any other Finance Document or with respect to any extension of credit contemplated by this Agreement.

19.11	Waiver of Immunity

(a)	The Borrower acknowledges and agrees that the activities contemplated by the provisions of the Finance Documents are commercial in nature rather than governmental or public and therefore acknowledges and agrees that it is not entitled to any right of immunity on the grounds of sovereignty or otherwise with respect to such activities or in any legal action or proceeding arising out of or relating to the Finance Documents. To the extent permitted by Applicable Law, the Borrower, in respect of itself, its process agents and its properties and revenues, expressly and irrevocably waives any such right of immunity which may now or hereafter exist (including any immunity from the jurisdiction of any court or from any suit, execution, attachment (whether provisional or final, in aid of execution, prior to judgment or otherwise) or other legal process (including in any jurisdiction where immunity (whether or not claimed) may be attributed to it or its assets)) or claim thereto which may now or hereafter exist and irrevocably agrees not to assert any such right or claim of immunity in any such action or proceeding to the fullest extent permitted now or in the future by the laws of any such jurisdiction.

(b)	The Borrower agrees that the waivers set forth in paragraph (a) above shall have the fullest effect permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America (28 U.S.C. §§ 1602-1611) and are intended to be irrevocable and not subject to withdrawal for purposes of such Act.

19.12	Further Assurances

The Borrower shall, and shall cause each other Obligor and Specified Entity to, from time to time and at all times hereafter, upon every reasonable request of the Administrative Agent, make, do, execute, and deliver or cause to be made, done, executed and delivered all such further acts, deeds, assurances and things as may be necessary in the reasonable opinion of the Administrative Agent for more effectually implementing and carrying out the true intent and meaning of the Credit Documents or any agreement delivered pursuant to this Agreement or thereto and such additional security, legal opinions, consents, approvals, acknowledgements, undertakings, non-disturbance agreements, directions and negotiable documents of title in connection with the property and assets of the Obligor, in form and substance satisfactory to the Administrative Agent, as the Administrative Agent may reasonably from time to time reasonably request, to ensure (a) that all Secured Assets are subject to a Lien in favour of the Administrative Agent and (b) the intended first ranking priority of such Liens.

19.13	Judgment Currency

(a)	If, for the purpose of obtaining or enforcing judgment against the Borrower in any court in any jurisdiction, it becomes necessary to convert into a particular currency (such currency being hereinafter in this Section 19.13 referred to as the “Judgment Currency”) an amount due in another currency (such other currency being hereinafter in this Section 19.13 referred to as the “Indebtedness Currency”) under this Agreement, the conversion shall be made at the rate of exchange prevailing on the Banking Day immediately preceding:

(i)	the date of actual payment of the amount due, in the case of any proceeding in the courts of a jurisdiction that will give effect to such conversion being made on such date; or

(ii)	the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 19.13(a)(ii) being hereinafter in this Section 19.13 referred to as the “Judgment Conversion Date”).

(b)	If, in the case of any proceeding in the court of any jurisdiction referred to in Section 19.13(a)(ii), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the Borrower shall pay to the appropriate judgment creditor or creditors such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Indebtedness Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.

(c)	Any amount due from the Borrower under the provisions of Section 19.13(b) shall be due to the appropriate judgment creditor or creditors as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement.

(d)	The term “rate of exchange” in this Section 19.13 means the rate at which in accordance with normal banking procedures a Finance Party, as applicable, could convert the Indebtedness Currency into the Judgment Currency on the day in question.

19.14	Anti-Money Laundering Legislation

The Borrower acknowledges that, pursuant to Anti-Money Laundering and Terrorism Legislation, the Finance Parties may be required to obtain, verify and record information regarding each Obligor and Specified Entity, their respective directors, authorized signing officers, or other persons in Control of such Obligor (other than any shareholder of the Borrower), and the transactions contemplated by the Finance Documents, and disclose such information to Official Bodies. The Borrower consents to such information being obtained, verified, recorded and disclosed to Official Bodies and agrees to promptly provide to the Finance Parties all such information, including supporting documentation and other evidence, as may be reasonably requested by a Finance Party, or any prospective Transferee or in order to comply with Anti- Money Laundering and Terrorism Legislation.

19.15	Interest Rate Limitation

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

19.16	Disclosure

(a)	Each of the Administrative Agent and the other Finance Parties agrees to use all Information solely for the purposes of providing services that are the subject of the Finance Documents and shall treat confidentially all such Information, except that Information may be disclosed:

(i)	to it, its Affiliates and its Affiliates’ respective partners, directors, officers, employees, agents, credit insurers and reinsurers, advisors and representatives (where the Persons to whom disclosure is made will be informed of the confidential nature of the Information and agree to be bound by the provisions of this Section 19.16 or enter into an agreement containing provisions substantially the same as the provisions of this Section 19.16);

(ii)	to the extent requested, and where such disclosure is required by Applicable Law, by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority);

(iii)	to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process;

(iv)	to any other Finance Party;

(v)	in connection with the exercise of any remedies under any Credit Document or any action or proceeding relating to any Credit Document or the enforcement of rights under the Credit Documents;

(vi)	subject to an agreement containing provisions substantially the same as those of this Section, to:

(A)	any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement; or

(B)	any actual or prospective counterparty (or its advisors) to any Risk Management Agreement, credit-linked note or similar transaction relating to the Borrower and the Secured Obligations, and any credit insurance or reinsurance provider relating to the Borrower and its Secured Obligations,

(vii)	with the consent of the Borrower; or

(viii)	to the extent Information:

(A)	becomes publicly available other than as a result of a breach of this Section; or

(B)	becomes available to the Administrative Agent or any Finance Party on a non-confidential basis from a source other than an Obligor.

(b)	For purposes of this Section, “Information” means all information received in connection with any Credit Document from any Obligor relating to any Obligor or any of its Subsidiaries or any of their respective businesses, other than any such information that was available to the Administrative Agent or any other Finance Party on a non-confidential basis before such receipt. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if the Person has exercised the same degree of care to maintain the confidentiality of the Information as the Person would accord to its own confidential information. In addition, the Administrative Agent may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the Facility as is necessary to assign unique identifiers, it being understood that the Person to whom disclosure is made will be informed of the confidential nature of the Information and instructed to make available to the public only such Information as the Person normally makes available in the course of its business of assigning identification numbers.

(c)	In addition, the Administrative Agent may provide customary information including details of the Obligors, the amount, term, purpose, pricing and repayment requirements of the Facility and the principal covenants contained in this Agreement to Loan Pricing Corporation and/or other recognized trade publishers of information for general circulation in the loan market.

19.17	Acknowledgment

(a)	BMO hereby expressly acknowledge that the social shares which represents the Participating Interest (as defined in the LGJV Agreement) are previously pledged in favor of Dowa while there are amounts pending payment in favor of Dowa pursuant to that certain Confirmation Agreement, dated as of July 12, 2021, among Dowa, the Borrower and the LGJV (the “Confirmation Agreement”), said pledge will have priority over, and prevail over, any other security interest. Prior to the payment in full of the Confirmation Agreement, Dowa shall be a third party beneficiary of this Section 19.17 with respect to all such rights, benefits and privileges and shall have all of the rights and benefits of a third party beneficiary in respect of such section, including an independent right of action to enforce such rights, benefits and privileges, without the consent or joinder of any other Person, against any or all of the Obligors and the Lenders, and such rights, benefits and privileges under this Section 19.17 shall not be modified or amended without the consent of Dowa.

19.18	Amendment and Restatement

(a)	This Agreement amends and restates the First Amended and Restated Credit Agreement in its entirety, with the parties hereby agreeing that there is no novation of the First Amended and Restated Credit Agreement Credit Agreement. The rights and obligations of the parties under the First Amended and Restated Credit Agreement shall be subsumed within and be governed by this Agreement.

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IN WITNESS WHEREOF the parties to this Agreement have executed and delivered this Agreement on the date first written above.

GATOS SILVER, Inc., as Borrower
Gatos Silver, Inc.
925 W Georgia Street, Suite 910,
Vancouver, British Columbia V6C 2G3
Email: avanniekerk@gatossilver.com	Per:	/s/ André van Niekerk
Email: legalnotices@gatossilver.com		Name: André van Niekerk
Title: CFO

With a copy (which shall not constitute notice) to:
	Per:	/s/ Nicolas Vachon
Snell & Wilmer L.L.P.		Name: Nicolas Vachon
Tabor Center		Title: VP, Finance
1200 Seventeenth Street
Suite 1900
Denver, CO 80202-5854
Attention: Jason B. Brinkley

BANK OF MONTREAL, CHICAGO BRANCH, as Lender

Per:	/s/ Grace Chan
Name: Grace Chan
Title: Vice President, Corporate Banking

Per:
Name:
Title:

BMO Capital Markets	BANK OF MONTREAL, CHICAGO BRANCH, as Administrative Agent
Corporate Banking - Metals and Mining
100 King St. W.
Toronto, Ontario, M5H 1H3
	Per:	/s/ Grace Chan
Attention: Chris Henstock, Managing Director		Name: Grace Chan
Email: chris.henstock@bmo.com		Title: Vice President, Corporate Banking

Per:
Name:
Title: